                                                       Form 8-K
                                                       (March 21, 2001)
                                                       Exhibit 2


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          BRIGGS & STRATTON CORPORATION

                             GPP MERGER CORPORATION

                         GENERAC PORTABLE PRODUCTS, INC.

                                       AND

                  THE BEACON GROUP III - FOCUS VALUE FUND, L.P.

                           DATED AS OF MARCH 21, 2001

                                TABLE OF CONTENTS

ARTICLE I
         DEFINITIONS                                              1
1.1      Accounts                                                 1
1.2      Acquisition                                              2
1.3      Affiliate or Affiliates                                  2
1.4      Agreement                                                2
1.5      Briggs                                                   2
1.6      Briggs Closing Certificate                               2
1.7      Briggs Counsel Opinion                                   2
1.8      Cash Amount                                              2
1.9      Certificate of Merger                                    2
1.10     Closing                                                  2
1.11     Closing Date                                             2
1.12     Code                                                     2
1.13     Common Stock                                             2
1.14     Confidentiality Agreement                                2
1.15     Contracts                                                3
1.16     Disclosure Schedule                                      3
1.17     Dissenting Share                                         3
1.18     Employee Benefit Plans                                   3
1.19     Equipment                                                3
1.20     ERISA                                                    3
1.21     Escrow Agent                                             3
1.22     Escrow Agreement                                         3
1.23     Escrow Deposit                                           3
1.24     Estimated Cash Amount                                    4
1.25     Existing Contracts                                       4
1.26     Existing Indebtedness                                    4
1.27     Existing Insurance Policies                              4
1.28     Existing Investments                                     4
1.29     Existing Liens                                           4
1.30     Existing Litigation                                      4
1.31     Existing Permits                                         4
1.32     Existing Plans                                           4
1.33     Financial Information                                    4
1.34     GAAP                                                     5
1.35     GPP                                                      5
1.36     GPPD                                                     5
1.37     GPP Closing Certificate                                  5
1.38     GPP Counsel Opinion                                      5
1.39     GPP Group                                                5

1.40     GPPW                                                     5
1.41     HSR Act                                                  5
1.42     Indebtedness                                             5
1.43     Indemnifying Shareholder                                 5
1.44     Intangible Assets                                        5
1.45     Inventory                                                6
1.46     Investment                                               6
1.47     Knowledge of GPP                                         6
1.48     Law                                                      6
1.49     Lien                                                     6
1.50     LLC                                                      6
1.51     Material Adverse Effect                                  6
1.52     Merger                                                   6
1.53     Merger Payment Statement                                 6
1.54     Merger Price                                             7
1.55     Notes                                                    7
1.56     Offsets                                                  7
1.57     Option                                                   7
1.58     Paying Agent                                             7
1.59     Paying Agent Agreement                                   7
1.60     Per Share Merger Price                                   7
1.61     Permitted Liens                                          7
1.62     Person                                                   7
1.63     Preferred Stock                                          8
1.64     Real Property                                            8
1.65     Records                                                  8
1.66     Shareholder                                              8
1.67     Special Indemnity Matters                                8
1.68     Subsidiary                                               9
1.69     Transaction Costs                                        9
1.70     U.K. Business                                           10
1.71     U.K. Property                                           10
1.72     United Kingdom                                          10
1.73     Warrant                                                 10
1.74     Other Terms                                             10

ARTICLE II
         THE MERGER                                              11
2.1      The Merger                                              11
2.2      Effective Time of Merger                                11
2.3      Corporate Matters                                       11
2.4      Conversion of Stock                                     12
2.5      Procedure for Payment of Cash Amount                    13
2.6      Adjustment of Cash Amount                               13
2.7      Earnout                                                 17

ARTICLE III
         OTHER AGREEMENTS                                        18
3.1      Access and Cooperation                                  18
3.2      Disclosure Schedule                                     19
3.3      Duties Concerning the Closing                           20
3.4      Deliveries of Information; Consultation                 20
3.5      Acquisition Proposals                                   20
3.6      Public Announcements                                    21
3.7      Employee and Employee Benefit Matters                   21
3.8      Noncompetition                                          22
3.9      Representative                                          24
3.10     Shareholder Approval                                    24
3.11     HSR and Foreign Competition Filings                     25
3.12     Notes                                                   25
3.13     Collection of Accounts                                  26
3.14     Obsolete Inventory                                      26
3.15.    Director and Officer Indemnification                    27
3.16.    Certain Financing Matters                               27
3.17.    Estoppel Certificates                                   27
3.18.    Pay-Out Letter                                          27
3.19.    Title Policy                                            27

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF GPP                   28
4.1      Organization; Business                                  28
4.2      Ownership; Capitalization                               28
4.3      Authorization; Enforceability                           29
4.4      No Violation or Conflict                                29
4.5      Financial Information; Books and Records                30
4.6      Assets                                                  30
4.7      Contingent and Undisclosed Liabilities                  31
4.8      Taxes                                                   32
4.9      Absence of Certain Changes                              35
4.10     Existing Plans                                          36
4.11     Compliance with Law                                     38
4.12     Litigation                                              39
4.13     Existing Contracts                                      39
4.14     Performance of Contracts                                41
4.15     Existing Insurance Policies                             42
4.16     Environmental Protection                                42
4.17     Labor Matters                                           44
4.18     Brokers                                                 45
4.19     Disclosure                                              45
4.20     Intangible Assets                                       45
4.21     Product Matters                                         46
4.22     Customers; Suppliers; Certifications                    46

4.23     Relationships with Related Parties                      46
4.24     Real Property                                           47
4.25     Data Protection                                         48

ARTICLE V
         REPRESENTATIONS AND WARRANTIES                          48
5.1      Organization; Business                                  49
5.2      Authorization; Enforceability                           49
5.3      No Violation or Conflict                                49
5.4      Ownership                                               49

ARTICLE VI
         REPRESENTATIONS AND WARRANTIES OF BRIGGS                49
6.1      Organization; Business                                  49
6.2      Authorization; Enforceability                           50
6.3      No Violation or Conflict                                50
6.4      Brokers                                                 50
6.5      Consents and Approvals                                  50
6.6      Financing                                               50
6.7      Litigation                                              50

ARTICLE VII
         CONDUCT OF BUSINESS BY GPP PENDING THE MERGER           51
7.1      Carry on in Regular Course                              51
7.2      Use of Assets                                           51
7.3      No Default                                              51
7.4      Existing Insurance Policies                             51
7.5      Employment Matters                                      51
7.6      Contracts and Commitments                               51
7.7      Preservation of Relationships                           51
7.8      Compliance with Laws                                    51
7.9      Taxes                                                   51
7.10     Indebtedness                                            52
7.11     Amendments                                              52
7.12     Issuance of Stock or Membership Interests               52
7.13     Dividends; Redemption                                   52
7.14     No Dispositions or Acquisitions                         52
7.15     Capital Expenditures                                    52

ARTICLE VIII
         CONDITIONS PRECEDENT TO THE OBLIGATIONS
         OF BRIGGS AND ACQUISITION                               52
8.1      Compliance with Agreement                               52
8.2      No Litigation                                           52
8.3      Representations and Warranties of GPP
         and the Indemnifying Shareholder                        53
8.4      No Material Adverse Effect                              53

8.5      HSR Act Waiting Period and Foreign
         Competition Filings                                     53
8.6      Consents and Approvals                                  54
8.7      Shareholder Approval                                    54
8.8      Certificate of Merger                                   54
8.9      Closing Deliveries                                      54
8.10     [Intentionally Omitted]                                 55
8.11     Financing                                               55
8.12     Shareholders Agreement                                  55
8.13     Securities Law Compliance                               55
8.14     Title Policy                                            55
8.15     Employment Contract                                     55
8.16     Environmental and Branch Registration Matters           55

ARTICLE IX
         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF GPP          56
9.1      Compliance with Agreement                               56
9.2      No Litigation                                           56
9.3      Representations and Warranties of Briggs                56
9.4      Consents and Approvals                                  56
9.5      HSR Act Waiting Period and Foreign Competition
         Filings                                                 57
9.6      Shareholder Approval                                    57
9.7      Certificate of Merger                                   57
9.8      Estimated Cash Amount                                   57
9.9      Deliveries                                              57

ARTICLE X
         INDEMNITIES                                             58
10.1     Indemnity by Shareholders                               58
10.2     Indemnity by Briggs                                     59
10.3     Provisions Regarding Indemnities                        59
10.4     Indemnification Procedure                               62

ARTICLE XI
         DISPUTE RESOLUTION MECHANISMS                           64
11.1     Dispute                                                 64
11.2     Process                                                 64
11.3     Negotiations                                            64
11.4     Mediation                                               64
11.5     Submission to Adjudication                              65
11.6     General                                                 65

ARTICLE XII
         TERMINATION; MISCELLANEOUS                              66
12.1     Termination                                             66
12.2     Rights Surviving Termination; Waiver                    67
12.3     Survival of Representations and Warranties              67
12.4     Entire Agreement; Amendment                             67

12.5     Expenses                                                67
12.6     Governing Law                                           67
12.7     Assignment                                              68
12.8     Notices                                                 68
12.9     Counterparts; Headings                                  69
12.10    Interpretation                                          69
12.11    Severability                                            69
12.12    Specific Performance                                    70
12.13    No Reliance                                             70
12.14    Exhibits and Disclosure Schedule                        70
12.15    No Strict Construction                                  70
12.16    Third Party Beneficiaries                               70
12.17    Waiver of Jury Trial                                    70
12.18    Certain Indemnification Matters                         70

SIGNATURES                                                       71

EXHIBITS

1.       Form of Briggs Closing Certificate
2.       Form of Briggs  Counsel Opinion
3.       Form of Certificate of Merger
4.       Form of Escrow Agreement
5.       Form of GPP Closing Certificate
6.       Form of GPP Counsel Opinion
7.       Form of Paying Agent Agreement
8.       Criteria for Obsolete Inventory

                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER is made as of this 21st day of March, 2001 by and among BRIGGS & STRATTON CORPORATION, GPP MERGER CORPORATION, GENERAC PORTABLE PRODUCTS, INC., and THE BEACON GROUP III - FOCUS VALUE FUND, L.P.

                                    RECITALS

                  WHEREAS, Briggs desires to acquire all of the outstanding shares of capital stock of GPP; and

                  WHEREAS, the respective Boards of Directors of Briggs and Acquisition have: (a) determined that the merger of GPP and Acquisition pursuant to, and subject to all of the terms and conditions of, this Agreement is advisable, fair to, and in the best interests of, Briggs and Acquisition and their respective shareholders; and (b) approved the Merger, this Agreement and the transactions contemplated by this Agreement; and

                  WHEREAS, the Board of Directors of GPP has: (a) determined that the merger of GPP and Acquisition pursuant to, and subject to all of the terms and conditions of, this Agreement is advisable, fair to, and in the best interests of, GPP and its shareholders; and (b) approved the Merger, this Agreement and the transactions contemplated by this Agreement; and

                  WHEREAS, Briggs, GPP and Acquisition desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

                  NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                   ARTICLE I
                                  DEFINITIONS

                  When used in this Agreement, the following terms shall have the meanings specified:

                  1.1 Accounts. "Accounts" shall mean all of the accounts receivable, notes receivable and similar rights of GPP or an Affiliate.

                  1.2 Acquisition. "Acquisition" shall mean GPP Merger Corporation, a Delaware corporation and a wholly owned Subsidiary of Briggs.

                  1.3 Affiliate or Affiliates. "Affiliate" or "Affiliates" shall mean any one or more of GPPD, GPPW or LLC, as the case may be.

                  1.4 Agreement. "Agreement" shall mean this Agreement and Plan of Merger, the Exhibits attached hereto and the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

                  1.5 Briggs. "Briggs" shall mean Briggs & Stratton Corporation, a Wisconsin corporation.

                  1.6 Briggs Closing Certificate. "Briggs Closing Certificate" shall mean the closing certificate of Briggs in substantially the form of
EXHIBIT 1 attached to this Agreement.


                  1.7 Briggs Counsel Opinion. "Briggs Counsel Opinion" shall mean the opinion of Quarles & Brady LLP in substantially the form of EXHIBIT 2 attached to this Agreement.

                  1.8 Cash Amount. "Cash Amount" shall mean an amount equal to:
(a) Fifty-Five Million and 00/100 Dollars ($55,000,000); minus (b) the greater of the amount, if any, by which the Stockholders Equity is less than One Hundred Three Million and 00/100 Dollars ($103,000,000) or the amount, if any, by which the Working Capital of the GPP Group is less than Sixty-Five Million and 00/100 Dollars ($65,000,000); minus (c) the Transaction Costs.

                  1.9 Certificate of Merger. "Certificate of Merger" shall mean the Certificate of Merger in substantially the form of EXHIBIT 3 attached hereto.

                  1.10 Closing. "Closing" shall mean the conference to be held at 10:00 A.M., Central Daylight Time, on the Closing Date at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

                  1.11 Closing Date. "Closing Date" shall mean the later of: (a) April 30, 2001; or (b) such date which is two business days after satisfaction or waiver of the conditions (excluding conditions that, by their terms, are to be satisfied on the Closing Date) set forth in Articles VIII and IX.

                  1.12 Code. "Code" shall mean the Internal Revenue Code of 1986, as the same may be in effect from time to time.

                  1.13 Common Stock. "Common Stock" shall mean the twelve thousand (12,000) authorized shares of GPP's common stock, $.01 par value per share.

                  1.14 Confidentiality Agreement. "Confidentiality Agreement" shall mean the letter agreement between LLC and Briggs dated as of November 30, 2000, as the same may be amended from time to time in accordance with its terms.

                  1.15 Contracts. "Contracts" shall mean all of the contracts, agreements, leases, licenses and commitments to which GPP or an Affiliate is a party or by which GPP or an Affiliate is bound.

                  1.16 Disclosure Schedule. "Disclosure Schedule" shall mean the Disclosure Schedule, dated the date of this Agreement, delivered by GPP to Briggs contemporaneously with the execution and delivery of this Agreement, as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

                  1.17 Dissenting Share. "Dissenting Share" shall mean a share of Common Stock held by any shareholder of GPP who has exercised such shareholder's appraisal rights under the DGCL.

                  1.18 Employee Benefit Plans. "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, employment agreement, or any other plan or program to provide retirement income, health and welfare benefits, fringe benefits or other benefits to former or current employees of GPP or an Affiliate, whether or not such plan is in writing.

                  1.19 Equipment. "Equipment" shall mean all machinery, toolings, equipment, furniture, fixtures, motor vehicles, furnishings, parts, tools, dies, jigs, patterns, machine tools, office equipment, transportation equipment, computers, leasehold improvements, construction in progress and other items of tangible personal property which are owned by GPP or an Affiliate and used by or useful to GPP or an Affiliate in the operation of their respective businesses.

                  1.20 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

                  1.21 Escrow Agent. "Escrow Agent" shall mean the escrow agent which is a party to the Escrow Agreement.

                  1.22 Escrow Agreement. "Escrow Agreement" shall mean the Escrow Agreement among Briggs, the Representative and the Escrow Agent in substantially the form of EXHIBIT 4 attached hereto, as the same may be amended from time to time in accordance with its terms.

                  1.23 Escrow Deposit. "Escrow Deposit" shall mean an amount equal to: (a) Eight Million One Hundred Thousand and 00/100 Dollars ($8,100,000); plus (b) the amount, if any, by which the Additional Escrow Amount exceeds Four Million One Hundred Thousand and 00/100 Dollars ($4,100,000). For purposes hereof, the "Additional Escrow Amount" shall equal Six Million One Hundred Thousand and 00/100 Dollars ($6,100,000) multiplied by a fraction, the numerator of which is the aggregate principal amount of Notes outstanding after consummation of the Tender Offer and the denominator of which is One Hundred Ten Million and 00/100 Dollars ($110,000,000).

                  1.24 Estimated Cash Amount. "Estimated Cash Amount" shall be an amount equal to: (a) Fifty-Five Million and 00/100 Dollars ($55,000,000); minus (b) the greater of the amount, if any, by which the Estimated Stockholders Equity is less than One Hundred Three Million and 00/100 Dollars ($103,000,000) or the amount, if any, by which the Estimated Working Capital of the GPP Group is less than Sixty-Five Million and 00/100 Dollars ($65,000,000); minus (c) the Transaction Costs.

                  1.25 Existing Contracts. "Existing Contracts" shall mean those Contracts that are listed or briefly described on the Disclosure Schedule.

                  1.26 Existing Indebtedness. "Existing Indebtedness" shall mean all of the Indebtedness of GPP or an Affiliate, all of which is listed on the Disclosure Schedule.

                  1.27 Existing Insurance Policies. "Existing Insurance Policies" shall mean all of the insurance policies currently in effect and owned by GPP or an Affiliate, all of which are listed on the Disclosure Schedule.

                  1.28 Existing Investments. "Existing Investments" shall mean all Investments of GPP or an Affiliate, all of which are listed on the Disclosure Schedule.

                  1.29 Existing Liens. "Existing Liens" shall mean all Liens affecting any of the material assets of GPP or an Affiliate, all of which are listed on the Disclosure Schedule.

                  1.30 Existing Litigation. "Existing Litigation" shall mean those suits, audit inquiries from governmental authorities, charges, workers compensation claims, claims for bodily injury, product warranty claims, litigation, arbitrations, and similar proceedings, governmental investigations, citations and similar actions of any kind to which GPP or an Affiliate is a party, which are listed on the Disclosure Schedule.

                  1.31 Existing Permits. "Existing Permits" shall mean all permits, licenses, approvals, qualifications, permissions and governmental authorizations (including Environmental Permits) obtained or held by GPP or an Affiliate with respect to the conduct of their respective businesses as presently conducted, all of which are listed on the Disclosure Schedule.

                  1.32 Existing Plans. "Existing Plans" shall mean all Employee Benefit Plans of GPP or an Affiliate, all of which are listed on the Disclosure Schedule.

                  1.33 Financial Information. "Financial Information" shall mean:

                  (a) the audited consolidated financial statements of the GPP Group for the fiscal years ended December 31, 2000 (which will be delivered to Briggs by March 31, 2001 pursuant to Section 3.4) and December 31, 1999; and

                  (b) the unaudited consolidated financial statements of the GPP Group for the fiscal year ended December 31, 2000 and the interim period ended February 24, 2001.

                  1.34 GAAP. "GAAP" shall mean generally accepted accounting principles as consistently applied by the GPP Group throughout all periods.

                  1.35 GPP. "GPP" shall mean Generac Portable Products, Inc., a Delaware corporation.

                  1.36 GPPD. "GPPD" shall mean GPPD, Inc., a Delaware corporation.

                  1.37 GPP Closing Certificate. "GPP Closing Certificate" shall mean the closing certificates of GPP and the Indemnifying Shareholder in substantially the form of EXHIBIT 5 attached to this Agreement.

                  1.38 GPP Counsel Opinion. "GPP Counsel Opinion" shall mean one or more opinions of counsel to GPP containing the opinions set forth in EXHIBIT 6 attached to this Agreement.

                  1.39 GPP Group. "GPP Group" shall mean GPP and the Affiliates.

                  1.40 GPPW. "GPPW" shall mean GPPW, Inc., a Wisconsin corporation.

                  1.41 HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  1.42 Indebtedness. "Indebtedness" shall mean all liabilities or obligations of the relevant Person, whether primary or secondary or absolute or contingent: (a) for borrowed money; (b) that are evidenced by notes, bonds, debentures or similar instruments; or (c) that secure the liabilities or obligations of others by Liens on any assets of that Person; or (d) relating to the guaranty, creation or assumption of any liability or obligation of any other Person.

                  1.43 Indemnifying Shareholder. "Indemnifying Shareholder" shall mean The Beacon Group III - Focus Value Fund, L.P., a Delaware limited partnership.

                  1.44 Intangible Assets. "Intangible Assets" shall mean all of the intellectual property owned or used by GPP or an Affiliate in their respective businesses, including but not limited to rights in trade secrets, know-how, Internet domain names, web sites content, inventions, software, drawings, blue prints, operating methods and procedures, proprietary information, processes, technical knowledge, formulae, logos, United States and foreign patents, patent applications, trade names (including, to the extent GPP or an Affiliate has rights thereto, the name "Generac Portable Products"), trademarks, service marks, trademark registrations, service mark registrations, copyrights, copyright applications and customer lists.

                  1.45 Inventory. "Inventory" shall mean all inventories of GPP or an Affiliate, including raw materials, store inventories, work in process and finished goods, wherever located.

                  1.46 Investment. "Investment" by any Person shall mean: (a) any transfer or delivery of cash, stock or other property or value by that Person in exchange for Indebtedness, stock or any other security of another Person; (b) any loan, advance or capital contribution to or in any other Person; or (c) any investments in any fixed property or fixed assets other than fixed properties and fixed assets acquired in the ordinary course of business of the relevant Person.

                  1.47 Knowledge of GPP. "Knowledge of GPP" shall mean any actual knowledge of the following employees of GPP or an Affiliate: Mr. Dorrance Noonan, Mr. Gary Lato, Mr. Robert Saeger, Mr. Wes Sodemann, Mr. David Bramhill, Mr. James Deneffe, Mr. Timothy Lemont, Ms. Rosemary Wallner, Mr. Joseph Wilmer and Mr. Barry Quinn.

                  1.48 Law. "Law" shall mean any foreign, federal, state, local, common or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

                  1.49 Lien. "Lien" shall mean, with respect to any asset: (a) any pledge, lien, charge, claim, restriction, condition, covenant, imposition, overriding interest (as defined in Section 70 of the Land Registration Act of 1925), security interest or other encumbrance of any kind; (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset; and (c) any option, right of first offer or right of first refusal.

                  1.50 LLC. "LLC" shall mean Generac Portable Products, LLC, a Delaware limited liability company.

                  1.51 Material Adverse Effect. "Material Adverse Effect" shall mean any material adverse change, or any circumstance reasonably likely to result in a material adverse change, in the GPP Group's consolidated financial position, assets, liabilities, results of operations, business or operations.

                  1.52 Merger. "Merger" shall mean the merger of Acquisition with and into GPP pursuant to this Agreement.

                  1.53 Merger Payment Statement. "Merger Payment Statement" shall mean a letter of transmittal in a form mutually acceptable to Briggs and GPP. The Merger Payment Statement shall include the following provisions to be consented to by each of the Shareholders: (a) appointment of the Representative to act on behalf of the Shareholders under this Agreement; (b) indemnification of the Representative for actions taken under this Agreement; (c) agreement to indemnify (including by contribution) for claims hereunder up to the amount of the consideration received by such Shareholder for such Shareholder's shares of Common Stock; and (d) agreement to the Option Payments described in Section 2.4(c).

                  1.54 Merger Price. "Merger Price" shall mean the sum of: (a) the Cash Amount; and (b) the Earnout.

                  1.55 Notes. "Notes" shall mean the 11 1/4% Senior Subordinated Notes Due 2006 of LLC.

                  1.56 Offsets. "Offsets" shall mean amounts set off against the Earnout pursuant to Sections 2.6(h)(i), 3.12(c), 3.13, 3.14 and 10.3(g)(i).

                  1.57 Option. "Option" shall mean an option issued by GPP to purchase shares of Common Stock.

                  1.58 Paying Agent. "Paying Agent" shall mean the paying agent which is a party to the Paying Agent Agreement.

                  1.59 Paying Agent Agreement. "Paying Agent Agreement" shall mean the Paying Agent Agreement among Briggs, GPP, the Representative and the Paying Agent in substantially the form of EXHIBIT 7 hereto, as the same may be amended from time to time in accordance with its terms.

                  1.60 Per Share Merger Price. "Per Share Merger Price" shall mean an amount equal to: (a) the Merger Price; divided by (b) the sum of (i) the total number of shares of Common Stock outstanding as of the Effective Time of Merger, and (ii) the total number of shares of Common Stock covered by Warrants outstanding as of the Effective Time of Merger.

                  1.61 Permitted Liens. "Permitted Liens" shall mean those of the Existing Liens which are expressly noted as Permitted Liens on the Disclosure Schedule and the following:

                    (a) Liens for taxes, assessments or other governmental charges not net delinquent or which are being contested in good faith and by appropriate proceedings;

                    (b) Carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due; and

                    (c) Deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

                  1.62 Person. "Person" shall mean and include a natural person, corporation, trust, partnership, limited liability company, limited liability partnership, association, unincorporated organization, governmental entity, agency or branch or department thereof, or any other legal entity.

                  1.63 Preferred Stock. "Preferred Stock" shall mean the Twenty Thousand (20,000) authorized shares of GPP's preferred stock, $.01 par value per share.

                  1.64 Real Property. "Real Property" shall mean any real property owned or leased by GPP or an Affiliate.

                  1.65 Records. "Records" shall mean all books, documents and records owned or used by GPP or an Affiliate in the conduct of their respective businesses, including personnel, medical and accounting records, correspondence, governmentally required records, engineering data, designs, drawings, blue prints, plans, specifications, lists, customer lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials and other written materials.

                  1.66 Shareholder. "Shareholder" shall mean any Person who holds Common Stock at the Effective Time of Merger, including without limitation any Person who holds a Warrant on the date hereof which is exercised in part or in full prior to or upon the consummation of the Merger, and any Person who holds a Warrant at the Effective Time of Merger.

                  1.67 Special Indemnity Matters. "Special Indemnity Matters" shall mean the following:

                    (a) GPP's or any Affiliate's relationship prior to the Effective Time of Merger with Mr. Claus Peter Schmidt;

                    (b) to the extent existing at or prior to the Effective Time of Merger, the environmental, health and safety matters that are the subject of recommendations in Section 5.0 of the report prepared by URS Dames & Moore dated as of 21 March 2001 and entitled "Final Report Phase I Environmental Assessment and Health & Safety Review Generac Portable Products Winsford, Cheshire on behalf of Briggs & Stratton Corporation";

                    (c) the failure at or prior to the Effective Time of Merger to have a storm water permit for the GPP Group's Jefferson, Wisconsin facility;

                    (d) any failure at or prior to the Effective Time of Merger of the GPP Group's German service center to be in compliance with applicable Environmental Laws relating to petrol handling and disposal practices and such other Laws applicable to the operation of a repair center;

                    (e) any failure by GPP or any Affiliate at or prior to the Effective Time of Merger to conduct the Tender Offer in compliance with all applicable Laws;

                    (f) any claim relating to Options (including without limitation the treatment of the Options described in this Agreement);

                    (g) the GPP Group's practices prior to the Effective Time of Merger with respect to transfer pricing, management fees and interest expense in Europe;

                    (h) any liability of GPP or an Affiliate relating to the situation described in the U.S. Consumer Product Safety Commission letter and incident report included in the Disclosure Schedule or to the claims described in the insurance loss report included in the Disclosure Schedule;

                    (i) the GPP Group's sales and use tax payment practices prior to the Effective Time of Merger;

                    (j) any failure by the GPP Group to file an income tax return in any state in which the GPP Group did not file with respect to periods prior to the Effective Time of Merger;

                    (k) the GPP Group's practices prior to the Effective Time of Merger relating to the issuance and content of Forms W-2 and 1099;

                    (l) any liability of the GPP Group relating to its temporary employee engagement practices prior to the Effective Time of Merger;

                    (m) the failure of the GPP Group to have appropriately registered and maintained a United Kingdom branch registration for LLC; and

                    (n) any liability of GPP or an Affiliate for the following matters described in the Disclosure Schedule: (i) the alleged infringement of European Patent No. 612,138; (ii) the "Lighthouse Logo" trademark matter; and
(iii) the G-FORCE trademark matter.

                  1.68 Subsidiary. "Subsidiary" of any Person shall mean another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

                  1.69 Transaction Costs. "Transaction Costs" shall mean an amount representing all fees and expenses incurred by GPP, the Affiliates and the Shareholders (in each case, if such expenses are an obligation of GPP or an Affiliate at the Effective Time of Merger) in connection with the Merger, this Agreement and the transaction contemplated by this Agreement, including the fees and expenses of counsel, investment bankers, brokers, accountants and other experts incident to the negotiation and preparation of this Agreement and the consummation of the Merger and the other transactions described in this Agreement. Transaction Costs shall be evidenced by invoices delivered to Briggs on or prior to the Closing Date.

                  1.70 U.K. Business. "U.K. Business" means the business of GPP and its Affiliates as currently or previously conducted in the United Kingdom.

                  1.71 U.K. Property. "U.K. Property" means the real property located at Barlow Drive, Woodford Park Industrial Estate, Winsford, Cheshire CW7 2JZ, England.

                  1.72 United Kingdom. "United Kingdom" means the United Kingdom of Great Britain and Northern Ireland.

                  1.73 Warrant. "Warrant" shall mean a warrant to purchase shares of Common Stock.

                  1.74 Other Terms. The following terms shall have the meanings specified in the Sections of this Agreement listed in the following table:

                       TERM                                                SECTION
                       ----                                                -------
                       Acquisition Proposal                                3.5(a)(i)
                       Affected Employee                                   3.7(a)
                       Calculation                                         2.6(c)
                       Cap                                                10.3(e)(ii)
                       CERCLA                                              4.16(f)
                       Closing Balance Sheet                               2.6(a)(i)
                       Closing Consideration                               2.7(a)(i)
                       Competing Business                                  4.24
                       Competing Transaction                               3.5(a)(ii)
                       Consent Action                                      3.10(a)
                       CPR                                                11.4
                       DGCL                                                2.1
                       Disclosure Schedule Change                          3.2(b)
                       Dispute                                            11.1
                       Earnout                                             2.7(a)(iv)
                       EBITDA                                              2.7(a)(ii)
                       EBITDA Period                                       2.7(a)(iii)
                       Effective Time of Merger                            2.2
                       Enterprise Value                                    2.7(a)(v)
                       Environmental Claim                                 4.16(a)(i)
                       Environmental Hazardous Materials                   4.16(a)(ii)
                       Environmental Laws                                  4.16(a)(iii)
                       Environmental Permits                               4.16(a)(iv)
                       Environmental Release                               4.16(a)(v)
                       ERISA Affiliate                                     4.10(b)
                       Estimated Balance Sheet                             2.6(a)(ii)
                       Estimated Stockholders Equity                       2.6(a)(iii)
                       Estimated Working Capital of the GPP Group          2.6(a)(iv)
                       Independent Accountants                             2.6(f)
                       Injunction                                          8.2(a)

                       TERM                                                SECTION
                       ----                                                -------
                       Losses                                             10.1
                       Net Book Value                                      2.6(a)(v)
                       Option Payment                                      2.4(c)
                       Pro-Rata Portion                                    4.2(a)
                       Replacement                                        11.6(g)
                       Representative                                      3.9
                       Request                                            11.4
                       Special Meeting                                     3.10(a)
                       Stockholders Equity                                 2.6(a)(vi)
                       Surviving Corporation                               2.1
                       Tender Costs                                        3.12(b)
                       Tender Offer                                        3.12(a)
                       Working Capital of the GPP Group                    2.6(a)(vii)
                       Zero Coupon Notes                                   3.16


                                   ARTICLE II

                                   THE MERGER

                  2.1 The Merger. At the Effective Time of Merger and upon and subject to the terms and conditions of this Agreement, Acquisition shall be merged with and into GPP, which will be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the Laws of the State of Delaware and the separate existence of Acquisition shall thereupon cease. The Merger shall be pursuant to the provisions of, and shall be with the effects provided in, the Delaware General Corporation Law ("DGCL").

                  2.2 Effective Time of Merger. Subject to the terms and conditions of this Agreement, on the Closing Date, Briggs, Acquisition and GPP will cause the Certificate of Merger to be executed, delivered and filed as provided in the DGCL. The Merger shall become effective at the latest of: (a) April 30, 2001; (b) the time of the receipt of the Certificate of Merger by the Delaware Secretary of State; or (c) at such later time as Briggs, Acquisition and GPP may agree and as may be set forth in the Certificate of Merger; provided, however, that to the extent permitted by Law and GAAP, for tax and accounting purposes the parties shall treat the Merger as being effective as of 12:01 a.m. on the date of the Merger. The date and time on which the Merger shall become effective is referred to in this Agreement as the "Effective Time of Merger."

                  2.3 Corporate Matters.

                      (a) Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of GPP as in effect immediately prior to the Effective Time of Merger shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable Law.

                    (b) Bylaws of Surviving Corporation. The Bylaws of GPP as in effect immediately prior to the Effective Time of Merger shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable Law.

                    (c) Directors and Officers of Surviving Corporation. The duly qualified and acting directors of Acquisition immediately prior to the Effective Time of Merger shall be the directors of the Surviving Corporation, to hold office as provided in the Bylaws of the Surviving Corporation. The duly qualified and acting officers of GPP immediately prior to the Effective Time of Merger shall be the officers of the Surviving Corporation, to hold office as provided in the Bylaws of the Surviving Corporation.

                  2.4 Conversion of Stock.

                      (a) Conversion of Common Stock and Warrants. At the Effective Time of Merger, by virtue of the Merger and without any action on the part of Acquisition, GPP, Briggs or the Shareholders:

                          (i) each outstanding share of Common Stock (other than
a Dissenting Share) shall be converted into the right to receive an amount equal to the Per Share Merger Price;

                          (ii) each outstanding Warrant shall be converted into
the right to receive an amount equal to the Per Share Merger Price (less the applicable exercise price thereof) multiplied by the number of shares of Common Stock covered by such Warrant, and each such Warrant shall then be canceled; and

                          (iii) each Dissenting Share shall be converted into
the right to receive payment with respect thereto from the Surviving Corporation in accordance with the DGCL.

                      (b) Conversion of Acquisition Common Stock . At the Effective Time of Merger, each outstanding share of Acquisition's common stock shall be converted into one share of common stock of the Surviving Corporation.

                      (c) Cancellation of Options. Prior to the Effective Time of Merger, GPP shall seek to enter into an agreement with each holder of an Option providing for the cancellation of such Option without any liability or cost to GPP. In exchange for such cancellation, the holder of the Option shall enter into an agreement with the Representative, acting on behalf of the Shareholders, entitling the holder to receive from the Shareholders the payment described in this Section 2.4(c). After the Merger, if the final calculation of the Earnout pursuant to Section 2.7 results in an Earnout payment being due (which Earnout shall be calculated for this purpose as if no Option Payments were due), then each holder of an Option which had vested prior to the Merger, in part or in full, shall be entitled to receive payment from the Shareholders of an amount equal to the amount, if any, by which: (i) the Per Share Merger Price (calculated after finalization of the Earnout but without deduction for any Offsets or Option Payments and, for this purpose only, assuming that the shares of Common Stock subject to vested Options were outstanding as of the Effective Time of Merger), exceeds
(ii) the aggregate exercise price of the vested portion of such Option (the "Option Payment").

                  2.5 Procedure for Payment of Cash Amount.

                    (a) At Closing, Briggs shall:

                    (i) deliver the Estimated Cash Amount, less the Escrow Deposit, to the Paying Agent by wire transfer of immediately available funds to be held and disbursed at or following the Effective Time of Merger in accordance with the Paying Agent Agreement; and

                    (ii) deposit the Escrow Deposit with the Escrow Agent by wire transfer of immediately available funds to be held and disbursed following the Effective Time of Merger in accordance with the provisions of the Escrow Agreement.

                    (b) The Paying Agent Agreement shall provide that, at or immediately after the Effective Time of Merger, the Paying Agent shall pay or shall cause to be paid to each Shareholder who has returned to the Surviving Corporation a completed Merger Payment Statement, duly signed by such Shareholder, an amount equal to the "Net Merger Payment" as shown on such Merger Payment Statement. Each such payment shall be made in the name instructed on the Merger Payment Statement by the Shareholder entitled to such payment.

                    (c) Any portion of the Estimated Cash Amount or Cash Amount not disbursed by the Paying Agent after one (1) year after the Closing Date shall be paid to the Surviving Corporation and thereafter all Shareholders shall be entitled to look to the Surviving Corporation as general creditors with respect to the cash payable upon surrender of their certificates. Any portion of the Earnout not disbursed by the Paying Agent after one (1) year after delivery of the Earnout payment to the Paying Agent shall be paid to the Surviving Corporation and thereafter all Shareholders shall be entitled to look to the Surviving Corporation as general creditors with respect to the cash payable upon surrender of their certificates.

                    (d) Any portion of the Escrow Deposit available for distribution to the Shareholders pursuant to the terms of the Escrow Agreement shall be paid to the Shareholders based on their respective Pro-Rata Portions of the remaining balance of such Escrow Deposit.

                  2.6 Adjustment of Cash Amount.

                    (a) Definitions. As used in this Agreement:

                    (i) "Closing Balance Sheet" shall mean a consolidated balance sheet of GPP and the Affiliates immediately prior to the Effective Time of Merger to be prepared in good faith by Briggs and delivered to the Representative following the Closing which shall: (A) be prepared in accordance with GAAP (unless specifically provided otherwise herein), except that it shall exclude any adjustments required by GAAP as a result of the transactions contemplated in this Agreement, (B) include appropriate warranty and bad debt reserves for the

GPP Group's German operations; (C) include appropriate Inventory shrinkage and warranty reserves for the GPP Group's United States operations; and (D) reflect the Net Book Value of all of the assets of GPP and the Affiliates and of all of the liabilities of GPP and the Affiliates.

                    (ii) "Estimated Balance Sheet" shall mean an estimate of the consolidated balance sheet of GPP and the Affiliates immediately prior to the Effective Time of Merger to be prepared in good faith by GPP and delivered to Briggs which shall: (A) be prepared in accordance with GAAP (unless specifically provided otherwise herein), except that it shall exclude any adjustments required by GAAP as a result of the transactions contemplated in this Agreement,
(B) include warranty and bad debt reserves in amounts reasonably acceptable to Briggs for the GPP Group's German operations; (C) include Inventory shrinkage and warranty reserves in amounts reasonably acceptable to Briggs for the GPP Group's United States operations; and (D) reflect the estimated Net Book Value of all of the assets of GPP and the Affiliates and of all of the liabilities of GPP and the Affiliates.

                    (iii) "Estimated Stockholders Equity" shall mean, in each case as shown on the Estimated Balance Sheet and excluding other comprehensive income and any additional paid-in capital recorded in connection with the issuance of the Warrants associated with GPP's $15 million zero coupon notes (if applicable): (A) the Net Book Value of all assets of GPP and the Affiliates; minus (B) the Net Book Value of all liabilities of GPP and the Affiliates other than for Transaction Costs.

                    (iv) "Estimated Working Capital of the GPP Group" shall mean, in each case as shown on the Estimated Balance Sheet: (a) the Net Book Value of all Accounts, Inventory, prepaid expenses and other current assets of GPP and the Affiliates, minus (b) the Net Book Value of all accounts payable, accrued expenses and revolving credit loans of GPP and the Affiliates (but excluding the current portion of long-term debt); calculated on a consolidated basis in accordance with GAAP.

                    (v) "Net Book Value" shall mean, for any asset, the amount equal to the net book value of that asset immediately prior to the Effective Time of Merger and, for any liability, the book amount of such liability immediately prior to the Effective Time of Merger.

                    (vi) "Stockholders Equity" shall mean, in each case as shown on the Closing Balance Sheet and excluding other comprehensive income and any additional paid-in capital recorded in connection with the issuance of the Warrants associated with GPP's $15 million zero coupon notes (if applicable):
(A) the Net Book Value of all assets of GPP and the Affiliates; minus (B) the Net Book Value of all liabilities of GPP and the Affiliates other than for Transaction Costs.

                    (vii) "Working Capital of the GPP Group" shall mean, in each case as shown on the Closing Balance Sheet: (a) the Net Book Value of all Accounts, Inventory, prepaid expenses and other current assets of GPP and the Affiliates, minus (b) the Net Book Value of all accounts payable, accrued expenses and revolving credit loans of GPP and the

Affiliates (but excluding the current portion of long-term debt); calculated on a consolidated basis in accordance with GAAP.

                    (b) Estimated Closing Balance Sheet. No less than five (5) business days prior to the Closing Date, GPP shall prepare or cause to be prepared and delivered to Briggs the Estimated Balance Sheet and a calculation of the Estimated Cash Amount based upon the Estimated Balance Sheet and invoices representing the Transaction Costs. GPP shall cooperate and confer with Briggs to discuss any reasonable objections Briggs may have with respect to the Estimated Balance Sheet or the calculation by GPP of the Estimated Cash Amount, or both. Briggs and the Representative shall in good faith endeavor to agree on the amounts of the Estimated Stockholders Equity, the Estimated Working Capital of the GPP Group and the Estimated Cash Amount and such agreed upon amounts shall be used for purposes of proceeding with the Closing; provided that, if Briggs and the Representative cannot agree on such amounts, the average of Briggs's amounts and the Representative's amounts shall be used for purposes of proceeding with the Closing.

                    (c) Closing Financial Adjustments. Following the Closing Date, Briggs shall prepare the Closing Balance Sheet and a calculation of the Cash Amount (the "Calculation") based upon the Closing Balance Sheet and invoices representing the Transaction Costs. Briggs shall deliver to the Representative, as promptly as practicable after the Closing Date and in any event within ninety (90) calendar days after the Closing Date, the Closing Balance Sheet and the Calculation.

                    (d) Bases for Objection. The only bases upon which the Representative may dispute any matter in the Closing Balance Sheet or the Calculation are: (i) the inaccuracy of such matter, whether factually or numerically; or (ii) that the Closing Balance Sheet or the Calculation, or both, were not prepared as provided in this Agreement.

                    (e) Objection by the Representative. The Closing Balance Sheet and the Calculation shall be final and binding on the parties unless the Representative objects to any matter in the Closing Balance Sheet or the Calculation within thirty (30) calendar days after receipt of the Closing Balance Sheet and the Calculation by: (i) notifying Briggs in writing of such objection; and (ii) delivering to Briggs a detailed statement describing the basis for such objection along with the Representative's calculation of the Cash Amount. If Briggs agrees with the objection of the Representative and the calculations of the Representative, the amount paid by Briggs pursuant to
Section 2.5(a) of this Agreement shall be adjusted in the manner set forth in
Section 2.6(h) of this Agreement. If Briggs does not agree with the objection of the Representative or with the calculations of the Representative, Briggs shall, within fifteen (15) calendar days after receipt of the objection of the Representative, notify the Representative in writing of such fact.

                    (f) Independent Accountants. The parties shall thereafter use reasonable efforts to resolve the dispute; provided, that if they are unable to resolve their dispute within thirty (30) days following the expiration of the fifteen (15) day period described in Section 2.6(e) above, by notice by Briggs or the Representative to the other the disagreement between the Representative and Briggs may then be submitted by either party for resolution to the Milwaukee, Wisconsin office of Ernst & Young (the "Independent Accountants"). If Ernst & Young is unable or unwilling to serve as the Independent Accountants, the Independent Accountants shall be the Milwaukee, Wisconsin office of another "Big 5" accounting firm chosen by lot (after excluding any such firm that has provided substantial services within the preceding five (5) years to Briggs, GPP, an Affiliate or the Indemnifying Shareholder). Briggs and the Representative, on behalf of the other Shareholders, shall execute a reasonable engagement letter if requested by the Independent Accountants. The Independent Accountants shall act as an arbitrator to determine, based on the provisions of this Section 2.6, only those items in dispute. Within ten (10) business days after the Independent Accountants have been retained, Briggs and the Representative shall furnish, at their own expense, to the Independent Accountants and the other party its position with respect to each matter in dispute. Within five (5) business days after the expiration of such ten (10) day period, Briggs and the Representative may deliver to the Independent Accountants and to the other party its response to the other's position on each matter in dispute. With each submission, Briggs and the Representative may also furnish to the Independent Accountants such other information and documents as it deems relevant or such information and documents that may be requested by the Independent Accountants with appropriate copies or notification being given to the other party; provided that Briggs shall furnish to the Independent Accountants the "work papers" with respect to Closing Balance Sheet and the Calculation. The Independent Accountants may, at their discretion, conduct a conference concerning the disagreement with the Representative and Briggs, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any party or by the Independent Accountants.

                    (g) Decision. The Independent Accountants shall choose one of the two positions on each disputed matter within forty-five (45) days after the submissions provided for in subsection (f) above have been delivered to the Independent Accountants. The Independent Accountants' determination as to each item in dispute shall be set forth in a written statement delivered to Briggs and the Representative and shall be final and binding on the parties. The Independent Accountants shall determine the proportion of their fees and expenses to be paid by each of the Representative and Briggs, based primarily on the degree to which the Independent Accountants have accepted the positions of the respective parties.

                    (h) Adjustments.

                    (i) If the Estimated Cash Amount used at Closing is in excess of the Cash Amount as finally determined pursuant to this Section 2.6, the Shareholders shall promptly pay such excess to Briggs. Such payment shall first be made out of the escrow fund maintained by the Escrow Agent. Thereafter, Briggs shall have the right to either set off any amount due against the Earnout or recover the excess from the Shareholders, who shall then have the right to be reimbursed from the Earnout payment available for distribution to the Shareholders, if any, for any amount so paid before such Earnout payment is distributed to the Shareholders pursuant to Section 2.7(b)(z) or (c). Thereafter, or in the event Briggs chooses to recover such excess from the Earnout and no Earnout is payable pursuant to the provisions of Section 2.7 of this Agreement, the Shareholders shall be responsible for the remaining amount due. If the Cash Amount as finally determined by this Section 2.6 exceeds the Estimated Cash Amount used at Closing, Briggs shall pay such excess to the Shareholders by depositing an amount equal to the excess with the Paying Agent.

                    (ii) Any payment pursuant to Section 2.6(h)(i) of this Agreement shall include interest on the amount due from the Effective Time of Merger to and including the date paid in full at an annual interest rate equal to the prime rate of interest established on the Closing Date by M&I Marshall & Ilsley Bank, Milwaukee, Wisconsin.

            2.7 Earnout.

                (a) Definition. As used in this Agreement:

                    (i) "Closing Consideration" shall mean the sum of: (A) the Cash Amount; (B) the Transaction Costs; and (C) the amount of Existing Indebtedness outstanding at the Closing (including any Indebtedness being paid at the Closing pursuant to Section 3.12 hereof).

                    (ii) "EBITDA" shall mean the net income of the GPP Group for the applicable period plus all interest, income taxes, depreciation and amortization deducted in the calculation of such net income, but without giving effect to any loss, expense, income or revenue not incurred in the ordinary course of business, and calculated consistent with the following guidelines: (A) the calculation shall include the sourcing of engines and components based on arms' length terms; (B) the charges for any services provided by Briggs that were performed by GPP or an Affiliate prior to the Effective Time of Merger shall be evaluated based on those expenses incurred by GPP or such Affiliate prior to the Effective Time of Merger; and (C) advertising shall be charged to the GPP Group on a basis consistent with the targeted nature of such advertising (i.e., generator and pressure washer end products). EBITDA shall be calculated for the GPP Group on a consolidated basis in accordance with GAAP

                    (iii) "EBITDA Period" shall mean the twelve (12) month period ending June 30, 2002.

                    (iv) "Earnout" shall mean an amount equal to: (A) forty percent (40%) of: (1) the Enterprise Value, minus (2) the Closing Consideration; up to a maximum amount such that the Closing Consideration plus the amount calculated pursuant to this subsection (A) does not exceed Three Hundred Fifty Million Dollars ($350,000,000); minus (B) the aggregate Option Payments.

                    (v) "Enterprise Value" shall mean the EBITDA for the EBITDA Period multiplied by six (6).

                (b) Payment. As promptly as practicable following June 30, 2002, and in any event on or prior to September 30, 2002, Briggs shall deliver to the Representative, (i) financial statements of the GPP Group for the EBITDA Period;
(ii) a statement setting forth its calculation of the EBITDA for the EBITDA Period; and (iii) a statement setting forth its calculation of the Earnout assuming that no Option Payments are due. Within thirty (30) following its receipt of the foregoing, the Representative shall deliver to Briggs its calculation of the aggregate Option Payments due. Promptly following receipt of the Representative's calculation, Briggs shall deliver to the Paying Agent by wire transfer of immediately available funds: (y) for delivery to the holders of Options entitled to an Option Payment, the aggregate amount of Option Payments due; and (z) for delivery to the Shareholders in accordance with the provisions of this Agreement, the Earnout, less all Offsets.

                    (c) Objection by the Representative. The EBITDA calculation provided by Briggs pursuant to Section 2.7(b)(i)(B) of this Agreement shall be final and binding on the parties unless the Representative objects thereto within thirty (30) calendar days after receipt of such calculation by: (i) notifying Briggs in writing of such objection; and (ii) delivering to Briggs a detailed statement describing the basis for such objection along with the Representative's calculation of the EBITDA. If Briggs agrees with the objection of the Representative and the EBITDA calculation of the Representative, Briggs shall pay any additional Earnout payment resulting from the EBITDA calculation of the Representative by promptly depositing the same with the Paying Agent for delivery to the Shareholders. If Briggs does not agree with the objection of the Representative or with the EBITDA calculation of the Representative, Briggs shall, within fifteen (15) calendar days after receipt of the objection of the Representative, notify the Representative in writing of such fact. The parties shall thereafter use reasonable efforts to resolve the dispute; provided, if they are unable to resolve their dispute within thirty (30) days following the expiration of the fifteen (15) day period described above, by notice by Briggs or the Representative to the other, the disagreement between the Representative and Briggs may then be submitted to, and resolved by, Independent Accountants in the manner set forth in Sections 2.6(f) and (g) of this Agreement. If, following such resolution, an additional Earnout payment is owed by Briggs, an amount equal to such additional Earnout payment shall be deposited with the Paying Agent within ten (10) calendar days after the date of determination, along with interest on the amount due from September 30, 2002 to and including the date paid in full at the interest rate set forth in Section 2.6(h)(ii) of this Agreement.

                    (d) Confidentiality. In the course of his duties pursuant to this Section 2.7 and elsewhere in this Agreement, the Representative may be exposed to information concerning Briggs and its Subsidiaries that is or includes material nonpublic information. The Representative agrees to keep all information provided to it by Briggs or any of its Subsidiaries confidential and acknowledges that applicable securities laws prohibit any Person who has material nonpublic information about a company from purchasing or selling securities of such company or from communicating such information to any other Person under circumstances where it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

                                   ARTICLE III

                                OTHER AGREEMENTS

                  3.1 Access and Cooperation. Upon reasonable notice, GPP shall afford to the officers, employees, accountants, legal counsel, agents and other representatives of Briggs reasonable access to all of the properties, books, contracts, financial information, commitments and records of GPP and the Affiliates during normal business hours. Subject to the preceding sentence, Briggs shall be entitled, at its own expense, to: (i) conduct appraisals of the equipment, buildings and properties of GPP and the Affiliates; (ii) conduct, on reasonable prior notice to and subject to the approval (not to be unreasonably withheld) of GPP, environmental and occupational safety inspections of the properties of GPP and the Affiliates; (iii) communicate, on reasonable prior notice to and subject to the approval (not to be unreasonably withheld) of GPP, with employees, vendors, customers and other Persons having business dealings with GPP and the Affiliates; and (iv) have a survey of each parcel of owned Real Property prepared (provided, however, that any inability of Briggs to obtain such a survey prior to Closing shall not be a breach of this Agreement so long as GPP has abided by its access and cooperation obligations set forth in this Section 3.1). GPP agrees to assist Briggs, and shall be permitted to participate with Briggs, in connection with all such activities.

                  3.2 Disclosure Schedule.

                    (a) Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, GPP is delivering to Briggs the Disclosure Schedule, which is accompanied by a certificate signed by the President and Chief Executive Officer of GPP, stating that the Disclosure
Schedule is being delivered pursuant to this Agreement and is the Disclosure Schedule referred to in this Agreement. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of GPP contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedule.

                    (b) Updates. Prior to the Closing Date, GPP shall update the Disclosure Schedule by written notice to Briggs to reflect any matters that occur from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described in the Disclosure Schedule (a "Disclosure Schedule Change"). For purposes of determining the accuracy of the representations and warranties contained in Article IV and
Article V and the liability of the Shareholders under Article X for breaches thereof, the Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any Disclosure Schedule Change (other than a Disclosure Schedule Change reflecting Existing Contracts entered into following the date of this Agreement that are consistent with GPP's and the Affiliates' obligations in Article VII or changes to the Existing Insurance between the date of this Agreement and the Closing Date), except that if the subject matter of the Disclosure Schedule Change is such that it results in a failure of the condition set forth in Section 8.3 and Briggs and Acquisition waive the satisfaction of such condition as a condition to the performance of their obligations hereunder, then none of Briggs, Acquisition, GPP or an Affiliate shall be entitled to recover for such Loss pursuant to Article X. Briggs acknowledges that if it is entitled to recover for a Loss pursuant to the preceding sentence and the Closing Balance Sheet includes a liability relating to the subject matter of the Disclosure Schedule Change, then the amount so reflected in the Closing Balance Sheet shall not constitute a Loss for purposes of Article X.

            3.3 Duties Concerning the Closing. Each party to this Agreement shall: (a) use reasonable best efforts to obtain any third party consents or approvals required by this Agreement; and (b) use reasonable best efforts to cause all of the conditions precedent set forth in Articles VIII and IX of this Agreement to be satisfied.

            3.4 Deliveries of Information; Consultation. From time to time prior to the Closing Date:

                    (a) Deliveries by GPP. GPP shall furnish promptly to Briggs:
(i) the monthly financial statements of GPP and the Affiliates (as prepared by GPP and the Affiliates in accordance with their normal accounting procedures) promptly after such financial statements are available; and (ii) all other information concerning the operations, properties and personnel of GPP and the Affiliates as Briggs may reasonably request; provided that in each of clauses
(i) and (ii) above, GPP shall not be required to furnish any financial statement or any other information which it would not otherwise have available in the ordinary course of business. In addition, GPP shall furnish to Briggs the following: (y) no later than March 31, 2001, the audited consolidated financial statements of the GPP Group for the fiscal year ended December 31, 2000; and (z) promptly after receipt thereof, (A) notice that any insurer has refused coverage or has assumed a defense with a reservation of rights, and (B) except with respect to those policies which GPP or an Affiliate chooses not to renew, notice of cancellation or any other indication that any insurance policy is no longer in full force and effect or will not be renewed or that the issuer of any such policy is not willing or able to perform its obligations thereunder.

                    (b) Consultation. GPP shall confer and consult with designated representatives of Briggs on an as-requested basis to discuss any Disclosure Schedule Changes and to report on operational matters of GPP and the Affiliates and the general status of ongoing business operations of GPP and the Affiliates (including, without limitation, any request by the other party to an Existing Contract to renegotiate the terms of such Existing Contract).

                    (c) Acquisitions. GPP shall notify Briggs immediately: (i) of any Acquisition Proposal; (ii) of any inquiry received from any Person concerning an Acquisition Proposal; (iii) of any request from any Person for confidential information concerning the business of GPP and the Affiliates in connection with an Acquisition Proposal; and (iv) if any Person seeks to initiate or continue any discussions or negotiations with GPP or an Affiliate concerning a Competing Transaction or an Acquisition Proposal.

            3.5 Acquisition Proposals.

                    (a) Definitions. As used in this Agreement, the following terms shall have the meanings specified:

                    (i) "Acquisition Proposal" shall mean any inquiry, proposal or offer relating to a Competing Transaction; and

                    (ii) "Competing Transaction" shall mean any or all of the following, other than the transactions described in this Agreement or any other transaction between Briggs and GPP: (A) a merger or share or membership interest exchange, consolidation, reorganization, combination or similar transaction which involves or affects GPP or an Affiliate; or (B) a sale, transfer or other disposition of all or substantially all of the assets of GPP or an Affiliate in a single transaction or a series of related transactions; or (C) a sale, exchange offer or tender offer for, or acquisition by any Person or group of Persons of, beneficial ownership of a controlling interest in GPP or an Affiliate in a single transaction or series of related transactions; or (D) a public announcement of a proposal, plan, intention or agreement to do any of the foregoing.

                    (b) Acquisition Proposals. GPP and the Indemnifying Shareholder shall not, nor shall GPP permit an Affiliate or GPP's or the Affiliates' shareholders, partners, members, officers, directors, managers, agents or authorized representatives (including, without limitation, any investment banker, attorney or accountant retained or engaged by that party) to:
(i) initiate, solicit, or encourage any inquiries concerning an Acquisition Proposal or a Competing Transaction; (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or a Competing Transaction;
(iii) facilitate any effort or attempt to make or implement an Acquisition Proposal; or (iv) consummate, agree or commit to consummate an Acquisition Proposal or a Competing Transaction. GPP shall immediately cease or cause to be terminated any existing activities, discussions or negotiations with any Person with respect to any of the foregoing activities.

                  3.6 Public Announcements. Subject to each party's disclosure obligations imposed by Law, Briggs and GPP will cooperate and consult with each other prior to the Closing in the development and distribution of all news releases, disclosures to customers and suppliers of GPP and other public information disclosures with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any press release or public statement without the approval of the other parties, which approval shall not be unreasonably withheld.

                  3.7 Employee and Employee Benefit Matters.

                    (a) Briggs agrees that those individuals who are employed by GPP or any Affiliate immediately prior to the Effective Time of Merger shall continue to be employees of GPP or such Affiliate, as the case may be, as of the Effective Time of Merger (each such employee, an "Affected Employee"); provided, however, that this Section 3.7 shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

                    (b) For a period of 14 months following the Closing Date, Briggs shall, or shall cause GPP to, provide each Affected Employee with employee benefits that are no less favorable in the aggregate than those provided to each such Affected Employee immediately prior to the Closing Date, it being acknowledged and agreed that (i) Briggs's EVA plan may be substituted for GPP's bonus plan, (ii) Briggs shall be entitled to freeze the pension plan currently maintained for the benefit of the Affected Employees and merge such plan into Briggs's pension plan, so long as Briggs provides substantially equivalent retirement benefits to such Affected

Employees following the Effective Time of Merger, and (iii) Briggs shall be entitled to determine in its sole discretion to whom it grants employee stock options. Briggs shall, for a period of 14 months following the Closing Date, maintain (or cause GPP to maintain) a severance pay practice, program or arrangement for the benefit of each Affected Employee that is no less favorable than such practice, program or arrangement in effect immediately prior to the Closing Date with respect to such Affected Employee.

                    (c) Briggs shall pay, or cause GPP to pay, all amounts due after the Effective Time of Merger to any Affected Employee under any bonus plan or program maintained by GPP or any Affiliate in accordance with the terms thereof; provided that any such amounts that are payable solely as a result of the Merger shall be Transaction Costs for purposes of this Agreement.

                    (d) Briggs shall, or shall cause GPP to, give Affected Employees full credit for purposes of eligibility and vesting and benefit accrual (except for the benefit accruals under any defined benefit pension plan) under such employee benefit plans or arrangements maintained by Briggs in which such Affected Employees participate for such Affected Employees' service with GPP or any Affiliate to the same extent recognized by GPP or such Affiliate immediately prior to the Closing Date.

                    (e) Briggs shall, or shall cause GPP to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such Affected Employees may be eligible to participate after the Closing Date and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Closing Date.

                  3.8 Noncompetition.

                    (a) Noncompetition. In consideration of the benefits accruing directly and indirectly to the Indemnifying Shareholder pursuant to this Agreement, the Indemnifying Shareholder agrees that, if the transactions contemplated by this Agreement are consummated, the Indemnifying Shareholder will not, directly or indirectly, for the period of five (5) years from and after the Effective Time of Merger, anywhere in North America or in any European country in which GPP or an Affiliate had operations or customers at the Effective Time of Merger, own, manage, operate, control, finance, participate in, consult with, or be connected in any manner with, the operation, ownership, management or control of any enterprise engaged in the business of, or any business similar to, the business conducted by GPP and the Affiliates at the Effective Time of Merger.

                    (b) Exception. Notwithstanding the provisions of Section 3.8(a) of this Agreement, the Indemnifying Shareholder shall not be prohibited from owning or acquiring securities of any corporation or other business enterprise that may be engaged in activities described in the foregoing subsection (a), provided that: (i) the Indemnifying Shareholder is not a consultant or advisor to and does not have the right to designate any officer, director or employee of such corporation or business enterprise; (ii) such securities are held for investment purposes only and represent less than five percent (5%) of the total equity interests of such corporation or business enterprise; and (iii) such securities are listed on a national securities exchange or are regularly quoted in the over the counter market by one or more members of the National Association of Securities Dealers.

                    (c) Nonsolicitation. In consideration of the benefits accruing directly and indirectly to the Indemnifying Shareholder pursuant to this Agreement, the Indemnifying Shareholder agrees that the Indemnifying Shareholder will not, directly or indirectly, for the period of three (3) years from and after the Effective Time of Merger: (i) induce or attempt to induce any employee of GPP or any Affiliate as of the Effective Time of Merger to leave the employ of GPP or such Affiliate; (ii) hire, or solicit the hiring of (other than through a general advertisement), any Person who is an employee of GPP or any Affiliate as of the Effective Time of Merger or was an employee of GPP or any Affiliate at any time during the one year preceding the Effective Time of Merger; or (iii) knowingly induce or attempt to induce any customer, supplier, licensee, reseller, independent contractor, developer, agent, sales representative or reseller of GPP or any Affiliate to cease its business or decrease its business with GPP or such Affiliate.

                    (d) Confidentiality. The Indemnifying Shareholder acknowledges and agrees that the Indemnifying Shareholder is familiar with trade secrets and with other confidential information relating to GPP and the Affiliates. The Indemnifying Shareholder agrees that it shall not use or disclose, or knowingly permit to be used or disclosed, any non-public proprietary or confidential information of GPP or an Affiliate, including without limitation, non-public proprietary or confidential customer lists, supplier lists, technology, know how, trade secrets and procedures, except for information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Indemnifying Shareholder, (ii) is or becomes available to the Indemnifying Shareholder on a nonconfidential basis from a source other than Briggs, GPP or an Affiliate provided that such source is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation, (iii) is required to be disclosed by applicable law or to any governmental agency, (iv) is required to be disclosed in legal proceedings involving the Indemnifying Shareholder or (v) is necessary or desirable to be disclosed pursuant to the federal or state securities laws.

                    (e) Certain Acknowledgments. The Indemnifying Shareholder acknowledges and agrees that Briggs would be irreparably damaged if the Indemnifying Shareholder were to breach any of its covenants contained in to this Section 3.8 and that any such breach would result in a significant loss of the goodwill of the business. The Indemnifying Shareholder further acknowledges and agrees that the covenants and agreements set forth in this Section 3.8 were a material inducement to Briggs to enter into this Agreement and to perform its obligations hereunder, and that Briggs would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties if the Indemnifying Shareholder breached the provisions of this Section 3.8 in any material respect. The Indemnifying Shareholder has consulted with legal counsel regarding the agreements set forth in this Section 3.8 and based on such consultation has determined and hereby acknowledges that such covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill, confidential and trade secret information, and human resources of the business and the substantial investment in the business made by Briggs hereunder.

                    (f) Enforcement. If the Indemnifying Shareholder breaches any of the covenants set forth in this Section 3.8, in addition to any remedies available under law, Briggs shall have the right and remedy to have the covenants set forth in this Section 3.8 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of any such covenants would cause irreparable injury to Briggs and that money damages would not provide an adequate remedy to Briggs.

                  3.9 Representative. By approving this Agreement, the Shareholders shall be deemed to have irrevocably made, constituted and appointed the Indemnifying Shareholder as their true and lawful attorney-in-fact to take all action required under this Agreement on behalf of the Shareholders, including without limitation the resolution of all disputes and the collection and disbursement of funds, in their name and stead and further ratify and approve all such actions as their own (such Person is referred to herein as the "Representative").

                  3.10 Shareholder Approval.

                    (a) GPP shall promptly take all steps necessary to either:
(i) cause a special meeting of its shareholders (the "Special Meeting") to be duly called, noticed, convened and held as soon as practicable for the purposes of voting to approve this Agreement, the transactions contemplated hereby and all matters related thereto; or (ii) obtain the unanimous written consent of its shareholders to this Agreement, the transactions contemplated hereby and all matters related thereto (the "Consent Action"). In connection with the Special Meeting or the Consent Action, the Board of Directors of GPP shall, subject to its fiduciary duties, unanimously recommend to the shareholders that the shareholders vote in favor of the approval of this Agreement, the transactions contemplated hereby and all matters related thereto, and the members of the Board of Directors shall use their reasonable best efforts to secure the required approval of the shareholders, including voting any of their shares in favor of such approval.

                    (b) In connection with the Special Meeting or the Consent Action, GPP will prepare such notices and other documentation as may be required by Law to be furnished to the shareholders, which shall include, without limitation: (i) a copy of this Agreement; (ii) information, notices and forms relating to a shareholder's appraisal rights as required by the DGCL; and (iii) subject to its fiduciary duties, the unanimous recommendation of GPP's Board of Directors that the shareholders approve this Agreement and the transactions contemplated hereby as soon as practicable and, in any event, no later than the time required by Law and GPP's Certificate of Incorporation and Bylaws.

                    (c) The Indemnifying Shareholder hereby irrevocably agrees:

                        (i) to vote all shares of Common Stock beneficially owned by the Indemnifying Shareholder or over which the Indemnifying Shareholder otherwise exercises voting control as of the date hereof or at any time hereafter in favor of this Agreement and the consummation of the transactions contemplated hereby;

                    (ii) to not sell, transfer, assign or otherwise dispose of any shares of Common Stock other than in connection with the Merger; and

                    (iii) to not grant any proxy (other than for the approvals described above) with respect to any shares of Common Stock.

                  3.11 HSR and Foreign Competition Filings. Briggs and GPP have filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice notifications required to be filed under the HSR Act. Prior to making any communication, written or oral, with the Federal Trade Commission or the Antitrust Division of the Department of Justice with respect to this Agreement or the Merger, Briggs and GPP shall consult with each other with respect thereto. Briggs and GPP shall consult with each other and cooperate in all reasonable respects in connection with any actions required to be taken under foreign competition Laws in connection with the transactions to be consummated pursuant to this Agreement.

                  3.12 Notes.

                    (a) Tender Offer. Following the date hereof, GPP may cause the LLC and GPPW to undertake an issuer tender offer (the "Tender Offer") with the intention of retiring substantially all of the outstanding Notes as of the Effective Time of Merger on such terms and conditions as are reasonably acceptable to GPP and Briggs. If a Tender Offer is commenced, J.P. Morgan Securities Inc. and Goldman, Sachs & Co. shall act as joint dealer managers in connection with such Tender Offer. Any Tender Offer effected pursuant to this
Section 3.12 shall be conducted in compliance with all applicable Laws.

                    (b) Cost. The Shareholders shall be responsible for seventy-five percent (75%) of the after-tax cost (using Briggs's then effective tax rate) of all fees, expenses and other out-of-pocket costs incurred in connection with any Tender Offer, including without limitation any "Consent Payment" or similar payment provided for in the Tender Offer documentation ("Tender Costs"), and Briggs shall be responsible for twenty-five percent (25%) of such after-tax Tender Costs. The portion of the Tender Costs for which the Shareholders are responsible as set forth herein (unless paid prior to the Effective Time of Merger) shall be Transaction Costs for purposes of this Agreement.

                    (c) Payments. Until the Notes are retired in full, the Shareholders shall pay to Briggs an amount equal to: (i) seventy-five percent (75%) of the after-tax cost (using Briggs's then effective tax rate) over and above the principal amount of Notes retired, which cost shall include, without limitation, any applicable pre-payment premiums, incurred in connection with the retirement of such Notes after the Effective Time of Merger; plus (ii) one hundred percent (100%) of the after-tax spread (using Briggs's then effective tax rate) between the stated interest rate on the outstanding Notes and 8.5% per annum. For purposes of this Section 3.12(c), if the Notes are not fully retired by July 1, 2002, the parties will effect the provisions hereof as if the Notes then outstanding are fully retired on such date at the call price of 107.625%. Any payment made to Briggs under this Section 3.12(c) shall first be made out of the escrow fund maintained by the Escrow Agent. Thereafter, Briggs shall have the right to either set off any amount due against the Earnout or recover such amount from the Shareholders, who shall then have the right to be reimbursed from the Earnout payment available for distribution to the Shareholders, if any, for any amount so paid before such Earnout payment is distributed to the Shareholders pursuant to Section 2.7(b)(z) or (c). Thereafter, or in the event Briggs chooses to recover such amount from the Earnout and no Earnout is payable pursuant to the provisions of Section 2.7 of this Agreement, the Shareholders shall be responsible for the remaining amount due. Notwithstanding anything to the contrary herein, the Shareholders shall not be required to pay to Briggs any portion of a pre-payment premium that is in excess of the premium that the issuers of the Notes would be required to pay in order to call the Notes as of July 1, 2002 pursuant to the terms of the Notes (i.e., 7.625%).

                    (d) Limitation. Subject to Section 10.1(a) as it relates to a representation or warranty in Article IV regarding the Notes and Section 10.1(e) as it relates to a Tender Offer and except as provided in Sections 3.12(b) and (c), after the Effective Time of Merger the Shareholders shall not have any obligation or liability with respect to, arising out of, or in connection with, the Notes, including without limitation any liability to any third party for any violation of any applicable Law arising out of the retirement of the Notes.

                  3.13 Collection of Accounts. Following the Effective Time of Merger, Briggs shall cause GPP and the Affiliates to use commercially reasonable efforts to collect the Accounts in a manner consistent with Briggs's practices with respect to its own accounts; provided, however, Briggs shall not be required to threaten or commence litigation or to take other extraordinary means in order to collect such Accounts; provided further that, in no event shall Briggs settle, write-off or discount such Account without the prior written consent of the Representative. If any Account is not collected by Briggs before June 30, 2002, then upon receipt of notice thereof delivered by Briggs to the Representative the Shareholders shall pay to Briggs the amount of such uncollected Account, net of any reserve established therefor on the Closing Balance Sheet. In exchange for any such payment, Briggs shall assign and transfer to the Representative, free and clear of Liens, the Account for which payment was made and thereafter the Representative shall have the sole right to collect such Account for the benefit of the Shareholders. Any payment made to Briggs under this Section 3.13 shall first be made out of the escrow fund maintained by the Escrow Agent. Thereafter, Briggs shall have the right to either set off any amount due against the Earnout or recover such amount from the Shareholders, who shall then have the right to be reimbursed from the Earnout payment available for distribution to the Shareholders, if any, for any amount so paid before such Earnout payment is distributed to the Shareholders pursuant to Section 2.7(b)(z) or (c). Thereafter, or in the event Briggs chooses to recover such amount from the Earnout and no Earnout is payable pursuant to the provisions of Section 2.7 of this Agreement, the Shareholders shall be responsible for the remaining amount due.

                  3.14 Obsolete Inventory. If on June 30, 2002 Briggs determines that any of the Inventory is obsolete based upon the criteria set forth on
EXHIBIT 8, Briggs shall give the Representative written notice that such Inventory is obsolete and the Shareholders shall pay to Briggs the value of such Inventory, net of any reserve established therefor on the Closing Balance Sheet. GPP shall thereafter use reasonable commercial efforts to sell such Inventory and shall pay the proceeds from any such sale to the Shareholders. Any payment made to Briggs under this Section 3.14 shall first be made out of the escrow fund maintained by the Escrow Agent. Thereafter, Briggs shall have the right to either set off any amount due against the Earnout or recover such amount from the Shareholders, who shall then have the right to be reimbursed from the Earnout payment available for distribution to the Shareholders, if any, for any amount so paid before such Earnout payment is distributed to the Shareholders pursuant to Section 2.7(b)(z) or (c). Thereafter, or in the event Briggs chooses to recover such amount from the Earnout and no Earnout is payable pursuant to the provisions of Section 2.7 of this Agreement, the Shareholders shall be responsible for the remaining amount due.

                  3.15 Director and Officer Indemnification. For a period of six
(6) years from the Effective Time of Merger, Briggs shall cause all rights to indemnification by GPP and any Affiliate now existing in favor of each present and former director, officer, employee, agent or representative of GPP and any Affiliate as provided in GPP's or such Affiliate's certificate of incorporation or bylaws (or both) or pursuant to other instruments or agreements in effect on the date hereof which are set forth in the Disclosure Schedule, to survive the Closing and to continue in full force and effect.

                  3.16 Certain Financing Matters. Subject to the availability of adequate financing therefor, at the Closing, Briggs shall: (a) retire the zero coupon notes of the LLC (the "Zero Coupon Notes") held by the Indemnifying Shareholder issued pursuant to the Unit Purchase Agreement dated as of November 20, 2000 between the LLC, the Company and the Indemnifying Shareholder at the accreted value of the principal amount of such notes; and (b) retire the credit facility under the Credit Agreement dated as of July 9, 1998, as amended, among LLC, the Company, GPPW, Bankers Trust Company, as administrative agent, and the various banks from time to time parties thereto. Nothing contained in this Agreement shall be deemed to be a waiver by the Indemnifying Shareholder of any rights it may have in connection with the Zero Coupon Notes.

                  3.17 Estoppel Certificates. Prior to Closing, GPP shall use its reasonable best efforts to obtain an estoppel certificate in form and substance reasonably acceptable to Briggs from each owner of each parcel of Real Property not owned by GPP or an Affiliate.

                  3.18 Pay-Out Letters. Prior to Closing, GPP shall provide such assistance as Briggs may reasonably request in obtaining pay-out letters for any Indebtedness of GPP or an Affiliate other than the Notes.

                  3.19 Title Policy. GPP shall provide such affidavits as may be customary and required for Briggs to obtain the title policy described in
Section 8.14 hereof.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF GPP

       GPP hereby represents and warrants to Briggs and Acquisition that:

                  4.1 Organization; Business.

                      (a) Organization; Qualification. GPP is a corporation duly and validly organized and existing in good standing under the Laws of the State of Delaware. GPPD is a corporation duly and validly organized and existing in good standing under the Laws of the State of Delaware. GPPW is a corporation duly and validly organized and existing in active status under the Laws of the State of Wisconsin. LLC is a limited liability company duly and validly organized and existing in good standing under the Laws of the State of Delaware. GPP has no Subsidiaries other than the Affiliates. GPP and the Affiliates are each duly qualified to do business as a foreign corporation or limited liability company, as the case maybe, and are in good standing or active status, as the case may be, in all jurisdictions in which either the ownership or use of their respective assets or the operation of their respective businesses requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

                      (b) Power. GPP and each Affiliate has full corporate power and authority and all material franchises, permits, licenses, approvals, authorizations, registrations, grants and orders necessary to carry on their respective businesses as now conducted and to own, lease and operate their respective assets and properties.

                      (c) Properties. GPP and each Affiliate own or have the right to use all material property, real or personal, tangible or intangible, which is necessary for the operation of their respective businesses as currently conducted and as currently contemplated to be conducted.

                      (d) Certificate of Incorporation and Bylaws; Officers and Directors. Copies of the Certificate or Articles of Incorporation, as the case may be, and Bylaws of GPP, GPPD and GPPW, and copies of the Certificate of Formation and Operating Agreement of LLC, complete and correct as of the date of this Agreement, have been delivered to Briggs. The Disclosure Schedule contains complete and accurate list of the directors and officers (with an identification of the offices held) of GPP.

                  4.2 Ownership; Capitalization.

                      (a) Capitalization and Ownership. The Disclosure Schedule sets forth: (i) the entire authorized capital stock of GPP, GPPD and GPPW, and the entire authorized membership interests of LLC; (ii) the name of each shareholder of GPP, GPPD and GPPW and of each member of LLC; (iii) the number of shares of Common Stock of GPP owned by or available under Warrant to each Shareholder, the number and type of shares of capital stock of

GPPD and GPPW owned by each shareholder thereof and the number and type of membership interests owned by each member of LLC; and (iv) the percentage of GPP owned by each Shareholder on a fully diluted basis (the "Pro-Rata Portion"). No shares of Preferred Stock are issued or outstanding. Except as set forth in the Disclosure Schedule, no shares of Common Stock of GPP, no shares of capital stock of GPPD or GPPW, and no membership interests of LLC are issued or outstanding. Except as set forth in the Disclosure Schedule, no shares of capital stock of GPP, GPPD or GPPW and no membership interests of LLC are reserved for issuance or are held in treasury.

                      (b) Outstanding Capital Stock. All of the outstanding capital stock of GPP, GPPD and GPPW and all of the outstanding membership interests of LLC are duly authorized, validly issued, fully paid and nonassessable. Except for this Agreement or as set forth in the Disclosure Schedule, there are no options, warrants, conversion rights, subscriptions or other agreements or understandings relating to the capital stock of GPP, GPPD or GPPW or any membership interests of LLC.

                      (c) Options. The Disclosure Schedule sets forth the number of Options outstanding, the holder of each outstanding Option, the number of shares of Common Stock subject to each Option, an indication of the portion of each Option that is vested and the exercise price of each Option.

                  4.3 Authorization; Enforceability.

                      (a) GPP. The execution, delivery and performance of this Agreement by GPP and all of the documents and instruments required by this Agreement to be executed, delivered and performed by GPP are within the corporate power of GPP and have been duly authorized by the Board of Directors. Except for obtaining the approval of the shareholders of GPP, no other corporate or shareholder approval or proceeding on the part of GPP is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by GPP pursuant hereto or the consummation of the transactions contemplated hereby and thereby.

                      (b) Enforceability. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by GPP will be, when executed and delivered by GPP, the legal, valid and binding obligations of GPP, enforceable against GPP in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  4.4 No Violation or Conflict.

                      (a) No Violation. Except as set forth on the Disclosure Schedule, the execution, delivery and performance of this Agreement by GPP do not and will not, directly or indirectly (with or without notice or lapse of time):

                          (i) contravene, conflict with or violate the
Certificate of Incorporation or Bylaws of GPP, or violate any Law;

                          (ii) contravene, conflict with, violate or breach any
provision, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Existing Contract; or

                          (iii) result in the imposition or creation of any Lien
upon or with respect to any material assets of GPP or an Affiliate.

                      (b) Consents. Except as set forth in the Disclosure Schedule, neither GPP nor any Affiliate will be required to give any notice to or obtain any consent or approval from any Person or any governmental or regulatory authority in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated by this Agreement.

                  4.5 Financial Information; Books and Records.

                      (a) Financial Statements. GPP has delivered to Briggs all of the Financial Information. The Financial Information fairly presents in all material respects the financial condition and the results of operations of GPP and the Affiliates as at the respective dates thereof and for the periods referred to therein, all in accordance with GAAP subject, in the case of the interim financial statements, to: (i) audit adjustments (the effect of which is not expected to be materially adverse); and (ii) the absence of footnotes thereto (that, if presented, would not be expected to differ materially from those included in the most recent audited balance sheet).

                      (b) Corporate Books. The minute books and other records of GPP and the Affiliates, all of which have been made available to Briggs, are complete and correct in all material respects.

                      (c) Accounting Books. The accounting books and records of GPP and the Affiliates: (i) are correct and complete in all material respects; and (ii) are maintained in a manner consistent with past practice.

                      (d) Bank Accounts. The Disclosure Schedule sets forth the name of each bank or other financial institution at which GPP or an Affiliate maintains an account, safe deposit box or lockbox or with which GPP or an Affiliate has an arrangement for safekeeping and the type and number of each such account and the authorized signatures with respect thereto.

                  4.6 Assets.

                      (a) Title. Except as set forth in the Disclosure Schedule, GPP and the Affiliates own good and valid title to or have valid leasehold or other interest in all of their respective material assets, free and clear of any and all Liens except: (a) the Existing Liens on the date of this Agreement; and (b) the Permitted Liens on the Closing Date. GPP and the Affiliates are in possession of, and have control of, their respective assets. Except as set forth on the Disclosure Schedule, no material asset of GPP or an Affiliate is leased, rented, licensed or otherwise not owned by GPP or such Affiliate.

                    (b) Real Property and Equipment. The Real Property and Equipment, taken as a whole, are in good operating condition and repair and are adequate in all material respects for the uses for which they are being put, normal wear and tear excepted. The Disclosure Schedule contains a true and complete list of all Real Property.

                    (c) Investments. Except for the Existing Investments, neither GPP nor any Affiliate owns, or has any right to acquire, any material Investment, nor does GPP or any Affiliate have any obligation to acquire any Investment.

                    (d) Systems. GPP's and the Affiliates' management information systems do not contain any defects which would have a Material Adverse Effect.

                    (e) U.K. Property. With respect to the U.K. Property:

                    (i) Where the title requires registration at H.M. Land Registry, the U.K. Property has been duly registered with title absolute and LLC is the registered proprietor; or if where title to the U.K. Property does not require registration at H.M. Land Registry, there is no caution registered against first registration and no event has occurred in consequences of which registration should have been effected.

                    (ii) There is no material agreement, obligation, event, or other matter that is registered or, to the Knowledge of GPP, although not registered, is capable of registration, as a local land charge, land charge, caution, inhibition or notice.

                    (iii) Except as set forth in the Disclosure Schedule, to the Knowledge of GPP, there is no circumstance which would entitle any third party to exercise a right or power of entry or to take possession, or which would in any other way adversely affect or restrict its continued possession, enjoyment or use for the purposes of carrying on the business of GPP and the Affiliates.

                    (f) Grants. No asset used in the U.K. Business has been acquired with the assistance of any governmental, local governmental, quasi-governmental or regulatory grant, subsidy or aid or is held on terms that any such grant, subsidy or aid is due to be repaid or reimbursed in any circumstances.

                  4.7 Contingent and Undisclosed Liabilities. Except as set forth in the Disclosure Schedule and except pursuant to the deposit and collection of checks in the ordinary course of business, neither GPP nor an Affiliate has guaranteed or become a surety for or is otherwise contingently liable for the obligations of any other Person. To the Knowledge of GPP, neither GPP nor an Affiliate has any material liabilities, obligations or indebtedness (whether absolute, accrued, contingent or otherwise), other than those which:
(a) are reflected, reserved
against or disclosed in the financial statements which are a part of the Financial Information or in the Disclosure Schedule; or (b) arose or were incurred in the ordinary course of business since February 24, 2001 and which are consistent in amount and character with past practices and are not required to be disclosed pursuant to this Agreement or the Disclosure Schedule.

                  4.8 Taxes. Except as set forth in the Disclosure Schedule:

                    (a) Tax Returns. GPP and the Affiliates have timely (taking into account, if applicable, any extensions properly requested) and properly filed all material federal, state, local and foreign tax returns (including but not limited to income, business, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed by them. Neither GPP nor any Affiliate has received a claim or other notice in writing, or to the Knowledge of GPP, any oral claim or notice, from any jurisdiction in which it does not file a tax return that GPP or such Affiliate is or may be subject to taxes assessed by such jurisdiction. GPP and the Affiliates have paid or made adequate provision, in reserves reflected in the Financial Information in accordance with generally accepted accounting principles, for the payment of all material taxes (including interest and penalties) and withholding amounts owed by it or assessable against it. All tax returns filed by GPP or an Affiliate were complete and correct in all material respects. No tax deficiencies have been proposed or assessed in writing or, to the Knowledge of GPP, orally, against GPP or an Affiliate and GPP and the Affiliates have made available true and correct copies of all of their tax returns and any work papers relating thereto requested by Briggs.

                    (b) Extensions. Neither GPP nor an Affiliate has consented to any extension of the statute of limitations with respect to any open tax returns.

                    (c) Tax Liens. There are no tax Liens upon any property or assets of GPP or an Affiliate except for Liens for current taxes not yet due and payable.

                    (d) Tax Examinations. No examination or audit of any tax return or report of GPP or an Affiliate for any period not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of GPP, no such examination or audit is planned. Neither GPP nor an Affiliate has received from the Internal Revenue Service or other taxing authority any notice in writing or, to the Knowledge of GPP, orally, of underpayment of taxes, assessment of additional taxes or other deficiency which has not been paid, except for such matters as are being disputed in good faith. Neither GPP nor an Affiliate has granted a power of attorney with respect to any matter relating to Taxes.

                    (e) Employment Taxes. GPP and the Affiliates have properly withheld and timely paid all withholding and employment taxes which they were required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to or benefits provided to their employees or other Persons.

                    (f) Tax Sharing Agreements. Neither GPP nor an Affiliate is a party to any agreement relating to, or has any potential liability under or with respect to, any tax allocation, tax sharing or tax indemnification agreement or similar arrangement. Neither GPP nor any Affiliate has any liability for taxes of any kind of any Person (other than GPP or any Affiliate) under any contract or under Treasury Regulations
Section 1.1502-6 (or any similar provision of Law) as a transferee or successor or otherwise.

                    (g) Excess Parachute Payments. Neither GPP nor an Affiliate is bound by any contract, agreement, plan, arrangement or understanding that could result, on account of the Merger, separately or in the aggregate, in any payment (nor have any payments been made) that would not be deductible by reason of Section 280G of the Code or applicable Law of the United Kingdom.

                    (h) Consolidated Group. Neither GPP nor an Affiliate is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income tax return, or any similar group defined under a similar provision of applicable state, local or foreign Law filing a consolidated, combined or unitary income tax return, except for a group the common parent of which is GPP.

                    (i) Tax Rulings. Neither GPP nor an Affiliate has applied for any tax ruling, entered into a closing agreement with any tax authority, filed a consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by GPP or an Affiliate.

                    (j) Real Estate Holding Company. Neither GPP nor an Affiliate has been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code.

                    (k) Tax Exempt Property; etc. None of the assets of GPP or an Affiliate are treated as "tax-exempt use property" within the meaning of
Section 168(h) of the Code or secure any debt the interest of which is exempt from tax under Section 103 of the Code. Neither GPP nor an Affiliate has been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code. Neither GPP nor an Affiliate have participated in an international boycott as defined in Section 999 of the Code. Neither GPP nor an Affiliate has agreed, nor are any of them required, to make any adjustment under Section 481(a) of the Code or similar provision of any tax law by reason of change in accounting method or otherwise. GPP and the Affiliates are in compliance with the terms and condition of any applicable tax exemption, tax agreement or tax order to which they may be subject and the consummation of the Merger will not have an adverse impact on such compliance.

                    (l) Stamp Duties. All documents to which GPP or an Affiliate was a party as a purchaser, lessee, assignee or other transferee and which are in the possession or under the control of GPP on its Affiliates or to the production of which GPP and its Affiliates are entitled which are necessary to establish the title of GPP or its Affiliates to any asset and which, in the United Kingdom or elsewhere, attract either stamp duty or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority, have been properly stamped; and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

                    (m) U.K. Taxation.

                    (i) Except as set forth in the Disclosure Schedule, GPP and its Affiliates have paid all United Kingdom National Insurance and Graduated Pension Contributions for which they are liable and have maintained proper books and records relating thereto.

                    (ii) Neither GPP nor any of its Affiliates has been party to any transaction, scheme or arrangement such that Section 30 of the United Kingdom Taxation of Chargeable Gains Act 1982 (value shifting) has or, to the Knowledge of GPP, may or will have effect in relation to the disposal of an asset by GPP or its Affiliates.

                    (iii) Neither GPP nor its Affiliates has, since February 24, 2001, done or omitted to do or agreed to do, or permitted to be done, any act as a result of which there may be made a balancing charge under the United Kingdom Capital Allowances Act 1990 or a withdrawal of first year allowances or recovery of excess relief within Section 46 or Section 47 Capital Allowances Act 1990.

                    (iv) Neither GPP nor its Affiliates have incurred expenditure on the provision of machinery or plant for leasing (the meaning of which is, for this purpose, as extended by Section 50 of the Capital Allowances Act 1990).

                    (v) Neither GPP nor its Affiliates have made any election under Section 37 Capital Allowances Act 1990 (short life assets) nor are they taken to have made such an election under subsection (8)(c) thereof.

                    (vi) Neither GPP nor its Affiliates have been subject to any inquiry by any tax authority in relation to the price at which goods or services are sold or provided to any connected party.

                    (vii) Neither GPP nor its Affiliates has, since April 1, 2000, acquired any asset from any other Person (including another member of the GPP Group) which was, at the time of such acquisition, a member of the same group of companies for United Kingdom tax purposes as GPP and/or the Affiliates.

                    (n) U.K. VAT.

                    (i) LLC is a registered and taxable person for the purposes of the United Kingdom's Value Added Tax Act 1994 and it neither is nor has ever been treated as a member of a group for the purposes of Section 43 Value Added Tax Act 1994. Neither GPP or any other Affiliate is required to be so registered.

                    (ii) GPP and the Affiliates: (A) have each complied with and observed in all material respects the terms of the Value Added Tax Act 1994 and
Section 10 of the Finance Act 1985 and all regulations made or notices issued thereunder and has maintained and obtained correct and up-to-date records, invoices and other records (as the case may be) appropriate or requisite for the purposes thereof; and (B) are not in arrears with any payments or returns or notifications under such legislation, regulations or notices or liable to any abnormal or no-routing payment or any forfeiture or penalty or interest or surcharge provisions contained therein.

                    (iii) Neither GPP nor an Affiliate is nor has agreed to become, an agent, manager or factor (for the purposes of Section 47 of the Value Added Tax Act 1994) of any Person who is not resident in the United Kingdom.

                    (iv) Neither GPP nor its Affiliates holds any interest in any buildings or land in respect of which any of them or any other Person has made an election to waive the exemption to value added tax in accordance with the provisions of paragraph 2 of Schedule 10 to the Value Added Tax Act 1994, nor is GPP or an Affiliate contractually committed (contingently or otherwise) to receive any supply in respect of which such an election has been made.

                  4.9 Absence of Certain Changes. Except as set forth in the Disclosure Schedule, since February 24, 2001, there has been no Material Adverse Effect; and since February 24, 2001 through the date of this Agreement, neither GPP nor an Affiliate has:

                    (a) declared or paid or set aside the payment of any dividend or any distribution in respect of its capital stock or directly or indirectly redeemed, purchased or otherwise acquired any such stock;

                    (b) been a party to any transaction or entered into any material contract outside the ordinary course of business, except for the transactions contemplated by this Agreement;

                    (c) issued any shares of capital stock or securities convertible into any capital stock;

                    (d) incurred any Indebtedness;

                    (e) sold, assigned, transferred or leased any material asset, except in the ordinary course of business;

                    (f) granted or made, or promised to grant or make, any bonus or wage or salary increase to any member of senior management or any increase in any Existing Plan;

                    (g) suffered any material damage, destruction or loss, whether or not covered by insurance;

                    (h) made any change in any accounting method or policy; or

                    (i) amended its charter documents.

                  4.10 Existing Plans.

                    (a) Existing Plans. The Disclosure Schedule contains a complete and accurate list of all Existing Plans. Except for the Existing Plans, neither GPP nor an Affiliate maintains or is bound by any Employee Benefit Plan. All of the Existing Plans are in compliance (or have been brought into compliance) in all material respects with all applicable Laws including ERISA and the Code. All of the Existing Plans which are intended to meet the requirements of Section 401(a) of the Code have been determined by the Internal Revenue Service to be "qualified" within the meaning of the Code, and there are no facts which would adversely affect the qualified status of any of the Existing Plans. Neither GPP nor an Affiliate has an announced plan or legally binding commitment to create any additional Employee Benefit Plan or to amend or modify any Existing Plan.

                    (b) ERISA. There is no accumulated funding deficiency, within the meaning of ERISA or the Code, in connection with the Existing Plans or any other benefit plan sponsored by GPP or any affiliate of GPP, as determined under Sections 414(b), (c), (m) or (o) of the Code (herein referred to as an "ERISA Affiliate"), and no reportable event, as defined in ERISA, has occurred in connection with the Existing Plans. The Existing Plans have not, nor, to the Knowledge of GPP, has any trustee or administrator of the Existing Plans, engaged in any non-exempt prohibited transaction as defined in Section 406 or 407 of ERISA or Section 4975 of the Code that could result in any material liability to GPP, and no event or omission has occurred in connection with any Existing Plan which could have a Material Adverse Effect. Neither GPP nor any ERISA Affiliate is contributing to, nor has GPP or any ERISA Affiliate ever contributed to or been obligated to contribute to, any multi-employer plan, as defined in ERISA.

                    (c) Terminated Plans. The Disclosure Schedule describes any Employee Benefit Plan subject to ERISA that has been terminated and the status of such Plan, the distribution or retention of monies with respect to such Plan, and any further obligations of such Plan or GPP in connection therewith. Any past Employee Benefit Plan subject to ERISA that has been terminated was done so in material compliance with all applicable Laws.

                    (d) Existing Plans. With respect to each Employee Benefit
Plan:

                    (i) Any Existing Plan that is intended to qualify under
Section 401(a) of the Code meets in all material respects the requirements for qualification under Section 401(a) of the Code and the regulations thereunder, and GPP has provided Briggs with a copy of the most recent favorable determination letter issued by the Internal Revenue Service concerning the Plan's qualification. Each such Existing Plan has been administered in all material respects in accordance with its terms and, to the Knowledge of GPP, no matter exists which would adversely affect the qualified tax-exempt status of such Existing Plan and any related trust.

                    (ii) With respect to each Existing Plan: (A) all payment due from GPP or an Affiliate have been made and all amounts accrued to date as liabilities by GPP or an Affiliate which have not been paid have been properly recorded as liabilities on the books of

GPP or such Affiliate; (B) all reports and information relating to each such Existing Plan required to be filed with any governmental entity have been accurately and timely filed; (C) all reports and information relating to each such Existing Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (D) each trust related to any Existing Plan which is a voluntary employee beneficiary association pursuant to Section 501(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its tax-exempt status, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (E) no event has occurred or circumstance exists that could result in a material increase in premium costs of any Existing Plan that is insured or a material increase in benefit costs of any Existing Plan that is self-insured; and (F) to the Knowledge of GPP, no fiduciary of an Existing Plan has committed a breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA with respect to such Existing Plan.

                    (iii) There has been delivered or made available to Briggs, with respect to each Existing Plan the following: a copy of the annual report (if required under ERISA) with respect to each such Existing Plan for the last three years (including all schedules and attachments); a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Existing Plan; all material employee communications relating to such Existing Plan; a true and complete copy of such Existing Plan; all trust agreements, insurance contracts, accounts or other documents which establish the funding vehicle for any Existing Plan and the latest financial statements thereof; any investment management agreements, administrative services contracts, or other agreements and documents relating to the ongoing administration and investment of any Existing Plan.

                    (iv) With respect to each such Existing Plan for which an annual report has been filed and delivered to Briggs, no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

                    (v) There are no actions, suits, proceedings, investigations or hearings pending with respect to any Existing Plan or, to the Knowledge of GPP, any claims (other than claims for benefits arising in the ordinary course of an Existing Plan) threatened against or with respect to any Existing Plan or any fiduciary or assets thereof, and there are no facts which could reasonably give rise to any such actions, suits, proceedings, investigations, hearings or claims.

                    (vi) The consummation of the Merger will not: (A) entitle any current or former employee of GPP or an Affiliate to severance pay, unemployment compensation or other payment; or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee.

                    (vii) No Existing Plan provides benefits, including without limitation, death or medical benefit (whether or not insured) beyond retirement or other termination of service other than: (A) coverage mandated by applicable Law; (B) death or retirement benefits under any Existing Plan that is an employee benefit pension plan; or (C) deferred compensation benefits that are accrued as liabilities on the books of GPP or an Affiliate or disability benefits under any employee welfare benefit plan.

                    (e) U.K. Pensions.

                    (i) GPP is not providing and has not at any time provided or promised to provide ex gratia pensions or other benefits in respect of any person.

                    (ii) The Disclosed Scheme is a money purchase scheme as defined in section 181(1) of the Pension Scheme Act 1993 and all contributions due to date have been paid.

                    (iii) The Disclosed Scheme is approved as a personal pension scheme (within the meaning of Chapter IV of Part XIV of the Income and Corporation Taxes Act 1988) and, to the Knowledge of GPP, there is not any reason why such approval will or may cease.

                    (iv) No company or employer other than LLC participates or has participated in the Disclosed Scheme.

                    (v) No payment of assets from the Disclosed Scheme has at any time been made to GPP or any current or previous participating employer in the Disclosed Scheme.

                    (vi) For purposes hereof, "Disclosed Scheme" means the Generac Group Personal Pension Plan insured by the Standard Life Assurance Company.

                  4.11 Compliance with Law.

                    (a) Operations. The present and past operation of the business of GPP and the Affiliates is and has been in material compliance with all Existing Permits and Laws. To the Knowledge of GPP, neither GPP nor an Affiliate is currently the subject of an inspection or inquiry regarding violations or alleged violations of any Law by any foreign, federal, state, local or other governmental agency.

                    (b) Events. To the Knowledge of GPP, no event has occurred or circumstance exists that (with or without notice or lapse of time): (i) is reasonably likely to constitute or result in a violation by GPP or an Affiliate of, or a failure on the part of GPP or an Affiliate to comply with, any material Existing Permit or Law; or (ii) is reasonably likely to give rise to any obligation on the part of GPP or an Affiliate to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

                    (c) Existing Permits. The Disclosure Schedule contains a complete and accurate list of each Existing Permit. Each material Existing Permit is valid and in full force and effect, and such material Existing Permits collectively constitute all of the permits, licenses, approvals, qualifications, permissions or authorizations necessary to permit GPP and the Affiliates to lawfully conduct and operate its business in the manner currently conducted and to permit GPP and the Affiliates to own and use their respective assets in the manner in which they currently own and use such assets.

                    (d) Notice of Official Action. Neither GPP nor any Affiliate has in relation to the U.K. Business received any process, notice or communication, by or on behalf of the Office of Fair Trading, the Secretary of State for Trade and Industry, the Competition Commission, the European Commission or any other authority of any country having jurisdiction in anti-trust matters, in relation to any aspect of the U.K. Business or any agreement or arrangement to which GPP or any Affiliate is or was a party, and, to the Knowledge of GPP, neither GPP nor any Affiliate is likely to receive any such process, notice or communication.

                  4.12 Litigation. Except for the Existing Litigation: (a) there is no litigation, suit, arbitration, citation, action, proceeding or governmental investigation or claim of any kind pending or, to the Knowledge of GPP, proposed or threatened, against or relating to GPP or an Affiliate, nor, to the Knowledge of GPP, is there any reasonable basis for any such action which is reasonably likely to be successful on the merits; (b) to the Knowledge of GPP, there is no inquiry pending or threatened against GPP by any foreign, federal, state, local or other governmental agency or regulatory authority; and (c) as of the date of this Agreement, there is no action, suit or proceeding pending or, to the Knowledge of GPP, proposed or threatened, against GPP or an Affiliate by any Person which questions the legality, validity or propriety of the transactions contemplated by this Agreement. Neither GPP nor an Affiliate is subject to any order or ruling of any governmental entity which materially effects the operation to the business of GPP or an Affiliate.

                  4.13 Existing Contracts. The Disclosure Schedule contains a complete and accurate list of, and GPP has delivered or made available to Briggs true and complete copies of, the Existing Contracts. The Existing Contracts are the only Contracts to which GPP or an Affiliate is a party or by which GPP or an Affiliate is bound under which GPP or such Affiliate has a remaining performance obligation (excluding those Contracts which may be cancelled by GPP or an Affiliate, as the case may be, at its option without any penalty and on no more than thirty (30) days' notice) and which:

                    (a) involve the performance of services or delivery of goods or materials by GPP or an Affiliate of an amount or value in excess of $50,000 in any 12-month period;

                    (b) involve the performance of services or delivery of goods or materials to GPP or an Affiliate of an amount or value in excess of $50,000 in any 12-month period;

                    (c) was not entered into in the ordinary course of business and involves expenditures or receipts of GPP or an Affiliate in excess of $50,000 in any 12-month period;

                    (d) is a lease, rental or occupancy agreement, license, installment or conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

                    (e) except for "shrink-wrap" software licenses and agreements obtained in the ordinary course of business with current or former employees, consultants, or contractors regarding the nondisclosure of any Intangible Assets, is a Contract with respect to material Intangible Assets;

                    (f) is a joint venture, partnership or other similar Contract (however named) involving a sharing of profits, losses, costs, or liabilities by GPP or an Affiliate with any other Person;

                    (g) contains covenants that purport to restrict the business activity of GPP or an Affiliate or limit the freedom of GPP or an Affiliate to engage in any line of business or to compete with any Person or otherwise restricts the right of GPP or an Affiliate to use or disclose any information in its possession;

                    (h) provides for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                    (i) is a power of attorney that is currently effective and outstanding;

                    (j) was entered into other than in the ordinary course of business and contains or provides for an express undertaking by GPP or any Affiliate to be responsible for consequential damages;

                    (k) is a Contract for capital expenditures in excess of $100,000;

                    (l) is a warranty, guaranty or other similar undertaking with respect to contractual performance extended by GPP or an Affiliate other than in the ordinary course of business;

                    (m) is a union labor, trade union, staff association or similar contract relating to the representation of employees of GPP or an Affiliate;

                    (n) is a management, consulting, personal service, agency or other similar contract or contracts providing for the rendition of services and which: (i) is in writing; or (ii) provides for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation; or (iii) contains any termination or severance pay obligations or liabilities;

                    (o) is a material agreement for the storage, transportation, treatment or disposal of any hazardous waste or hazardous byproduct;

                    (p) other than Existing Plans, is an agreement with any director, officer, employee or shareholder of GPP or an Affiliate;

                    (q) is an agreement with any dealer, distributor, sales representative or manufacturer's representative for any of the products of GPP or an Affiliate;

                    (r) is any other agreement which: (A) involves an amount in excess of $50,000 (per annum in the case of multi-year agreements); or (B) is not in the ordinary course of business;

                    (s) is an agreement to borrow, a note or other evidence of any Indebtedness of GPP or an Affiliate;

                    (t) is a material agreement with any material vendor or supplier to GPP or an Affiliate; or

                    (u) is any other or agreement that is material, either in amount or significance, to the ongoing operation of GPP or an Affiliate.

                  4.14 Performance of Contracts. Each material Existing Contract is in full force and effect and is valid and is enforceable against GPP or the appropriate Affiliate, and to the Knowledge of GPP, against the other party thereto, in accordance with its terms. Except as set forth on the Disclosure
Schedule:

                    (a) GPP and the Affiliates are in compliance with all applicable terms and requirements of each material Existing Contract in all material respects;

                    (b) each other Person that has or had any obligation or liability under any material Existing Contract is, to the Knowledge of GPP, in compliance with all applicable terms and requirements of such material Existing Contract;

                    (c) to the Knowledge of GPP, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to contravene, conflict with, or result in a violation or breach of, or give GPP, an Affiliate or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Existing Contract;

                    (d) neither GPP nor an Affiliate has given to or received from any other Person any written notice or has obtained Knowledge of any other communication (whether oral or written) regarding any actual or alleged violation or breach of, or default under, any material Existing Contract; and

                    (e) as of the date of this Agreement, there are no renegotiations of any significant amounts paid or payable to or by GPP or an Affiliate under current or completed material Contracts with any Person other than in the ordinary course of business and, to the Knowledge of GPP, no such Person has made written demand for such renegotiation.

                  4.15 Existing Insurance Policies.

                    (a) Deliveries. The Disclosure Schedule contains a complete and accurate list of all Existing Insurance Policies. GPP has delivered to Briggs true and complete copies of the Existing Insurance Policies, all pending applications by GPP for an insurance policy and any statement by the auditor of the GPP Group's financial statements with regard to the adequacy of the insurance coverage provided by the Existing Insurance Policies.

                    (b) Cancellation. As of the date of this Agreement, neither GPP nor an Affiliate has received: (i) any refusal of coverage or notice that a defense will only be afforded with a reservation of rights; or (ii) except for those policies which GPP or an Affiliate chose not to renew, any notice of cancellation or any other indication that any insurance policy is no longer in full force and effect or will not be renewed or that the issuer of any such policy is not willing or able to perform its obligations thereunder.

                  4.16 Environmental Protection.

                    (a) Definitions. As used in this Agreement:

                    (i) "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Environmental Hazardous Materials at any location, whether or not owned by GPP or an Affiliate; or (B) to the Knowledge of GPP, circumstances forming the basis of any violation or alleged violation, of any applicable Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Environmental Hazardous Materials.

                    (ii) "Environmental Hazardous Materials" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs) and radon gas; and (B) any chemicals, materials or substances which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is prohibited, limited or regulated by any governmental authority because of its impact on human health or the environment.

                    (iii) "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including, without limitation, Laws relating to Environmental Releases or threatened Environmental Releases of Environmental Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Environmental Hazardous Materials.

                    (iv) "Environmental Permits" shall mean all environmental, health and safety permits and governmental authorizations.

                    (v) "Environmental Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water or groundwater.

                    (b) Compliance. Except as described on the Disclosure Schedule, GPP and the Affiliates: (i) are in substantial compliance with all applicable Environmental Laws; and (ii) have not received any communication (written or oral) that alleges that GPP or an Affiliate is not or was not in substantial compliance with applicable Environmental Laws.

                    (c) Environmental Permits. Except as described on the Disclosure Schedule, GPP and the Affiliates have obtained all Environmental Permits necessary for its operations, and all such permits are in good standing and GPP and the Affiliates are in substantial compliance with all terms and conditions of such Environmental Permits.

                    (d) Environmental Claims. Except as described on the Disclosure Schedule, there is no Environmental Claim pending or, to the Knowledge of GPP, threatened, against GPP or an Affiliate, or to the Knowledge of GPP, against any Person whose liability for any Environmental Claim GPP or an Affiliate has retained or assumed either contractually or by operation of Law, or against any real or personal property or operation which GPP or an Affiliate owns, leases or operates, nor, to the Knowledge of GPP, is there any reasonable basis for any such Environmental Claim.

                    (e) Environmental Releases. Except as described on the Disclosure Schedule, there have been no Environmental Releases of any Environmental Hazardous Material by GPP or an Affiliate or any employee or agent of GPP or Affiliate, or to the Knowledge of GPP, by any Person on real property owned, used, leased or operated by GPP or an Affiliate which in each case would result in a liability of GPP or such Affiliate.

                    (f) CERCLA. Except as described on the Disclosure Schedule, none of the Real Property is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state list, and neither GPP nor an Affiliate has received any written notice from any Person under or relating to CERCLA or any comparable state or local Law.

                    (g) Off Site Locations. Except as described on the Disclosure Schedule, to the Knowledge of GPP, no off-site location at which GPP or an Affiliate has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and neither GPP nor an Affiliate has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

                    (h) Environmental Hazardous Materials. Except as described on the Disclosure Schedule, there is not and has not been any Environmental Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about the Real Property, except for quantities of any such Environmental Hazardous Materials stored or otherwise held on, under or about the Real Property in substantial compliance with all Environmental Laws and intended to be used in the operation of the business of GPP or an Affiliate.

                    (i) Tanks. Except as described on the Disclosure Schedule, there is not now, and to the Knowledge of GPP, has not been in the past any underground or above-ground storage tank or pipeline on the Real Property, and to the Knowledge of GPP, there has been no Environmental Release from or rupture of any such tank or pipeline, including, without limitation, any Environmental Release from or in connection with the filling or emptying of such tank.

                    (j) Scope. Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.16 shall be deemed the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws or to Environmental Hazardous Materials.

                  4.17 Labor Matters.

                    (a) Proprietary Rights. Except as set forth on the Disclosure Schedule, to GPP's Knowledge, no employee of GPP or an Affiliate is a party to any confidentiality, noncompetition, or proprietary rights agreement, between such employee or GPP or an Affiliate on the one hand and any other Person on the other hand. Except as disclosed on the Disclosure Schedule, to the Knowledge of GPP, no Person listed in Section 1.47 hereof intends to terminate employment with GPP or such Affiliate prior to the Effective Time of Merger.

                    (b) Strikes; etc. Except as set forth on the Disclosure Schedule, there has not been, there is not presently pending or existing, and, to the Knowledge of GPP, there is not threatened: (i) any strike, lockout, slowdown, picketing, work stoppage or other general labor dispute; (ii) any material charge, grievance, proceeding, complaint or other claim against or affecting GPP or an Affiliate relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Equal Opportunities Commission, the Commission for Racial Equity or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting GPP or an Affiliate; or (iii) any application for certification of a collective bargaining agent.

                    (c) Events. To the Knowledge of GPP, no event has occurred in the past twelve months or circumstance currently exists that is reasonably likely to provide the basis for any work stoppage or other general labor dispute. To the Knowledge of GPP, there have been no union organizing events in the past twelve months. There is no lockout of any employees of GPP or an Affiliate by GPP or such Affiliate pending, and no such action is currently contemplated by GPP or an Affiliate.

                    (d) Claims. There are no pending or, to the Knowledge of GPP, threatened claims (whether under Law, under any employee agreement or otherwise) by a present or former employee (temporary or permanent) of GPP or an Affiliate on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement; or (iv) any other matter relating to such person's employment at GPP or the Affiliate.

                    (e) Unemployment Compensation. To the Knowledge of GPP and the Affiliates have made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments and such accounts have positive balances.

                  4.18 Brokers. Except for fees payable to J.P. Morgan Securities Inc. or any of its affiliates, which shall be the sole responsibility of the Shareholders, neither any member of the GPP Group nor any Shareholder has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

                  4.19 Disclosure. To the Knowledge of GPP, Briggs has been furnished with complete and accurate copies (however delivered, whether in paper form, on computer disk or otherwise) or originals of all documents and/or information requested by Briggs. To the Knowledge of GPP, no statement of fact by GPP contained in this Agreement, the Disclosure Schedule (including any supplement thereto) or any document to be furnished pursuant to this Agreement omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made (including all other matters disclosed), not misleading. Notwithstanding anything that could be construed to the contrary in this Agreement, GPP makes no representation or warranty regarding any financial projections provided by it to Briggs.

                  4.20 Intangible Assets.

                    (a) Disclosure Schedule. The Disclosure Schedule contains a complete and accurate list and brief description or other identification of all United States and foreign patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights, copyright applications and

Internet domain names owned by GPP or an Affiliate, and all material licenses pursuant to which GPP or an Affiliate authorizes the use of any of the foregoing by another Person or pursuant to which GPP or an Affiliate is authorized to use any of the foregoing owned by another Person.

                    (b) Ownership. GPP or an Affiliate owns or has the right to use Intangible Assets necessary to conduct their respective business as now conducted.

                    (c) Validity; Infringement. To the Knowledge of GPP, none of the material registrations or applications included in the Intangible Assets is invalid or unenforceable and there are no claims, demands or proceedings pending or threatened by any Person contesting or challenging GPP's or an Affiliate's right to use any of the Intangible Assets. There are no patents, trademarks, trade names, copyrights, software, trade secrets or other proprietary information owned by a Person other than GPP or an Affiliate which GPP or an Affiliate is using without license to do so.

                  4.21 Product Matters. The Disclosure Schedule describes: (a) any obligation or liability of GPP or an Affiliate in excess of $10,000 which is based upon any express or implied warranty relating to any product produced, sold or shipped by GPP or an Affiliate; (b) to the Knowledge of GPP, any product recall or any other material obligation or liability of GPP or an Affiliate which is based upon death, disease or injury to Person or property relating to any product produced, sold or shipped by GPP or an Affiliate; and (iii) any exclusivity or protected arrangements applicable to products produced, sold or shipped by GPP or an Affiliate.

                  4.22 Customers; Suppliers; Certifications.

                    (a) Customers. The Disclosure Schedule sets forth a list of the top ten (10) customers of the GPP Group, taken as a whole, by dollar volume of sales, for the last two completed fiscal years.

                    (b) Suppliers. The Disclosure Schedule sets forth a list of the top twenty (20) suppliers of the GPP Group, taken as a whole, by dollar volume of purchases, for the last completed fiscal year.

                    (c) Certifications. The Disclosure Schedule contains a description of each material third-party quality or other certification required by Law. Except as disclosed on the Disclosure Schedule, GPP and the Affiliates are in material compliance with all such certifications.

                  4.23 Relationships with Related Parties. Except as set forth on the Disclosure Schedule, no Shareholder and no director, officer or manager of GPP or an Affiliate has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used by GPP or an Affiliates. No Shareholder and no director, officer or manager of GPP or an Affiliate owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that: (a) has ongoing material business dealings or a material financial interest in ongoing transactions with GPP or an Affiliate; or (b) is engaged in competition with GPP or an Affiliate with respect to any line of the products or services of GPP or an Affiliate (a

"Competing Business") in any market presently served by GPP or an Affiliate except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth on the Disclosure Schedule, no Shareholder or any director, officer or manager of GPP or an Affiliate is a party to any Contract with, or has any claim or right against, GPP or an Affiliate, other than in such Person's capacity as a director, officer or employee and to the extent any such Person has appraisal rights under the DGCL as a result of the transactions described in this Agreement.

                  4.24 Real Property.

                    (a) Real Property. The parcels included in the Real
Property: (i) constitute all real property and improvements owned, leased or used by GPP or an Affiliate; (ii) to the Knowledge of GPP, are not in possession of any adverse possessors; (iii) are not subject to any leases or tenancies of any kind (except for any Existing Contract); (iv) have access to and from a public road or street and, to the Knowledge of GPP, there is no pending or threatened restriction or denial of such access; (v) are used in a manner which is materially consistent with and permitted by applicable zoning ordinances and other Laws without special use approvals or permits; (vi) are, and have been since the date of possession thereof by GPP or an Affiliate, in the peaceful possession of GPP or such Affiliate; (vii) are served in all material respects by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the businesses of GPP as presently conducted;
(viii) are not located in a flood plain, wetland or similar restricted area such that it would hinder the use of the Real Property in the operation of GPP's or an Affiliate's business as presently conducted; and (ix) require no material work or improvements to bring them into compliance with any applicable Law.

                    (b) Notices. To the Knowledge of GPP, there are no: (i) planned or contemplated public improvements which may result in special assessments against the Real Property or which may adversely affect the availability of utility service to the Real Property; or (ii) increases or contemplated increases in the assessed value of the Real Property which would increase the estimated real estate taxes therefor.

                    (c) Options. Neither GPP nor any Affiliate has the option or right to purchase any real estate and no other Person has an option or right to purchase any Real Property owned by GPP or an Affiliate.

                    (d) Fire Certificate. A fire certificate has been issued in respect of the U.K. Property where requisite and there are no material conditions attaching thereto or any recommendations or requirements of the local fire authority that have not been implemented.

                    (e) Outgoings. The U.K. Property is not subject to the payment of any outgoings other than non-domestic or water rates (and in the case of leaseholds, sums reserved by the relevant lease) and all material outgoings have been duly paid to date, and none is in dispute.

                    (f) Planning. With respect to the U.K. Property:

                    (i) No planning permission has been given subject to materially onerous conditions or on a temporary or personal basis and no permission is suspended or remains unimplemented in whole or in part and no planning application has been submitted which awaits determination.

                    (ii) The U.K. Property is not subject to or affected by any agreement under section 106 of the Town and Country Planning Act 1990, section 33 of the Local Government (Miscellaneous Provisions) Act 1982 or any legislation of a similar nature, nor is the U.K. Property the subject of a notice of entry and no proposals have been published for its compulsory acquisition.

                    (iii) There is no material breach of condition notice, planning contravention notice, stop notice or enforcement notice or injunction under section 187(B) of the Town and Country Planning Act 1990 affecting the U.K. Property.

                  4.25 Data Protection.

                    (a) GPP has made all necessary notifications under Data Protection Act 1998 in relation to the U.K. Business in respect of all personal data processed by it or has the benefit of an existing subsidiary registration under the Data Protection Act 1984 in respect of such processing.

                    (b) Neither GPP nor any Affiliate has in relation to the U.K. Business received an Enforcement Notice under either the Data Protection Act 1984 or 1998, or any draft of such a notice, nor any other communication from the Data Protection Commissioner or from any other person indicating any breach or alleged breach of the Data Protection Act 1984 or 1998 and to the Knowledge of GPP there are no circumstances which are likely to give rise to any such notice, or letter being served or made.

                    (c) No individual has been awarded compensation from GPP or any Affiliate in relation to the U.K. Business under the Data Protection Acts 1984 or 1998, no such claim is outstanding and to the Knowledge of GPP there are no circumstances which are likely to give rise to any claim for compensation being made.

                    (d) GPP and the Affiliates have in relation to the U.K. Business either complied in all material respects with requests under the Data Protection Acts 1984 and 1998 from data subjects for access or changes to or deletions of personal data or has validly refused such requests on the basis of an exemption under the Data Protection Acts 1984 or 1998 and no such requests are outstanding.

                                    ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF INDEMNIFYING SHAREHOLDER

                  The Indemnifying Shareholder hereby represents and warrants to Briggs that:

                  5.1 Organization; Business. The Indemnifying Shareholder is a limited partnership duly and validly organized and existing and in good standing under the Laws of the State of Delaware. The general partner of the Indemnifying Shareholder is Beacon Focus Value Fund Investors, LLC.

                  5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by the Indemnifying Shareholder and all of the documents and instruments required by this Agreement to be executed and delivered by the Indemnifying Shareholder are within the partnership power of the Indemnifying Shareholder and have been duly authorized by all necessary action by the Indemnifying Shareholder. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by the Indemnifying Shareholder will be, when executed and delivered by the Indemnifying Shareholder, the valid and binding obligations of the Indemnifying Shareholder, enforceable against the Indemnifying Shareholder in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws Relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  5.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by the Indemnifying Shareholder do not and will not conflict with or violate any Law, the charter documents of the Indemnifying Shareholder or any contract or agreement to which the Indemnifying Shareholder is a party or by which the Indemnifying Shareholder is bound.

                  5.4 Ownership. The Indemnifying Shareholder owns good and marketable title to the number of shares of Common Stock as set forth in the Disclosure Schedule, and will transfer such number of shares of Common Stock as of the Closing Date free and clear of any Liens. Except as set forth in the Disclosure Schedule, the Indemnifying Shareholder has not granted any proxy or other stock power with respect to, or entered into any type of voting agreement or other stockholders agreement relating to, the shares of GPP capital stock or any Warrant owned by it.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BRIGGS

                  Briggs hereby represents and warrants to GPP that:

                  6.1 Organization; Business. Briggs is a corporation duly and validly organized and existing in active status under the Laws of the State of Wisconsin. Acquisition is a corporation duly and validly organized and existing in good standing under the Laws of the State of Delaware.

                  6.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by each of Briggs and Acquisition and all of the documents and instruments required by this Agreement to be executed and delivered by Briggs and Acquisition, as the case may be, are within the corporate power of Briggs and Acquisition, respectively, and have been duly authorized by all necessary corporate action by Briggs and Acquisition, as the case may be. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by each of Briggs and Acquisition will be, when executed and delivered by Briggs and Acquisition, as the case may be, the valid and binding obligations of Briggs and Acquisition, as the case may be, enforceable against Briggs and Acquisition in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  6.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by Briggs and Acquisition do not and will not conflict with or violate any Law, the Articles of Incorporation or Bylaws of Briggs, the Certificate of Incorporation or Bylaws of Acquisition or any contract or agreement to which Briggs or Acquisition is a party or by which Briggs or Acquisition is bound.

                  6.4 Brokers. Except for fees payable to Goldman, Sachs & Co., which shall be the sole responsibility of Briggs, Briggs has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

                  6.5 Consents and Approvals. Except as disclosed on Schedule 6.5, no consent or approval from any Person or any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by each of Briggs and Acquisition.

                  6.6 Financing. The letter and related attachments (including any terms sheets) delivered to GPP, or other information provided to GPP, prior to the date hereof regarding Briggs's ability to obtain financing sufficient to consummate the transactions to occur at the Closing as described in this Agreement are true and correct copies of such documents. Briggs is not aware of any fact or circumstance that makes it reasonably likely that it will not obtain such financing or alternative financing in a similar amount.

                  6.7 Litigation. There is no litigation, suit, arbitration, action, proceeding or governmental investigation or claim of any kind pending or, to the knowledge of Briggs, proposed or threatened against Briggs which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

                                   ARTICLE VII

                 CONDUCT OF BUSINESS BY GPP PENDING THE MERGER

                  From and after the date of this Agreement and until the Effective Time of Merger, GPP shall, and shall cause the Affiliates to:

                  7.1 Conduct Business in the Ordinary Course. Conduct their businesses in the ordinary course and substantially in the same manner as heretofore, and manage working capital in the ordinary course of business.

                  7.2 Use of Assets. Use, operate, maintain and repair all of their material assets and properties in the ordinary course consistent with past practices.

                  7.3 No Default. Not do any act or omit to do any act that will cause a breach of any of the material Existing Contracts.

                  7.4 Existing Insurance Policies. Maintain all of the Existing Insurance Policies in full force and effect, except to the extent any non-maintenance thereof would be in the ordinary course of business.

                  7.5 Employment Matters. Not: (a) except as described in the Disclosure Schedule or in the ordinary course of business consistent with past practice, grant any increase in the rate of pay of any of the employees of GPP or an Affiliate; (b) institute or amend any Employee Benefit Plan; (c) enter into or modify any written employment arrangement with any Person; or (d) take any action to establish any "stay bonus" plan or arrangement or any new severance or termination pay program.

                  7.6 Contracts and Commitments. Not enter into any material contract or commitment or engage in any material transaction not in the usual and ordinary course of business and consistent with its normal practices and not sell or dispose of any material capital asset. The purchase of Real Property, the grant of an exclusive license under any of GPP's or an Affiliate's Intangible Assets and the execution of any brand licensing agreement shall be deemed to be material events not in the ordinary course of business.

                  7.7 Preservation of Relationships . Use its reasonable commercial efforts to preserve its business organization intact, to retain the services of its present officers and key employees and to preserve the goodwill of suppliers, customers, creditors and others having material business relationships with GPP or an Affiliate.

                  7.8 Compliance with Laws. Comply in all material respects with all applicable Laws.

                  7.9 Taxes. Timely (taking into account any extensions that may properly be requested) and properly file all federal, state, local and foreign tax returns which are required to be filed, and pay or make provision for the payment of all taxes owed by it.

                  7.10 Indebtedness. Not create, incur or assume any Indebtedness, other than in connection with borrowings under existing revolving credit facilities in the ordinary course of business.

                  7.11 Amendments. Not amend its charter documents.

                  7.12 Issuance of Stock or Membership Interests. Other than upon the exercise of Options and Warrants outstanding on the date hereof, not issue any additional shares of stock or membership interests of any class or grant any options, warrants or rights to subscribe for or acquire any additional shares of stock or membership interests of any class.

                  7.13 Dividends; Redemption. Not: (a) declare or pay any dividend or make any capital or surplus distributions of any kind; or (b) directly or indirectly redeem, purchase or otherwise acquire any of its capital stock; or (c) recapitalize or reclassify any of its capital stock or liquidate in whole or in part.

                  7.14 No Dispositions or Acquisitions. Not: (a) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its material assets except in the ordinary course of business consistent with past practice; or (b) acquire, or publicly propose to acquire or agree to acquire, by merger or consolidation with, or by purchase or otherwise, an equity interest in, or all or any portion of the assets of, any Person.

                  7.15 Capital Expenditures. Not make unplanned capital expenditures in excess of $200,000 in the aggregate for GPP and the Affiliates.

                                  ARTICLE VIII

                    CONDITIONS PRECEDENT TO THE OBLIGATIONS
                           OF BRIGGS AND ACQUISITION

                  Each and every obligation of Briggs and Acquisition to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions precedent:

                  8.1 Compliance with Agreement. GPP and the Indemnifying Shareholder shall have performed and complied: (a) in all respects with all of their respective obligations under Sections 2.6(b), 3.5 and 3.10 of this Agreement which are to be performed or complied with by them prior to or on the Closing Date; and (b) in all material respects with all of their other obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

                  8.2 No Injunction or Restraints; Illegality; Litigation.

                    (a) No temporary restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger (an "Injunction") shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental authority which makes the consummation of the Merger illegal.

                    (b) No suit, action or other proceeding that is reasonably likely to be successful on the merits shall be pending before any court in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

                  8.3 Representations and Warranties of GPP and the Indemnifying Shareholder. The representations and warranties made by GPP in Sections 4.1, 4.2 and 4.3 of this Agreement and the representations and warranties made by the Indemnifying Shareholder in Sections 5.2 and 5.4 of this Agreement shall be true and correct in all respects when made and as of the Closing Date (unless such representations or warranties relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date) with the same force and effect as though said representations and warranties had been made at such times; and all of the other representations and warranties made by GPP in Article IV and by the Indemnifying Shareholder in Article V of this Agreement shall be true and correct in all material respects when made and as of the Closing Date (unless such representations or warranties relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) with the same force and effect as though said representations and warranties had been made at such times. The parties agree that: (a) any failure of a representation or warranty to be true and correct solely as a result of actions taken by GPP or an Affiliate in compliance with their obligations pursuant to Article VII will not result in the condition set forth in this Section 8.3 being unsatisfied; and (b) for purposes of the condition set forth in this Section 8.3, a representation or warranty will be deemed to have changed in a material respect as a result of a Disclosure Schedule Change only if the Disclosure Schedule Change reflects a material substantive change, regardless of whether the quantity of items listed on the relevant Disclosure Schedule has materially increased or decreased.

                  8.4 No Material Adverse Effect. During the period from the date of this Agreement to the Closing Date, there shall not have occurred, and there shall not exist on the Closing Date, a Material Adverse Effect.

                  8.5 HSR Act Waiting Period and Foreign Competition Filings. All applicable waiting periods related to the HSR Act shall have expired. All necessary filings shall have been made and applicable waiting periods shall have expired, lapsed or been terminated under applicable foreign competition Laws, and all authorizations, consents and approvals thereunder that are required to consummate the transactions set forth in this Agreement shall have been obtained.

                  8.6 Consents and Approvals. All material consents, approvals and waivers that are required to effect the transactions contemplated by this Agreement shall have been received and, if obtained by GPP, executed counterparts thereof (if available) shall have been delivered to Briggs at or prior to Closing.

                  8.7 Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of GPP and the number of Dissenting Shares shall not exceed 5% of the number of issued and outstanding shares of Common Stock.

                  8.8 Certificate of Merger. At the Closing, the Certificate of Merger shall have been filed with the Delaware Secretary of State.

                  8.9 Closing Deliveries. At the Closing, GPP shall deliver to Briggs the following documents, in each case duly executed or otherwise in proper form:

                    (a) the GPP Closing Certificate;

                    (b) the GPP Counsel Opinion;

                    (c) certified copies of the resolutions of the Board of Directors and the shareholders of GPP, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement;

                    (d) the Escrow Agreement and Paying Agent Agreement;

                    (e) an affidavit of GPP and any Affiliate owning real property stating that such Person is not a "foreign person", as defined in
Section 1445(f)(3) of the Code;

                    (f) a copy of the Certificate or Articles of Incorporation of GPP, GPPD and GPPW, as the case may be, and a copy of the Certificate of Organization of LLC certified by the appropriate jurisdiction of incorporation; and a copy of the Bylaws of GPP, GPPD and GPPW and of the Operating Agreement of LLC certified by the secretary or other appropriate officer of GPP and each Affiliate, respectively;

                    (g) incumbency certificates relating to each person executing any document executed and delivered to Briggs by GPP or an Affiliate pursuant to the terms hereof;

                    (h) resignations of each director of each Affiliate;

                    (i) a certificate of the Chief Financial Officer of GPP, in form and substance reasonably satisfactory to Briggs, certifying that: (A) the Existing Indebtedness, excluding revolving credit loans, is less than $194,000,000;

                    (j) good standing certificates (or their equivalent) for GPP and each Affiliate; and

                    (k) such other documents, instruments or writings reasonably required to be delivered to Briggs at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Briggs may reasonably request.

                  8.10 [Intentionally Omitted.]

                  8.11 Financing. No material adverse change shall have occurred in the credit markets or overall financing environment.

                  8.12 Shareholders and Option Agreements. Any agreement between some or all of the Shareholders relating to the ownership of the capital stock of GPP or the management or operation of GPP or an Affiliate shall have been terminated without obligation by GPP and evidence of such termination shall have been delivered to Briggs. GPP shall have delivered to Briggs true and correct copies of the agreements with Option holders described in Section 2.4(c).

                  8.13 Securities Law Compliance. Briggs shall have reasonably concluded, based on the advice of its counsel and questionnaires to be provided by the Shareholders, that its offer and sale to each Shareholder of such Shareholder's Pro-Rata Portion of the Earnout payment described in Section 2.7 does not require registration or qualification under applicable securities Laws and all actions required by such Laws with respect thereto shall have been taken.

                  8.14 Title Policy. At Closing, Briggs shall have received a title policy for each parcel of Real Property in the United States owned by GPP or an Affiliate which is in an amount required by Briggs or its lenders, insuring that title to such Real Property is in accordance with this Agreement and which includes such endorsements and affirmative coverages as Briggs or its lenders reasonably require.

                  8.15 Employment Contract. The LLC shall have entered into an employment contract with Mr. Claus Peter Schmidt on terms consistent with the LLC's current engagement of Mr. Schmidt and reasonably acceptable to Briggs.

                  8.16 Environmental and Branch Registration Matters. GPP shall have:

                    (a) retained a consultant to assist it in bringing its United Kingdom facility into compliance with applicable Environmental Laws, subject to the reasonable approval of Briggs as to the selection of the consultant and the scope of work to be taken by the consultant, which compliance issues are identified in that certain report described in Section 1.67(b);

                    (b) retained a consultant to assist it in bringing its German service center into compliance with applicable Environmental Laws, subject to the reasonable approval of Briggs as to the selection of the consultant and the scope of work to be taken by the consultant, in connection with such service center's current petrol handling and disposal practices;

                    (c) taken all steps necessary to obtain a storm water permit for its Jefferson, Wisconsin facility; and

                    (d) registered LLC with the appropriate Registrar of Companies pursuant to the U.K. Companies Act.

                                   ARTICLE IX

                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF GPP

                  Each and every obligation of GPP to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions precedent:

                  9.1 Compliance with Agreement. Briggs and Acquisition shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

                  9.2 No Injunction or Restraints; Illegality; Litigation.

                    (a) No Injunction shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental authority which makes the consummation of the Merger illegal.

                    (b) No suit, action or other proceeding that is reasonably likely to be successful on the merits shall be pending before any court in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

                  9.3 Representations and Warranties of Briggs. The representations and warranties made by Briggs in Section 6.2 of this Agreement shall be true and correct in all respects when made and as of the Closing Date (unless such representations or warranties relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date) with the same force and effect as though said representations and warranties had been made at such times; and all of the other representations and warranties made by Briggs in Article VI of this Agreement shall be true and correct in all material respects when made and as of the Closing Date (unless such representations or warranties relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date) with the same force and effect as though said representations and warranties had been made at such times.

                  9.4 Consents and Approvals. All material consents, approvals and waivers that are required to effect the transactions contemplated by this Agreement shall have been received unless the failure to obtain any such consent, approval or waiver could only result in a claim for money damages and Briggs shall have agreed to forego obtaining such consent, approval or waiver and shall have also agreed to indemnify the Shareholders for Losses incurred by the Shareholders in respect of the failure to obtain such consent, approval or waiver.

                  9.5 HSR Act Waiting Period and Foreign Competition Filings. All applicable waiting periods related to the HSR Act shall have expired and all required filings and other actions pursuant to foreign competition laws shall have been made. All necessary filings shall have been made and applicable waiting periods shall have expired, lapsed or been terminated under applicable foreign competition Laws, and all authorizations, consents and approvals thereunder that are required to consummate the transactions set forth in this Agreement shall have been obtained.

                  9.6 Shareholder Approval. The Merger shall have been approved by the requisite vote or consent of the shareholders of GPP.

                  9.7 Certificate of Merger. At the Closing, the Certificate of Merger shall have been filed with the Delaware Secretary of State.

                  9.8 Estimated Cash Amount. Briggs shall have made the payments required by Section 2.5(a) of this Agreement.

                  9.9 Deliveries. At the Closing, Briggs and Acquisition shall deliver to GPP the following documents, in each case duly executed or otherwise in proper form:

                      (a) the consents, approvals and waivers required by
Section 9.4 hereof which Briggs was required to obtain;

                      (b) the Briggs Closing Certificate;

                      (c) the Briggs Counsel Opinion;

                      (d) certified copies of the resolutions of the Board of Directors of Briggs and of the Board of Directors and shareholder of Acquisition, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement;

                      (e) the Escrow Agreement and Paying Agent Agreement;

                      (f) a copy of the Certificate or Articles of Incorporation of each of Briggs and Acquisition certified by the appropriate jurisdiction of incorporation and a copy of the Bylaws of each of Briggs and Acquisition certified by the secretary or other appropriate officer of Briggs and Acquisition, as the case may be;

                      (g) incumbency certificates relating to each person executing any document executed and delivered by Briggs or Acquisition pursuant to the terms hereof;

                      (h) good standing certificates (or their equivalent) for Briggs and Acquisition; and

                    (i) such other documents, instruments or writings reasonably required to be delivered to GPP at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as GPP may reasonably request.

                                    ARTICLE X

                                  INDEMNITIES

                  10.1 Indemnity by Shareholders . To induce Briggs and Acquisition to enter into this Agreement and to consummate the Merger, GPP has agreed, and by approving this Agreement the Shareholders shall have agreed that, subject to the provisions of this Section 10.1 and the other Sections of this
Article X, from and after the Closing Date the Shareholders shall indemnify and hold Briggs harmless from and against, and agree to promptly defend Briggs from and reimburse Briggs for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses, including without limitation, those incurred in connection with any suit, action or other proceeding, but excluding lost profits and any punitive or consequential damages other than punitive damages incurred with respect to a third party claim and any losses that have been reflected in a reduction of the Cash Amount) ("Losses") which Briggs, Acquisition, GPP or an Affiliate may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (a) any breach of any of the representations and warranties made by GPP in Article IV of this Agreement;

                    (b) any breach of any of the representations and warranties made by the Indemnifying Shareholder in Article V of this Agreement;

                    (c) any failure by GPP to carry out, perform, satisfy or discharge: (i) any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement; or (ii) any of the covenants, agreements, undertakings, liabilities or obligations which are required to be performed, satisfied or discharged prior to the Effective Time of Merger under any of the other documents and materials required to be executed and delivered by GPP pursuant to this Agreement;

                    (d) any failure by the Indemnifying Shareholder to carry out, perform, satisfy and discharge: (i) any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement; or (ii) any of the covenants, agreements, undertakings, liabilities or obligations which are required to be performed, satisfied or discharged prior to Effective Time of Merger under any of the other documents and materials required to be executed and delivered by the Indemnifying Shareholder pursuant to this Agreement;

                    (e) the Special Indemnity Matters (but only as to Losses not covered by an appropriate reserve therefor on the Closing Balance Sheet); and

                    (f) any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections 10.1(a), 10.1(b), 10.1(c), 10.1(d) or 10.1(e) of this Agreement.

                  10.2 Indemnity by Briggs . Subject to the provisions of this
Section 10.2 and the other Sections of this Article X, from and after the Closing Date Briggs shall indemnify and hold the Shareholders harmless from and against, and agrees to promptly defend the Shareholders from and reimburse the Shareholders for, any and all Losses which the Shareholders may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (a) any breach of any of the representations and warranties made by Briggs in Article VI of this Agreement;

                    (b) any failure by Briggs or Acquisition, or both, to carry out, perform satisfy and discharge: (i) any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement; or (ii) any of their covenants, agreements, undertakings, liabilities or obligations which are required to be performed, satisfied or discharged prior to Effective Time of Merger under any of the other documents and materials required to be executed and delivered by Briggs or Acquisition, or both, pursuant to this Agreement;

                    (c) subject to matters for which the Shareholders are responsible as described in Subject 3.12(d), the Notes; and

                    (d) any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections 10.2(a), 10.2(b) or 10.2(c) of this Agreement.

                  10.3 Provisions Regarding Indemnities .

                    (a) Insurance Recoveries. The amounts for which an indemnifying party shall be liable under Sections 10.1 and 10.2 of this Agreement shall be net of any insurance proceeds actually received by the indemnified party (or GPP or any Affiliate, if Briggs is the indemnified party) in connection with the facts giving rise to the right of indemnification.

                    (b) Termination of Rights of the Shareholders. Other than with respect to the representations and warranties of Briggs contained in Sections 6.2 and 6.4, which shall survive indefinitely, the right of the Shareholders to receive indemnity provided by Section 10.2(a) of this Agreement shall, as to any matter which has not been described in a notice delivered to Briggs pursuant to Section 10.4(a) or Section 10.4(c) of this Agreement prior to such time, expire on the date which is eighteen (18) months after the Effective Time of Merger.

                    (c) Termination of Rights of Briggs. Other than with respect to the representations and warranties of GPP contained in Sections 4.1, 4.2, 4.3, and 4.18 and the representations and warranties of the Indemnifying Shareholder contained in Sections 5.2 and

5.4, which shall survive indefinitely, the representations and warranties of GPP contained in Sections 4.8, which shall survive until the expiration of the applicable statute of limitations plus 60 days, and the representations and warranties of GPP contained in Section 4.16, which shall survive for a period of five (5) years from the Effective Time of Merger, the right of Briggs to receive indemnity provided by Section 10.1(a) and Section 10.1(b) of this Agreement shall, as to any matter which has not been described in a notice delivered to the Representative pursuant to Section 10.4(a) or Section 10.4(c) of this Agreement prior to such time, expire on the date which is eighteen (18) months after the Effective Time of Merger.

                    (d) Rights on Termination. The termination of the rights of an indemnified party to receive indemnity contained in Sections 10.3(b) and 10.3(c) of this Agreement shall not affect that Person's right to prosecute to conclusion any claim made by that Person in accordance with this Agreement prior to the time that the relevant right of indemnity terminates.

                    (e) Limitations on Liability of the Shareholders. The liability of the Shareholders under Section 10.1 of this Agreement shall be without deduction or limitation, except that the liability of the Shareholders under Section 10.1(a) and 10.1(f) (to the extent liability thereunder is related to matters covered by Section 10.1(a)) of this Agreement shall:

                    (i) be recoverable only if and to the extent that the cumulative Losses suffered by Briggs exceeds One Million and 00/100 Dollars ($1,000,000);

                    (ii) be limited in the aggregate to Twenty-Five Million and 00/100 Dollars ($25,000,000) (the "Cap"); and

                    (iii) be limited such that Briggs shall not be entitled to more than one recovery for any single Loss even though such Loss may have resulted from the breach or inaccuracy of more than one of the representations and warranties made by GPP or the Indemnifying Shareholder in or pursuant to this Agreement;

provided, however, that Losses resulting from a breach of the representations and warranties of GPP contained in Sections 4.1, 4.2, 4.3, 4.8 and 4.18 and of the Indemnifying Shareholder contained in Sections 5.2 and 5.4 shall not be subject to (i) and (ii) above; provided, further, that Losses resulting from any Special Indemnity Matter other than those described in clauses (e) and (f) in the definition thereof shall be subject to the Cap; and provided further, that Losses resulting from (i) a breach of the representations and warranties of GPP contained in Section 4.8 or (ii) any Special Indemnity Matter described in clauses (i), (j) or (k) of the definition thereof shall be recoverable only if and to the extent that the cumulative Losses suffered by Briggs exceed the amount of any reserves for tax liabilities shown on the Closing Balance Sheet.

                    (f) Limitations on Briggs's Liability. The liability of Briggs under Section 10.2 of this Agreement shall be without deduction or limitation, except that the liability of Briggs under Section 10.2(a) and 10.2(d) (to the extent liability thereunder is related to matters covered by Sections 10.2(a)) of this Agreement shall:

                    (i) be recoverable only if and to the extent that the cumulative Losses suffered by the Shareholders exceeds One Million and 00/100 Dollars ($1,000,000);

                    (ii) be limited in the aggregate to Twenty-Five Million and 00/100 Dollars ($25,000,000); and

                    (iii) be limited such that the Shareholders shall not be entitled to more than one recovery for any single Loss even though such Loss may have resulted from the breach or inaccuracy of more than one of the representations and warranties made by Briggs or Acquisition in or pursuant to this Agreement;

provided, however, that Losses resulting from a breach of the representations and warranties of Briggs contained in Sections 6.2 and 6.4 shall not be subject to (i) and (ii) above.

                    (g) Payment by Shareholders.

                    (i) The Shareholders' indemnification obligations under this
Article X shall be satisfied from the escrow fund maintained by the Escrow Agent pursuant to the Escrow Agreement and each Shareholder's entitlement to such escrow fund shall be reduced by such Shareholder's Pro-Rata Portion of such Loss. After any available escrow fund has been fully used to satisfy Briggs's indemnification claims under this Article X or if the balance of the escrow fund has otherwise been fully depleted, Briggs shall have the right to either set off any such Loss against payment of the Earnout or recover the Loss from the Shareholders, who shall then have the right to be reimbursed from the Earnout payment available for distribution to the Shareholders, if any, for any amount so paid before such Earnout payment is distributed to the Shareholders pursuant to Section 2.7(b)(z) or (c). Thereafter, or in the event Briggs chooses to recover such Loss from the Earnout and no Earnout is payable pursuant to the provisions of Section 2.7 of this Agreement, the Shareholders shall be responsible for all Losses recoverable under this Article X.

                    (ii) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Shareholder shall be solely responsible for any indemnification claim asserted by Briggs pursuant to Section 10.1(b) or Section 10.1(d) above.

                    (iii) Other than with respect to a claim for fraud, following the Closing Date the indemnification provisions contained in this
Article X constitute the sole and exclusive remedy for breach of any representation or warranty made in this Agreement or otherwise with respect to any claim arising out of GPP's or any Affiliate's operations, business or properties on or prior to the Closing Date, other than any claim relating to a breach of any of GPP's pre-Closing obligations pursuant to this Agreement.

                    (h) Nature of Obligation. The Shareholders' obligations under this Article X shall be joint and several as to the Shareholders, except that Briggs shall not be entitled to make any claim of indemnification hereunder against any Shareholder (other than the Indemnifying Shareholder) in excess of such Shareholder's Pro-Rata Portion of such claim; provided however that nothing in this Section 10.3(h) shall in any way limit the Indemnifying

Shareholder's rights to contribution from the other Shareholders for any claims made in accordance with this Agreement which the Indemnifying Shareholder has satisfied and which are over and above the Indemnifying Shareholder's Pro-Rata Portion.

                  10.4 Indemnification Procedure.

                    (a) Notice. If an indemnified party shall claim to have suffered a Loss for which indemnification is available under Section 10.1 or 10.2, as the case may be, the indemnified party shall notify the indemnifying party in writing of such claim, which notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made. In the case of a claim by Briggs, a copy of such written notice shall also be provided by Briggs to the Escrow Agent if the Escrow Agreement is still in effect. In the event that within forty-five (45) days after the receipt by the indemnifying party of such a written notice from the indemnified party, the indemnified party shall not have received from the indemnifying party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the indemnifying party following receipt by the indemnifying party (and, in the case of a claim by Briggs, the Escrow Agent) of a written notice from the indemnified party to such effect.

                    (b) Resolution. If within the forty-five (45) day period described in paragraph (a) above the indemnified party (and, in the case of claim by Briggs, the Escrow Agent) shall have received from the indemnifying party a notice setting forth the indemnifying party's objections to such claim and the indemnifying party's reasons for such objection, then the parties shall follow the procedures set forth in Article XI below with respect to the resolution of such matter.

                    (c) Third-Party Claims.

                    (i) Any indemnified party seeking indemnification pursuant to this Article X in respect of any third-party claim shall give the indemnifying party from whom indemnification with respect to such claim is sought (A) prompt (but in any event no later than 45 days after such indemnified party has received notice of such third party claim) written notice of such third-party claim and (B) copies of all documents and information provided by the third party to the indemnified party in connection with such claim. The failure of the indemnified party to so notify or provide copies to the indemnifying party shall not relieve the indemnifying party from any liability to the indemnified party for any liability hereunder except to the extent that such failure shall have prejudiced the defense of such third-party claim.

                    (ii) The indemnifying party shall have the right to participate in the defense of such claim and at its option to assume the defense thereof using counsel reasonably acceptable to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim, the indemnified party may continue to participate in the defense of such claim, but, except as set forth in subsection
(iii) below, the indemnifying party shall not be liable to the indemnified party under this Article X for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense of such claim, other than reasonable costs of investigation. If, following its assumption of the defense of a claim pursuant to this Section 10.4(c), the indemnifying party believes that the claim is not indemnifiable pursuant to Section 10.1 or Section 10.2, the indemnifying party shall promptly tender back to the indemnified party the defense of such claim. If the indemnifying party fails to assume or, if assumed, tenders back the defense of a claim pursuant to this Section 10.4(c) and thereafter concludes that it wishes to defend the claim, it shall be entitled to do so upon notice to the indemnified party of its decision; provided, however, that any assumption of defense pursuant to this sentence shall constitute an admission by the indemnifying party that the claim is indemnifiable pursuant to Section 10.1 or
Section 10.2.

                    (iii) Notwithstanding the foregoing, if: (A) the employment thereof is authorized by the indemnifying party in writing; (B) the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and in the reasonable judgment of such counsel it is advisable for the indemnified party to employ such counsel; or (C) the indemnifying party has failed to assume defense of such claim within forty-five (45) days after it receives written notice of such claim or to employ counsel reasonably satisfactory to the indemnified party; the indemnified party may notify the indemnifying party in writing that it elects to employ separate counsel (which counsel shall be reasonably acceptable to the indemnifying party) at the expense of the indemnifying party and the indemnifying party shall not have the right to assume the defense of such claim, except as provided for by the last sentence of Section 10.4(c)(ii). The indemnifying party shall not, in connection with one claim or substantially similar claims in the same jurisdiction arising out of the same or substantially similar facts, be liable for the reasonable fees and expenses of more than one firm of attorneys, which firm shall be designated in writing by the indemnified party. Nothing contained in this Section 10.4(c) shall in any way restrict the indemnified party's ability to defend a claim and, if such claim is otherwise indemnifiable pursuant to the provisions of this Article X, to recover all costs associated with such defense while the indemnifying party is considering whether to assume the defense of a claim tendered to it.

                    (iv) Each indemnifying party and indemnified party shall use commercially reasonable efforts to cooperate with the other in the defense of such claim. The indemnifying party shall not be liable for the settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. No such claim shall be settled by the indemnifying party without the prior written consent of the indemnified party. If a firm, written, bona fide offer is made by the third party to settle or resolve any third party claim and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (A) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for all further defense of such claim; (B) the maximum liability of the indemnifying party relating to such claim shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party is greater than the amount of the proposed settlement; and (C) the indemnified party shall pay all attorneys' fees and legal costs and expenses incurred after the rejection of such settlement, but if the amount thereafter recovered by the third party from the indemnified party is less than the amount of the proposed settlement, the indemnified party shall also be entitled to reimbursement for such fees and costs up to a maximum equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

                                   ARTICLE XI

                         DISPUTE RESOLUTION MECHANISMS

                  11.1 Dispute . As used in this Agreement, "Dispute" shall: (a) mean any post-closing dispute or disagreement between Briggs and the Representative concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any party under this Agreement or any other matter relating in any way to this Agreement; and (b) exclude any dispute or disagreement between Briggs and the Representative concerning the calculation of the Cash Amount or the Estimated Cash Amount, which shall be resolved pursuant to the provisions of Section 2.6 of this Agreement;

                  11.2 Process . If a Dispute arises, the parties shall follow the procedures specified in Sections 11.3, 11.4 and 11.5 of this Agreement.

                  11.3 Negotiations . The parties shall promptly attempt to resolve any Dispute by negotiations between Briggs and the Representative. Either Briggs or the Representative may give the other party written notice of any Dispute not resolved in the normal course of business. Briggs and the Representative shall meet at a mutually acceptable time and place within ten
(10) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by these Persons within thirty (30) calendar days of the disputing party's notice, or if the parties fail to meet within such ten (10) calendar days, either Briggs or the Representative may initiate mediation as provided in Section 11.4 of this Agreement. If a negotiator intends to be accompanied at a meeting by legal counsel, the other negotiator shall be given at least three (3) business days' notice of such intention and may also be accompanied by legal counsel.

                  11.4 Mediation . If the Dispute is not resolved by negotiations pursuant to Section 11.3 of this Agreement, Briggs and the Representative shall attempt in good faith to resolve any such Dispute by nonbinding mediation. Either Briggs or the Representative may initiate a nonbinding mediation proceeding by a request in writing to the other party (the "Request"), and both parties will then be obligated to engage in a mediation. The proceeding will be conducted in Milwaukee, Wisconsin in accordance with the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, with the following exceptions:

                    (a) if the parties have not agreed within thirty (30) calendar days of the Request on the selection of a mediator willing to serve, CPR, upon the request of either Briggs or the Representative, shall appoint a member of the CPR Panels of Neutrals as the mediator; and

                    (b) efforts to reach a settlement will continue until the conclusion of the proceedings, which shall be deemed to occur upon the earliest of the date that: (i) a written settlement is reached; or (ii) the mediator concludes and informs the parties in writing that further efforts would not be useful; or (iii) Briggs and the Representative agree in writing that an impasse has been reached; or (iv) is sixty (60) calendar days after the Request and none of the events specified in Sections 11.4(b)(i), (ii) or (iii) have occurred. No party may withdraw before the conclusion of the proceeding.

                  11.5 Submission to Adjudication . If a Dispute is not resolved by negotiation pursuant to Section 11.3 of this Agreement or by mediation pursuant to Section 11.4 of this Agreement within 100 calendar days after initiation of the negotiation process pursuant to Section 11.3 of this Agreement, such Dispute and any other claims arising out of or relating to this Agreement may be heard, adjudicated and determined in an action or proceeding filed in any state or federal court which has jurisdiction over the parties.

                  11.6 General .

                    (a) Provisional Remedies. At any time during the procedures specified in Sections 11.3 and 11.4 of this Agreement, a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Article XI of this Agreement.

                    (b) Tolling Statutes of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Article XI of this Agreement are pending. The parties will take such action, if any, as is required to effectuate such tolling.

                    (c) Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

                    (d) Extension of Deadlines. All deadlines specified in this
Article XI of this Agreement may be extended by mutual agreement between Briggs and the Representative.

                    (e) Enforcement. The parties regard the obligations in this
Article XI of this Agreement to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Article XI of this Agreement by either Briggs or the Representative, the other party may bring an action to seek enforcement of such obligations in any court of Law having jurisdiction over the parties.

                    (f) Costs. The parties shall pay: (i) their own costs, fees, and expenses incurred in connection with the application of the provisions of this Article XI of this Agreement; and (ii) fifty percent (50%) of the fees and expenses of CPR and the mediator in connection with the application of the provisions of Section 11.4 of this Agreement.

                    (g) Replacement. If CPR is no longer in business or is unable or refuses or declines to act or to continue to act under this Article XI of this Agreement for any reason, then the functions specified in this Article XI of this Agreement to be performed by CPR shall be performed by another Person engaged in a business equivalent to that conducted by CPR as is agreed to by Briggs and the Representative (the "Replacement"). If Briggs and the Representative cannot agree on the identity of the Replacement within ten (10) calendar days after a Request, the Replacement shall be selected by the Chief Judge of the United States District Court for the Eastern District of Wisconsin upon application. If a Replacement is selected by either means, this Article XI shall be deemed appropriately amended to refer to such Replacement.

                                   ARTICLE XII

                           TERMINATION; MISCELLANEOUS

                  12.1 Termination.

                    (a) This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, as follows:

                    (i) by mutual written agreement of Briggs and GPP;

                    (ii) by Briggs if GPP or the Indemnifying Shareholder have materially breached any of their covenants contained in this Agreement and have not cured the breach within thirty (30) days following notice thereof by Briggs;

                    (iii) by GPP if Briggs has materially breached any of its covenants contained in this Agreement and has not cured the breach within thirty
(30) days following notice thereof given by GPP; and

                    (iv) by Briggs or GPP if the Closing has not occurred on or before June 30, 2001.

                    (b) After the Closing, this Agreement may be terminated by the mutual agreement of Briggs and the Representative.

                  12.2 Rights Surviving Termination; Waiver. If this Agreement is terminated pursuant to Section 12.1(a) of this Agreement, all further obligations of the parties under or pursuant to this Agreement shall terminate other than the obligations of the parties contained in Sections 3.6, 12.2, 12.5,
12.12 (but only as to other surviving rights and obligations) and 12.17 of this Agreement, which shall survive any such termination, and each party shall be entitled to such remedies as may be available to it in law or equity with respect to a breach by any other party of this Agreement, including without limitation the remedies described in Section 12.12, prior to such termination. If any of the conditions set forth in Article VIII of this Agreement have not been satisfied, Briggs may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and if any of the conditions set forth in Article IX of this Agreement have not been satisfied, GPP may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement.

                  12.3 Survival of Representations and Warranties. All representations and warranties of the parties contained in this Agreement or made pursuant to this Agreement shall survive the Closing Date and the Effective Time of Merger and the consummation of the transactions contemplated by this Agreement and shall terminate and be of no further force and effect following the date which is eighteen (18) months after the Effective Time of Merger, other than with respect to the representations and warranties of Briggs contained in Sections 6.2 and 6.4, of GPP contained in Sections 4.1, 4.2, 4.3, and 4.18 and of the Indemnifying Shareholder contained in Sections 5.2 and 5.4, which shall survive indefinitely, with respect to the representations and warranties of GPP contained in Section 4.8, which shall survive until the expiration of the applicable statute of limitations plus 60 days, and with respect to the representations and warranties of GPP contained in Section 4.16, which shall survive for a period of five (5) years from the Effective Time of Merger. The termination of the representations and warranties contained in the immediately preceding sentence shall not affect a party's right to prosecute to conclusion any claim made by such party prior to such time.

                  12.4 Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement supersede: (a) the Letter of Intent dated as of March 1, 2001 by and among Briggs, GPP and the Indemnifying Shareholder; and (b) all other prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written. There are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties; provided that following the Closing the signature of the Representative shall be required in lieu of the signature of GPP. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  12.5 Expenses. Whether or not the transactions contemplated by this Agreement are consummated and subject to any sharing arrangements specifically set forth in this Agreement, each of the parties to this Agreement shall pay the fees and expenses of its respective counsel, accountants, brokers, consultants, investment bankers and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement. For purposes hereof, all such fees and expenses of GPP and the Affiliates shall be Transaction Costs to the extent such fees and expenses have been incurred but have not been paid as of the Effective Time of Merger.

                  12.6 Governing Law. This Agreement shall be construed and interpreted according to the internal Laws of the State of Wisconsin without regard to the conflicts of Laws principles thereof, except for Sections 2.1, 2.2, 2.3 and 2.4 hereof, which shall be construed and interpreted according to the Laws of the State of Delaware.

                  12.7 Assignment. This Agreement shall not be assigned by any party except: (a) with the prior written consent of the other parties; or (b) by Briggs, to one or more direct or indirect wholly owned Subsidiaries of Briggs or (in connection with or following the Closing) to any lender to Briggs as security for Indebtedness of Briggs, provided that Briggs shall remain liable for the performance of its obligations under this Agreement.

                  12.8 Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

         If to GPP:                         Generac Portable Products, Inc.
                                            One Generac Way
                                            Jefferson, WI  53549
                                            Attention:  Dorrance Noonan
                                            Fax No:  920-674-1880

         with a copy (which shall not       J.P. Morgan Partners
         constitute notice to GPP) to:      1221 Avenue of the Americas
                                            40th Floor
                                            New York, NY  10020
                                            Attention:  Eric Wilkinson
                                            Fax No:  212-899-3943

         If to Indemnifying Shareholder     J.P. Morgan Partners
         or the Representative:             1221 Avenue of the Americas
                                            40th Floor
                                            New York, NY  10020
                                            Attention:  Eric Wilkinson
                                            Fax No:  212-899-3943

         with a copy  (which shall not      Simpson Thacher & Bartlett
         constitute notice to the           425 Lexington Avenue
         Indemnifying Shareholder) to:      New York, NY  10017
                                            Attention:  William E. Curbow
                                            Fax No:  212-455-2502

         If to Briggs:                      Briggs & Stratton Corporation
                                            Attention: John S. Shiely
                                            12301 W. Wirth Street
                                            Wauwatosa, WI  53222
                                            Fax No.: 414-259-5773
         with a copy (which shall not       Quarles & Brady LLP
         constitute notice to Briggs),      Attention: Kathryn M. Buono
         prior to Closing, to:              411 East Wisconsin Avenue
                                            Milwaukee, WI  53202
                                            Fax No.: 414-271-3552

         with a copy (which shall not       Briggs & Stratton Corporation
         constitute notice to Briggs),      Attention: Robert Heath
         following the Closing, to:         12301 W. Wirth Street
                                            Wauwatosa, WI  53222
                                            Fax No.: 414-479-1245

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Delivery to the Representative shall constitute delivery to all Shareholders, including the Indemnifying Shareholder. Any Person may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

                  12.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

                  12.10 Interpretation. Unless the context requires otherwise:
(a) all words used in this Agreement in the singular number shall extend to and include the plural; (b) all words in the plural number shall extend to and include the singular; (c) all words in any gender shall extend to and include all genders; (d) use of the word "include" or "including" shall be deemed to mean "including without limitation;" and (e) reference herein to "Sections," "Articles," "Exhibits," or the "Disclosure Schedule" shall refer to the Sections, Articles, Exhibits and Disclosure Schedule included in or attached to this Agreement.

                  12.11 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

                  12.12 Specific Performance. The parties agree that the assets and business of GPP and the Affiliates as going concerns constitute unique property and that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

                  12.13 No Reliance. Except for the parties to this Agreement and except for the persons referred to in Section 3.15 and any assignees permitted by Section 12.7 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

                  12.14 Exhibits and Disclosure Schedule. If a document or matter is disclosed in the Disclosure Schedule, it shall be deemed to be disclosed for purposes of all Sections of this Agreement which refer to the Disclosure Schedule without the necessity of specific repetition or cross-reference so long as its relevance to such Section is obvious. All capitalized terms used in any Exhibit to this Agreement or in the Disclosure Schedule shall have the definitions specified in this Agreement.

                  12.15 No Strict Construction. The language used in this Agreement will be deemed to be the language jointly chosen by the parties to express their mutual intent.

                  12.16 Third Party Beneficiaries . This Agreement is for the sole benefit of the parties to this Agreement and nothing expressed or implied in this Agreement shall give or be construed to give any Person, other than the parties, any legal or equitable rights hereunder.

                  12.17 Waiver of Jury Trial . The parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

                  12.18 Certain Indemnification Matters. Notwithstanding anything to the contrary in this Agreement, no stockholder of GPP who is a party to the Stockholders Agreement dated as of July 9, 1998 among GPP, the Indemnifying Shareholder and other stockholders of GPP, other than the Indemnifying Shareholder, shall be required by this Agreement to make any payment pursuant to Sections 2.6(h)(i), 3.12(c), 3.13 or 3.14 or this Article X to the extent Section 8 of such Stockholders Agreement has been invoked and any such payment hereunder is inconsistent with Section 8 of such Stockholders Agreement. The foregoing sentence, however, shall not be applicable to a stockholder of GPP if such stockholder consents to the making of payments pursuant to Sections 2.6(h)(i), 3.12(c), 3.13 or 3.14 or this Article X.

                  IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

                                BRIGGS & STRATTON CORPORATION

                                By:/s/ John S. Shiely
                                   ---------------------------------------
                                   John S. Shiely, President


                                GPP MERGER CORPORATION

                                By:/s/ John S. Shiely
                                   ---------------------------------------
                                   John S. Shiely, President


                                GENERAC PORTABLE PRODUCTS, INC.

                                By:/s/ Dorrance J. Noonan, Jr.
                                   ---------------------------------------
                                   Dorrance J. Noonan, Jr., President
                                   and Chief Executive Officer


                                THE BEACON GROUP III -- FOCUS VALUE FUND, L.P.

                                By:  BEACON FOCUS VALUE FUND
                                     INVESTORS, LLC, General Partner

                                By:/s/ Thomas G. Mendell
                                   ---------------------------------------
                                   Thomas G. Mendell
                                   Managing Director

Acknowledged by the Representative:

THE BEACON GROUP III -- FOCUS VALUE FUND, L.P.

By:   BEACON FOCUS VALUE FUND
      INVESTORS, LLC, General Partner

By: /s/ Faith Rosenfeld
   -----------------------------------------
Title:  Managing Director
   ----------------------------------------

                                                                       EXHIBIT 1

                           BRIGGS CLOSING CERTIFICATE

         I, ___________________________, hereby certify that:

         1. I am the duly elected, qualified and acting ____________ of Briggs & Stratton Corporation, a Wisconsin corporation ("Briggs").

         2. I am familiar with the terms of the Agreement and Plan of Merger dated as of March ___, 2001 by and among Briggs, GPP Merger Corporation, a Delaware corporation and wholly owned subsidiary of Briggs ("Acquisition"), Generac Portable Products, Inc., a Delaware corporation, and The Beacon Group III-Focus Value Fund, L.P., a Delaware limited partnership (the "Merger Agreement").

         3. The representations and warranties made by Briggs in Section 6.2 of the Merger Agreement are true and correct in all respects on the date hereof (unless such representations and warranties relate to a specific earlier date, in which case such representations and warranties remain true and correct in all respects as of such earlier date) with the same force and effect as though said representations and warranties had been made on the date hereof; and all of the other representations and warranties made by Briggs in Article VI of the Merger Agreement are true and correct in all material respects on the date hereof (unless such representations and warranties relate to a specific earlier date, in which case such representations and warranties remain true and correct in all material respects as of such earlier date) with the same force and effect as though said representations and warranties had been made on the date hereof.

         4. Briggs and Acquisition have performed and complied in all material respects with all of their respective obligations under the Merger Agreement which are to be performed or complied with by them prior to or on the date hereof.

         IN WITNESS WHEREOF, I have executed this Closing Certificate in my official capacity as of this ___ day of __________, 2001.


                                 BRIGGS & STRATTON CORPORATION



                                 By: ______________________________________

                                 Name: ____________________________________

                                 Title: ___________________________________

                                                                       EXHIBIT 2

                         FORM OF BRIGGS COUNSEL OPINION


                                                 ____________, 2001

Generac Portable Products, Inc.
One Generac Way
Jefferson, WI 53549

Ladies and Gentlemen:

         We have acted as counsel to Briggs & Stratton Corporation, a Wisconsin corporation ("Briggs"), and to GPP Merger Corporation, a Delaware corporation and wholly owned subsidiary of Briggs ("Acquisition"), in connection with the negotiation, preparation, execution and delivery of an Agreement and Plan of Merger dated as of March ___, 2001 (the "Agreement") by and among Briggs, Acquisition, Generac Portable Products, Inc., a Delaware Corporation ("GPP"), and The Beacon Group III-Focus Value Fund, L.P. Among other things, the Agreement provides for the merger of Acquisition with and into GPP. We are furnishing this opinion at the request of Briggs and Acquisition pursuant to
Section 9.9(c) of the Agreement. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Agreement.

         In rendering the opinions expressed in this opinion letter, we have examined the Agreement together with the other documents and agreements being executed and delivered by Briggs or Acquisition pursuant to the Agreement, as well as such other corporate records, certificates, instruments and other documents of Briggs and Acquisition, and such questions and matters of Law, as we have considered necessary and appropriate for purposes of such opinions. In giving the various opinions set forth below, we have, with respect to factual matters, relied on certificates and similar documents furnished by public officials and by officers of Briggs and Acquisition, and on the representations and warranties of Briggs made in the Agreement.

         We have assumed that: (i) all certificates or comparable documents of public officials examined by us are accurate; (ii) each document submitted to us as an original is authentic and complete; (iii) each document submitted to us as a certified or photostatic copy conforms to an authentic original; (iv) each party (other than Briggs and Acquisition) to the Agreement and to the other documents required thereby has duly and validly executed and delivered the Agreement and such other documents to which it is a party; (v) all signatures (other than the signatures on behalf of Briggs and Acquisition) on documents reviewed by us are genuine; (vi) each person executing the Agreement and the other documents required thereby on behalf of a party (other than on behalf of Briggs and Acquisition) is authorized to do so; (vii) the obligations of each party (other than Briggs or Acquisition) under the Agreement and the other documents required thereby are such party's legal, valid and binding obligations, enforceable in accordance with the terms of the Agreement and such other documents; (viii) the Agreement accurately describes and

Generac Portable Products, Inc.
_________________________, 2001
Page 2

contains the mutual understanding of the parties; and (ix) there are no oral or written statements or agreements that purport to modify, amend or vary any of the terms of the Agreement and such other documents.

         Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that:

         1. Briggs is a corporation validly existing and in active status (meaning it has filed its annual report for the most recently completed report year and has not filed articles of dissolution) under the Law of the State of Wisconsin, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as, to the best of our knowledge, it is now conducting such business. Acquisition is a corporation validly existing and in good standing under the Law of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as, to the best of our knowledge, it is now conducting such business.

         2. Each of Briggs and Acquisition has the necessary corporate power and authority to enter into, execute and deliver the Agreement and the documents required thereby to which each is a party, to perform its respective obligations thereunder and to consummate the transactions contemplated thereby.

         3. The execution and delivery by each of Briggs and Acquisition of the Agreement and the documents required thereby to which Briggs or Acquisition is a party, and the consummation by Briggs and Acquisition of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Briggs and Acquisition, as the case may be.

         4. The Agreement and the documents required thereby to which Briggs or Acquisition is a party have been duly executed and delivered by Briggs or Acquisition, as the case may be, and constitute legal, valid and binding obligations of Briggs and Acquisition, as the case may be, enforceable against each of them in accordance with their respective terms.

         5. The execution and delivery of the Agreement by Briggs and Acquisition and the documents required thereby to which Briggs or Acquisition is a party do not, and the performance of the Agreement by Briggs and Acquisition will not, conflict with or violate: (a) the Articles of Incorporation or Bylaws of Briggs; (b) the Certificate of Incorporation or Bylaws of Acquisition; or (c) to our knowledge any applicable Law.

         The opinion as to enforceability of the Agreement and the other documents required thereby is subject to the limitations set forth in the General Qualifications stated in the Legal

Generac Portable Products, Inc.
_________________________, 2001
Page 3


Opinion Accord of the ABA Section of Business Law (1991), which Qualifications are attached hereto as Schedule 1.

         We are attorneys licensed to practice law in the State of Wisconsin. The opinions expressed herein are specifically limited to the present internal laws of the State of Wisconsin, the federal laws of the United States, and the Delaware General Corporation Law (each, a "Law" and collectively, the "Laws").

         The opinions expressed herein are given as of the date of this letter and are intended to apply only to those facts and circumstances that exist as of the date hereof. We assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances occurring after the date hereof that would alter the opinions contained herein.

         Statements made herein to "our knowledge" or with respect to matters "known to us" are based solely on information actually known to those attorneys currently practicing with this firm and engaged in the representation of Briggs and Acquisition in connection with the transactions contemplated by the Agreement. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

         The opinions set forth above are delivered to you in connection with the transactions described in the Agreement. This opinion letter is rendered solely for your information and assistance in connection with the Closing under the Agreement as of the date hereof, and may not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to or relied upon by any governmental agency or person or entity or for any other purpose without our prior written consent.

                                            Very truly yours,

                                            [DRAFT]

                                            QUARLES & BRADY LLP

                                   SCHEDULE 1

                                 QUALIFICATIONS

         1. The General Qualifications. "General Qualifications" means the Bankruptcy and Insolvency Exception, the Equitable Principles Limitation and any Other Common Qualifications that apply to the particular opinion in question. If the General Qualifications are to apply to an opinion in addition to the Remedies Opinion, the Opinion Letter must specifically state that they apply to that opinion.

         2. Bankruptcy and Insolvency Exception. An opinion to which this exception applies is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally. This exception includes:

         (a) the Federal Bankruptcy Code and thus comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after the petition is filed;

         (b) all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights and remedies of creditors generally (not just creditors of specific types of debtors);

         (c) all other Federal bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that have reference to or affect generally only creditors of specific types of debtors and state laws of like character affecting generally only creditors of financial institutions and insurance companies;

         (d)      state fraudulent transfer and conveyance laws; and

         (e) judicially developed doctrines relevant to any of the foregoing laws, such as substantive consolidation of entities.

         3. Equitable Principles Limitation. An opinion to which this limitation applies is subject to the effect of general principles of equity, whether applied by a court of law or equity. This limitation includes principles:

         (a) governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

         (b) affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

         (c) requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

         (d) requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

         (e) requiring consideration of the materiality of (i) the Client's breach and (ii) the consequences of the breach to the party seeking enforcement;

         (f) requiring consideration of the impracticability or impossibility of performances at the time of attempted enforcement; and

         (g) affording defenses based upon the unconscionability of the enforcing party's conduct after the parties have entered into the contract.

         4. Other Common Qualifications. To the extent the applicable law of the relevant jurisdiction applies any of the following rules to one or more of the provisions of a contract covered by an opinion expressed in this opinion letter, that opinion is subject to the effect of generally applicable rules of law that:

         (a) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness;

         (b) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

         (c) limit the availability of a remedy under certain circumstances where another remedy has been elected;

         (d) limit the right of a credit to use force or cause a breach of the peace in enforcing rights;

         (e) relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale;

         (f) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct;

         (g) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

         (h) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs;

         (i) may, in the absence of a waiver or consent, discharge a guarantor to the extent that: (i) action by a creditor impairs the value of collateral securing guaranteed debt to the detriment of the guarantor, or (ii) guaranteed debt is materially modified; and

         (j) may permit a party who has materially failed to render or offer performance required by the contract to cure that failure unless: (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it is important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

                                                                       EXHIBIT 3

                              CERTIFICATE OF MERGER

                                       OF

                             GPP MERGER CORPORATION

                                      INTO

                         GENERAC PORTABLE PRODUCTS, INC.

         The undersigned corporation, pursuant to Section 251 of the Delaware General Corporation Law, for the purpose of merging GPP Merger Corporation, a Delaware corporation ("GPP"), into Generac Portable Products, Inc., a Delaware corporation (the "Surviving Corporation"), which is the surviving corporation in such merger, (together hereinafter the "Constituent Corporations") hereby certifies the following:

         1. An Agreement and Plan of Merger by and between GPP and the Surviving Corporation has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the Delaware General Corporation Law. The Agreement and Plan of Merger was adopted by a majority of the holders of all of the outstanding stock of each of the Constituent Corporations entitled to vote, in accordance with the provisions of
Section 228 of the Delaware General Corporation Law.

         2. The name of the Surviving Corporation is Generac Portable Products, Inc., and it shall be governed by the laws of the State of Delaware. The Certificate of Incorporation of the Surviving Corporation shall not be affected by the Merger.

         3. The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, One Generac Way, Jefferson, WI 53549.

         4. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

         5. The effective date and time of the merger shall be the time of receipt of this Certificate of Merger by the Delaware Secretary of State.

         IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed as of the ____ day of __________, 2001.

                                 GENERAC PORTABLE PRODUCTS, INC.,
                                 a Delaware corporation



                                 By:  _____________________________

                                      __________________, President

                                                                       EXHIBIT 4

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (this "Agreement") is entered into as of ____________, 2001, by and among Briggs & Stratton Corporation, a Wisconsin corporation ("Briggs"), The Beacon Group III-Focus Value Fund, L.P., in its capacity as the representative of the Shareholders (as defined in the Merger Agreement) (the "Representative" and, in its individual capacity, the "Indemnifying Shareholder"), and ___________________________ (the "Escrow Agent").

                                    RECITALS

         A. Briggs, GPP Merger Corporation, Generac Portable Products, Inc., a Delaware corporation ("GPP"), and the Indemnifying Shareholder are parties to an Agreement and Plan of Merger dated ______________, 2001 ("Merger Agreement").

         B. Pursuant to the Merger Agreement, the parties have agreed to enter into this Agreement in connection with which Briggs shall deposit
__________________ Dollars ($__________) (the "Escrow Principal") with the
Escrow Agent.

         C. The parties desire that the Escrow Funds (as defined below) shall remain in escrow to secure certain continuing obligations of the Shareholders under Sections 2.6, 3.12, 3.13, and 3.14 and Article X of the Merger Agreement on the terms set forth herein; and

         D. The parties desire that the Escrow Agent serve as escrow agent on the terms and conditions provided in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and the Merger Agreement, Briggs, the Representative, the Indemnifying Shareholder and the Escrow Agent hereby agree as follows:

         1. Appointment of the Escrow Agent. Briggs and the Representative, on behalf of the Shareholders, hereby appoint the Escrow Agent as their agent and custodian to hold, invest and disburse the Escrow Principal and earnings thereon ("Escrow Interest") in accordance with the terms of this Agreement. The Escrow Principal and Escrow Interest is herein referred to collectively as the "Escrow Funds."

         2. Delivery of the Escrow Principal to the Escrow Agent. Pursuant to
Section 2.5(a)(ii) of the Merger Agreement, Briggs has deposited the Escrow Principal with the Escrow Agent and the Escrow Agent acknowledges receipt of such funds. The Escrow Agent shall hold the Escrow Principal and all Escrow Interest on behalf of the parties under the terms of this Agreement and shall distribute the Escrow Principal and Escrow Interest in accordance with Section 5 hereof.

         3. Investment of Escrow Funds. The Escrow Agent may invest and reinvest all cash funds from time to time comprising the Escrow Funds in (i) bonds or other obligations issued or guaranteed by the government of the United States of America and not having maturities of greater than thirty (30) days; or (ii) demand or time deposits in, or certificates of deposit of, a bank or trust company incorporated under the laws of the United States of America, any state thereof or the District of Columbia having a net worth in excess of $500 million, and having maturities not greater than thirty (30) days; or (iii) the _________________ money market fund or (iv) such other investments as Briggs and the Representative shall approve in writing. In the absence of any direction, the Escrow Agent shall invest the Escrow Funds in accordance with Subsection
(iii) above.

         4. Delivery of Escrow Funds by Escrow Agent. The Escrow Agent shall hold the Escrow Funds until instructed or otherwise required to deliver the same or any portion thereof in accordance with Section 5 hereof.

         5. Distributions. The Escrow Agent shall disburse the Escrow Funds only pursuant to and in accordance with the following procedure:

              (a) Briggs may at any time and on more than one occasion give written notice to the Representative and the Escrow Agent that Briggs is asserting one or more claims for payment under Sections 2.6, 3.12, 3.13, 3.14 and Article X of the Merger Agreement (a "Notice of Claim"). If known, Briggs shall include the dollar amount of such claims in the Notice of Claim. If the amount of such claims are not known at the time of the delivery of the Notice of Claim, Briggs shall notify the Representative and the Escrow Agent of the amount of such claims when they are known.

              (b) If the Escrow Agent and Briggs shall not have received from the Representative prior to the thirtieth (30th) calendar day following the date of delivery of any Notice of Claim, a written notice from the Representative of the type contemplated by Section 5(c) of this Agreement, on the thirty-first
(31st) day or, if not a business day, on the next succeeding business day, the Escrow Agent shall withdraw from the Escrow Funds and pay to Briggs by certified check or wire transfer of immediately available funds to an account designated by Briggs an amount equal to the lesser of (i) the aggregate of the claims asserted in the Notice of Claim or (ii) the balance in the Escrow Funds on the date of payment; provided, that in the event the amount of such claims are not then known, such payment shall be made to Briggs if within thirty (30) calendar days after Briggs notifies the Representative and the Escrow Agent of the amount of such claim, Briggs and the Escrow Agent shall not have received from the Representative a written notice of the type contemplated by Section 5(c) of this Agreement to the effect that the Representative disputes the amount of one or more of the claims in the Notice of Claims. Any claim set forth in a Notice of Claim that is not specifically disputed in a written notice from the Representative of the type contemplated by Section 5(c) of this Agreement shall be paid by the Escrow Agent in accordance with the preceding sentences even though a notice of dispute might have been received by the Escrow Agent with respect to other claims set forth in Briggs's Notice of Claim.

              (c) The Representative may deliver to the Escrow Agent and Briggs, prior to the thirtieth (30th) calendar day following the date of delivery of the above Notice of

Claim, a written notice to the effect that the Representative disputes the fact or amount of any one or more of the claims asserted in Briggs's Notice of Claim. If such notice of dispute from the Representative is delivered to the Escrow Agent and Briggs within such time period, then the Escrow Agent shall refrain from making any disbursement from the Escrow Funds of the amount or amounts specifically disputed in the notice of dispute from the Representative until directed to do so by: (i) a written authorization signed by the Representative and Briggs describing the resolution of the matter by such parties, which authorization shall set forth the amount of the Escrow Funds to be distributed to Briggs, or (ii) a certified copy of a final judgment of a court of competent jurisdiction, provided, however, that a certified copy of a final judgment shall serve as a valid determination only if the time for appeal has expired and no appeal has been perfected or all appeals have been exhausted or no right of appeal exists. Any distribution of Escrow Funds to Briggs in accordance with this Section 5(c) shall be made by certified check or wire transfer of immediately available funds to an account designated by Briggs.

              (d) On September 30, 2002 (the "Termination Date") all Escrow Funds in excess of that which the Escrow Agent is or may be required to pay in respect of claims asserted in any Notice of Claim which has not theretofore been paid or otherwise resolved, shall be distributed in accordance with instructions delivered to the Escrow Agent by the Representative; provided, that in the event a Notice of Claim has been asserted and the amount of such claim is not known, no Escrow Funds shall be released except in accordance with the following sentence. Any Escrow Funds which are not distributed in accordance with the preceding sentence shall be retained by the Escrow Agent until such time as any and all such claims of Briggs which have not been paid or otherwise resolved on or prior to the Termination Date shall have been paid or otherwise resolved in accordance with this Section 5, at which time all of the remaining Escrow Funds then held by the Escrow Agent shall be distributed in accordance with instructions delivered to the Escrow Agent by the Representative.

              (e) No release of Escrow Funds hereunder shall limit Briggs's right to seek payment from the Shareholders, which shall only be limited in the manner set forth in the Merger Agreement.

         6. Duties of the Escrow Agent. The Escrow Agent hereby accepts its obligations under this Agreement, and represents that it has the legal power and authority to enter into this Agreement and perform its obligations hereunder. The Escrow Agent further agrees that all Escrow Funds held by the Escrow Agent hereunder shall be segregated from all other property held by the Escrow Agent and shall be identified as being held in connection with this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the Escrow Agent. The Escrow Agent agrees that its documents and records with respect to the transactions contemplated hereby will be available for examination by authorized representatives of Briggs and by the Representative.

         7. Conditions to Responsibilities of Escrow Agent. Acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall define the rights, duties and immunities of the Escrow Agent:

              (a) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement. [EXCEPT FOR THE SERVICES IT [WILL/MAY] RENDER AS THE PAYING AGENT,] the Escrow Agent shall not have any duty or responsibility for or with respect to the Merger Agreement or any related undertaking and shall in no way be bound or obligated by the terms thereof.

              (b) The Escrow Agent shall not be responsible for any failure or inability of Briggs, GPP, the Representative or a Shareholder to comply with any of the provisions of any other agreement to which they may be parties.

              (c) Briggs and the Indemnifying Shareholder shall, jointly and severally, reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense, including but not limited to attorneys' fees and disbursements arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement or its defending against any claim or liability arising out of or relating to this Agreement, other than claims, losses, expenses or liabilities established to have arisen out of the negligence or willful misconduct of the Escrow Agent. Any claim against the Indemnifying Shareholder under this Section 7(c) shall first be paid out of the Escrow Interest and to the extent Escrow Interest is not available therefor the Indemnifying Shareholder shall be responsible for any additional amounts due; provided that nothing in this sentence shall prevent the Indemnifying Shareholder from seeking contribution from the other Shareholders for such amounts.

              (d) The Escrow Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document which the Escrow Agent in good faith believes to be genuine and to have been signed or presented by the proper party or parties.

              (e) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake, in fact or law, or for anything else which it may do or refrain from doing in connection herewith, except for its own negligence or willful misconduct.

              (f) The Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.

              (g) In the event of any dispute hereunder, the Escrow Agent shall have the right (but shall not be obligated) to pay into court the entire balance of Escrow Funds and thereafter be absolved of any further duty or obligation hereunder with respect to the Escrow Funds.

         8. Compensation. The Escrow Agent shall be paid a fee of $_______ for its services to be rendered hereunder and shall be reimbursed for all reasonable out-of-pocket expenses incurred by it in connection with the performance of its duties hereunder. Briggs shall be responsible for fifty percent (50%) of such fees and expenses and the Shareholders shall be responsible for fifty percent (50%) of such fees and expenses. The Shareholders' portion of such fees and expenses shall be paid first from the Escrow Interest and to Escrow Interest is not available therefor the Indemnifying Shareholder shall be responsible for any additional amounts due hereunder; provided that nothing in this sentence shall prevent the Indemnifying Shareholder from seeking contribution from the other Shareholders for such amounts.

         9. Resignation of the Escrow Agent; Appointment of Successor. The Escrow Agent acting at any time hereunder may resign at any time by giving ten days' prior written notice of resignation to Briggs and the Representative, such resignation to be effective on the date specified in such notice. In addition, Briggs and the Representative may jointly cause the removal of the Escrow Agent at any time upon the giving of ten days' written notice. In either event Briggs and the Representative shall appoint as successor Escrow Agent a bank or trust company mutually satisfactory to them by a written instrument delivered to each of the retiring Escrow Agent and the successor Escrow Agent, and upon such appointment and its acceptance thereof, the successor Escrow Agent shall succeed to all the rights and obligations of the retiring Escrow Agent as of the effective date of resignation or removal as though it had been originally named herein, the retiring Escrow Agent shall be discharged from all duties and obligations thereafter arising or accruing hereunder, and the retiring Escrow Agent shall duly transfer and deliver the Escrow Funds to the successor Escrow Agent. After any retiring Escrow Agent's resignation or removal hereunder, the provisions of this Agreement shall continue to apply as to any actions taken, omitted or suffered by it while it was the Escrow Agent hereunder.

         10. Amendment. This Agreement may be amended or terminated only by a written agreement signed by each of the Escrow Agent, Briggs and the Representative.

         11. Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

             If to Briggs:                   Briggs & Stratton Corporation
                                             Attn:  John S. Shiely
                                             12301 W. Wirth Street
                                             Wauwatosa, WI 53222
                                             Facsimile: 414-259-5773

             With a copy to:                 Quarles & Brady LLP
                                             Attn: Kathryn M. Buono
                                             411 E. Wisconsin Avenue
                                             Milwaukee, WI 53202
                                             Facsimile: 414-271-3552

             And to:                         Briggs & Stratton Corporation
                                             Attn: Robert Heath
                                             12301 W. Wirth Street
                                             Wauwatosa, WI  53222
                                             Facsimile: 414-479-1245

             If to the Representative:       The Beacon Group III-Focus Value
                                                Funds, L.P.
                                             Attn: Eric Wilkinson
                                             J.P. Morgan Partners
                                             1221 Avenue of the Americas,
                                                40th Floor
                                             New York, NY  10020
                                             Facsimile: 212-899-3943

             With a copy to:                 Simpson Thacher & Bartlett
                                             Atttn: William E. Curbow
                                             425 Lexington Avenue
                                             New York, NY 10017
                                             Facsimile: 212-455-2502

             If to the Escrow Agent:         __________________________
                                             __________________________
                                             __________________________
                                             __________________________

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Delivery to the Representative shall constitute delivery to all Shareholders. Any person may change its address for the purposes of this agreement by giving notice thereof in accordance with this Section.

         12. Governing Law. This Agreement is being delivered and is intended to be performed in the State of Wisconsin and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Wisconsin.

         13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, written and oral. This Agreement may not be assigned by any party except: (a) with the prior written consent of the other parties; or (b) by Briggs to one or more direct or indirect wholly owned subsidiaries of Briggs or to any lender to Briggs, in each case consistent with the assignment provisions of the Merger Agreement and provided Briggs has similarly assigned its rights and obligations pursuant to the Merger Agreement to such subsidiary or lender, and provided further in each case that Briggs shall remain liable for the performance of its obligations under this Agreement.

         14. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

         15. Counterparts. This agreement may be executed in several counterparts, each of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                       BRIGGS & STRATTON CORPORATION



                                       By:_________________________________

                                       Title:______________________________


                                       THE BEACON GROUP III-FOCUS VALUE
                                       FUND, L.P., as the Representative

                                       By:  BEACON FOCUS VALUE FUND
                                            INVESTORS, LLC
                                            General Partner

                                       By: ________________________________
                                           Eric Wilkinson

                                       Title: _____________________________


                                       [ESCROW AGENT]


                                       By:_________________________________

                                       Title:______________________________

                                                                       EXHIBIT 5

                             GPP CLOSING CERTIFICATE

         I, _________________________, hereby certify that:

         1. I am the duly elected, qualified and acting ______________ of Generac Portable Products, Inc., a Delaware corporation ("GPP").

         2. I am familiar with the terms of the Agreement and Plan of Merger dated as of March ___, 2001 by and among Briggs & Stratton Corporation, a Wisconsin corporation, GPP Merger Corporation, a Delaware corporation, GPP and The Beacon Group III-Focus Value Fund, L.P., a Delaware limited partnership (the "Merger Agreement").

         3. Except for matters which would cause a representation or warranty to not be true and correct solely as a result of actions taken by GPP or an Affiliate in compliance with their obligations pursuant to Article VII of the Merger Agreement and recognizing that for purposes of the condition set forth in
Section 8.3 to the Merger Agreement, a representation or warranty will be deemed to have changed in a material respect as a result of a Disclosure Schedule Change only if the Disclosure Schedule Change reflects a material substantive change, regardless of whether the quantity of items listed on the relevant Disclosure Schedule has materially increased or decreased: (a) the representations and warranties made by GPP in Section 4.1, Section 4.2 and
Section 4.3 of the Merger Agreement are true and correct in all respects on the date hereof without regard to any Disclosure Schedule Change (unless such representations and warranties relate to a specific earlier date, in which case such representations and warranties remain true and correct in all respects as of such earlier date) with the same force and effect as though said representations and warranties had been made on the date hereof; and (b) all of the other representations and warranties made by GPP in Article IV of the Merger Agreement are true and correct in all material respects on the date hereof without regard to any Disclosure Schedule Change (unless such representations and warranties relate to a specific earlier date, in which case such representations and warranties remain true and correct in all material respects as of such earlier date) with the same force and effect as though said representations and warranties had been made on the date hereof.

         4. GPP has performed and complied: (a) in all respects with all of its obligations under Section 2.6(b), Section 3.5 and Section 3.10 of the Merger Agreement which are to be performed or complied with by it prior to or on the date hereof; and (b) in all material respects with all of its obligations under the Merger Agreement which are to be performed or complied with by it prior to or on the date hereof.

         IN WITNESS WHEREOF, I have executed this Closing Certificate in my official capacity as of this ___ day of _______, 2001.

                                   GENERAC PORTABLE PRODUCTS, INC.

                                   By: ______________________________________

                                   Name: ____________________________________

                                   Title: ___________________________________

                  INDEMNIFYING SHAREHOLDER CLOSING CERTIFICATE

         I, _________________________, hereby certify that:

         1. I am the duly elected, qualified and acting _____________ of ______________________, the General Partner of The Beacon Group III - Focus Value Fund, L.P., a Delaware limited partnership (the "Indemnifying Shareholder").

         2. I am familiar with the terms of the Agreement and Plan of Merger dated as of March ___, 2001 by and among Briggs & Stratton Corporation, a Wisconsin corporation, GPP Merger Corporation, a Delaware corporation, Generac Portable Products, Inc., a Delaware corporation, and the Indemnifying Shareholder (the "Merger Agreement").

         3. The representations and warranties made by the Indemnifying Shareholder in Section 5.2 and Section 5.4 of the Merger Agreement are true and correct in all respects on the date hereof without regard to any Disclosure Schedule Change (unless such representations and warranties relate to a specific earlier date, in which case such representations and warranties remain true and correct in all respects as of such earlier date) with the same force and effect as though said representations and warranties had been made on the date hereof; and all of the other representations and warranties made by the Indemnifying Shareholder in Article V of the Merger Agreement are true and correct in all material respects on the date hereof without regard to any Disclosure Schedule Change (unless such representations and warranties relate to a specific earlier date, in which case such representations and warranties remain true and correct in all material respects as of such earlier date) with the same force and effect as though said representations and warranties had been made on the date hereof.

         4. The Indemnifying Shareholder has performed and complied: (a) in all respects with all of its obligations under Section 3.5 and Section 3.10 of the Merger Agreement which are to be performed or complied with by it prior to or on the date hereof; and (b) in all material respects with all of its obligations under the Merger Agreement which are to be performed or complied with by it prior to or on the date hereof.

         IN WITNESS WHEREOF, I have executed this Closing Certificate in my official capacity as of this ___ day of _______, 2001.

                                   THE BEACON GROUP III - FOCUS VALUE
                                   FUND, L.P.

                                   By: ______________________________________
                                       General Partner


                                   By: ______________________________________

                                   Name: ____________________________________

                                   Title: ___________________________________

                                                                       EXHIBIT 6

                           FORM OF GPP COUNSEL OPINION

         The following opinions shall be reflected in the GPP Counsel Opinion in substantially the form provided below and subject to reasonable qualifications, assumptions and limitations set forth therein:

         1. GPP is a corporation validly existing and in good standing under the law of the State of Delaware. GPPD is a corporation validly existing and in good standing under the law of the State of Delaware. GPPW is a corporation validly existing and in active status (meaning it has filed its annual report for the most recently completed report year and has not filed articles of dissolution) under the law of the State of Wisconsin. LLC is a limited liability company validly existing and in good standing under the law of the State of Delaware. The Indemnifying Shareholder is a limited partnership validly existing and in good standing under the law of the State of Delaware.

         2. GPP and each Affiliate have the requisite corporate or limited liability company power and authority to own, lease and operate their respective assets and properties and to conduct their respective businesses as, to our knowledge, they now conduct such businesses.

         3. Each of GPP and the Indemnifying Shareholder has the necessary corporate or partnership power and authority to enter into, execute and deliver the Agreement and the documents required thereby to which each is a party, to perform its respective obligations thereunder and to consummate the transactions contemplated thereby.

         4. The execution and delivery by each of GPP and the Indemnifying Shareholder of the Agreement and the documents required thereby to which GPP or the Indemnifying Shareholder is a party and the consummation by GPP and the Indemnifying Shareholder of the transactions contemplated thereby, have been duly authorized by all necessary corporate or partnership action on the part of GPP and the Indemnifying Shareholder, as the case may be.

         5. The Agreement and the documents required thereby to which GPP or the Indemnifying Shareholder is a party have been duly executed and delivered by GPP or the Indemnifying Shareholder, as the case may be, and constitute legal, valid and binding obligations of GPP and the Indemnifying Shareholder, as the case may be, enforceable against each of them in accordance with their respective terms.

         6. The execution and delivery of the Agreement by GPP and the Indemnifying Shareholder and the documents required thereby to which GPP or the Indemnifying Shareholder is a party do not, and the performance of the Agreement by GPP and the Indemnifying Shareholder will not, conflict with or violate: (a) the Certificate of Incorporation or Bylaws of GPP; (b) the _________________ or Limited Partnership Agreement of the Indemnifying Shareholder; (c) to our knowledge, the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law; or (d) any Contract listed on
SCHEDULE 1 attached hereto.

         7. SCHEDULE 2 attached hereto sets forth the entire authorized capital stock of GPP, GPPD and GPPW, and the entire authorized membership interests of LLC. To our knowledge, based solely upon a review of the corporate records of GPP made available to us, there are no outstanding subscriptions, warrants, options or other rights to acquire from GPP any of its capital stock, except as set forth in the Agreement and the Disclosure Schedule.

         8. The outstanding shares of GPP's, GPPD's and GPPW's common stock and the outstanding membership interests of LLC as shown on SCHEDULE 2 attached hereto have been duly authorized and validly issued and are fully paid and non-assessable except as set forth in Section 180.0622(2)(b) of the Wisconsin Statutes.

                                   SCHEDULE 1

[CONTRACTS 1, 2, 3, 4, 5 (IF GOVERNED BY NY LAW), 6, 7, AND 8 OF SCHEDULE II OF DISCLOSURE SCHEDULE]

                                                                       EXHIBIT 7

                             PAYING AGENT AGREEMENT

         THIS PAYING AGENT AGREEMENT (this "Agreement") is made as of ____________, 2001, by and among Briggs & Stratton Corporation, a Wisconsin corporation ("Briggs"), Generac Portable Products, Inc., a Delaware corporation ("GPP"), The Beacon Group III - Focus Value Fund, L.P. (in its capacity as representative of the Shareholders (as defined in the Merger Agreement), the "Representative," and in its individual capacity, the "Indemnifying Shareholder"), and ________________________, a __________________, in its
capacity as paying agent hereunder (in such capacity, the "Paying Agent").

                                    RECITALS

         A. Briggs, GPP Merger Corporation ("Acquisition"), GPP and the Indemnifying Shareholder are parties to an Agreement and Plan of Merger (the "Merger Agreement") dated as of March ____, 2001.

         B. The Merger Agreement contemplates and provides for the merger of Acquisition with and into GPP pursuant to which all of the outstanding shares of and warrants to purchase GPP's Common Stock will be converted into the right to receive cash and all of the issued and outstanding shares of Acquisition's common stock will be converted into shares of GPP's common stock.

         C. The Merger Agreement further contemplates and provides for the distribution of certain funds by the Paying Agent to the Shareholders of GPP and to the former holders of GPP stock options (the "Option Holders"). The parties wish to establish by means of this Agreement a procedure to provide for the orderly payment of such funds to the Shareholders and the Option Holders.

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

         1.    Delivery of Funds.

               (a) Briggs herewith deposits with the Paying Agent _____________________ Dollars ($_______) and the Paying Agent hereby acknowledges the receipt of such sum (the "Merger Deposit"). The Merger Deposit and all interest earned thereon is referred to as the "Merger Fund". The Paying Agent accepts the Merger Fund and agrees to hold the same in a separate and segregated account (the "Merger Account"), to invest and reinvest the Merger Fund, and to disburse the same in accordance with the terms of this Agreement.

               (b) Briggs shall deposit the Earnout (as defined in the Merger Agreement), if any and less any Offsets (as defined in the Merger Agreement), with the Paying Agent in accordance with Section 2.7(b) of the Merger Agreement (the "Earnout Deposit"). The Earnout Deposit and all interest earned thereon is referred to as the "Earnout Fund". The Paying Agent shall accept the Earnout Fund and agrees to hold the same in a separate and segregated account

(the "Earnout Account"), to invest the Earnout Fund, and to disburse the same in accordance with the terms of this Agreement.

         (c) Briggs shall deposit the aggregate Option Payments (as defined in the Merger Agreement), if any, with the Paying Agent in accordance with Section 2.7(b) of the Merger Agreement (the "Option Deposit"). The Option Deposit and all interest earned thereon is referred to as the "Option Fund". The Paying Agent shall accept the Option Fund and agrees to hold the same in a separate and segregated account (the "Option Account"), to invest the Option Fund, and to disburse the same in accordance with the terms of this Agreement.

         (d) The Merger Fund, the Earnout Fund and the Option Fund are referred to collectively herein as the "Funds."

     2. Investment. The Paying Agent may invest and reinvest all cash funds from time to time comprising the Funds in (i) demand deposits in any bank or trust company incorporated under the laws of the United States of America, any state thereof or the District of Columbia having a net worth in excess of $500 million; (ii) the _________________ money market fund; or (iii) such other investments as GPP and the Representative shall approve in writing. In the absence of any direction, the Paying Agent shall invest the Funds in accordance with Subsection (i) above.

     3. Merger Payment Statements. Schedule A attached hereto sets forth a complete list of the Shareholders and the portion of the Merger Deposit payable to each Shareholder. Upon receipt of a properly executed Merger Payment Statement (in the form of Schedule B attached hereto) from any Shareholder following the date hereof, the Paying Agent shall make payment to such Shareholder in accordance with the provisions of such Merger Payment Statement and Section 4 below.

     4.  Disbursements.

         (a) The amounts in the Merger Account from time to time shall be released and disbursed by the Paying Agent in the manner and under the circumstances hereinafter specified:

             (i) At any time following receipt of the Merger Deposit, the Paying Agent shall pay or cause to be paid to each Shareholder from whom it has received a properly executed Merger Payment Statement the portion of the Merger Deposit payable to such Shareholder as set forth in Schedule A.

             (ii) In no event shall the Paying Agent disburse any amount of the Merger Deposit allocable to a Shareholder until it receives from such Shareholder a Merger Payment Statement duly signed and otherwise in proper form.

             (iii) Any payment to be made to a Shareholder by the Paying Agent out of the Merger Fund shall be made as instructed by such Shareholder in such Shareholder's Merger Payment Statement.

              (iv) At any time after one year from the date hereof, Briggs, by notice to the Paying Agent, may require the Paying Agent to pay the remaining portion of the Merger Fund to GPP as provided in Section 2.5(c) of the Merger Agreement.

         (b) The amounts in the Earnout Account from time to time shall be released and disbursed by the Paying Agent in the manner and under the circumstances hereinafter specified:

              (i) Following calculation of the Earnout, the Representative shall deliver to the Paying Agent a notice (the "Earnout Notice") which sets forth the name of each Shareholder and the portion of the Earnout Deposit payable to each Shareholder. Following receipt of the Earnout Notice and the Earnout Deposit, and provided the Paying Agent has received a properly executed Merger Payment Statement from a Shareholder, the Paying Agent shall disburse to such Shareholder the amount set forth in the Earnout Notice.

              (ii) Any payment to be made to a Shareholder by the Paying Agent out of the Earnout Fund shall be made as instructed by such Shareholder in such Shareholder's Merger Payment Statement.

              (iii) At any time after one year from the date of receipt of the Earnout Deposit by the Paying Agent, Briggs, by notice to the Paying Agent, may require the Paying Agent to pay the remaining portion of the Earnout Fund to GPP as provided in Section 2.5(c) of the Merger Agreement.

         (c) The amounts in the Option Account shall be released and disbursed by the Paying Agent in the manner and under the circumstances set forth herein. Following the calculation of the aggregate Option Payments, the Representative shall deliver to the Paying Agent a notice (the "Option Notice") which sets forth the name and address of each Option Holder and the portion of the Option Deposit payable to each Option Holder. Following receipt of the Option Deposit, the Paying Agent shall disburse to such Shareholder the amount set forth in the Option Notice.

     5. Accounting. Within a reasonable time after delivery of the remainder of the Merger Fund in accordance with Section 4(a) hereof, delivery of the remainder of the Earnout Fund in accordance with Section 4(b) hereof, and disbursement of the Option Fund in accordance with Section 4(c) hereof, the Paying Agent shall deliver to Briggs and the Representative an accounting which shall consist of a statement of all receipts of and disbursements made from the Merger Account, the Earnout Account or the Option Account, as the case may be. Unless Briggs or the Representative shall object to such accounting within thirty (30) days after the date of the delivery of such accounting to it, the Paying Agent shall be discharged forever and absolutely from any and all liabilities and obligations whatsoever to Briggs, GPP or the Representative arising by virtue of this Agreement or the relevant Fund and in no event whatsoever shall the Paying Agent be required otherwise to account for, or give evidence of the fact, amount or propriety of, any disbursements made by it, except as provided in this Section 5, unless the Paying Agent shall have acted with negligence or willful misconduct. Any such objection to such accounting must be in writing and must be delivered or sent to the Paying Agent by registered or certified mail.

         6. Tax Information. The Paying Agent shall be responsible for the preparation of any required tax reports related to the Merger Account, the Earnout Account and the Option Account, and shall provide any necessary tax information to the parties.

         7. Conditions to Responsibilities of Paying Agent. Acceptance by the Paying Agent of its duties under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall define the rights, duties and immunities of the Paying Agent:

              (a) The duties and obligations of the Paying Agent shall be determined solely by the express provisions of this Agreement, and the Paying Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement. [EXCEPT FOR THE SERVICES IT [WILL/MAY] RENDER AS ESCROW AGENT,] the Paying Agent shall not have any duty or responsibility for or with respect to the Merger Agreement or any related undertaking and shall in no way be bound or obligated by the terms thereof.

              (b) The Paying Agent shall not be responsible for any failure or inability of Briggs, GPP, the Representative or a Shareholder to comply with any of the provisions of any other agreement to which they may be parties.

              (c) Briggs and the Shareholders shall, jointly and severally, reimburse and indemnify the Paying Agent for, and hold it harmless against, any loss, liability or expense, including but not limited to attorneys' fees and disbursements, arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement or its defending against any claim or liability arising out of or relating to this Agreement, other than claims, loss, expenses or liabilities established to have arisen out of the negligence or willful misconduct of the Paying Agent. Any claim made against the Shareholders under this Section 7(c) shall first be paid from any earnings on the escrow account established pursuant to the Merger Agreement and to the extent funds are not available thereunder the Indemnifying Shareholder shall be responsible for any additional amounts due hereunder; provided that nothing in this sentence shall prevent the Indemnifying Shareholder from seeking contribution from the other Shareholders for such amounts.

              (d) The Paying Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document which the Paying Agent in good faith believes to be genuine and to have been signed or presented by the proper party or parties.

              (e) The Paying Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake, in fact or law, or for anything else which it may do or refrain from doing in connection herewith, except for its own negligence or willful misconduct.

              (f) The Paying Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.

              (g) In the event of any dispute hereunder, the Paying Agent shall have the right (but shall not be obligated) to pay into court the entire Merger Fund, Earnout Fund or Option Fund and thereafter be absolved of any further duty or obligation hereunder with respect to such Fund.

         8. Compensation. The Paying Agent shall be paid the sum of $_______ for its services to be rendered hereunder and shall be reimbursed for all reasonable out-of-pocket expenses incurred by it in connection with the performance of its duties hereunder. Briggs shall be responsible for fifty percent (50%) of such fees and expenses and the Shareholders shall be responsible for fifty percent (50%) of such fees and expenses. The Shareholders' portion of such fees and expenses shall be paid first from any earnings on the escrow account established pursuant to the Merger Agreement and to the extent funds are not available thereunder the Indemnifying Shareholder shall be responsible for any additional amounts due hereunder; provided that nothing in this sentence shall prevent the Indemnifying Shareholder from seeking contribution from the other Shareholders for such amounts.

         9. Resignation of Paying Agent; Appointment of Successor. The Paying Agent acting at any time hereunder may resign at any time by giving ten days' prior written notice of resignation to Briggs and the Representative, such resignation to be effective on the date specified in such notice. In addition, Briggs and the Representative may jointly cause the removal of the Paying Agent at any time upon the giving of ten days' written notice. In either event Briggs and the Representative shall appoint as successor Paying Agent a bank or trust company mutually satisfactory to them by a written instrument delivered to each of the retiring Paying Agent and the successor Paying Agent, and upon such appointment and its acceptance thereof, the successor Paying Agent shall succeed to all the rights and obligations of the retiring Paying Agent as of the effective date of resignation or removal as though it had been originally named herein, the retiring Paying Agent shall be discharged from all duties and obligations thereafter arising or accruing hereunder, and the retiring Paying Agent shall duly transfer and deliver to the successor Paying Agent the Merger Account, the Earnout Account, the Option Account and any other property then held by the retiring Paying Agent hereunder. After any retiring Paying Agent's resignation or removal hereunder, the provisions of this Agreement shall continue to apply as to any actions taken, omitted or suffered by it while it was the Paying Agent hereunder.

         10. Amendment. This Agreement may be amended or terminated only by a written agreement signed by each of the Paying Agent, Briggs, GPP and the Representative.

         11. Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

         If to Briggs or GPP:         Briggs & Stratton Corporation
                                      Attn: John S. Shiely
                                      12301 W. Wirth Street
                                      Wauwatosa, WI 53222
                                      Facsimile: 414-259-5773

         With a copy to:              Quarles & Brady LLP
                                      Attn: Kathryn M. Buono
                                      411 E. Wisconsin Avenue
                                      Milwaukee, WI 53202
                                      Facsimile: (414) 271-3552

         And to:                      Briggs & Stratton Corporation
                                      Attn: Robert Heath
                                      12301 W. Wirth Street
                                      Wauwatosa, WI  53222
                                      Facsimile: 414-479-1245

         If to the Representative:    The Beacon Group III-Focus Value Fund,
                                         L.P.
                                      Attn: Eric Wilkinson
                                      J.P. Morgan Partners
                                      1221 Avenue of the Americas, 40th Floor
                                      New York, NY  10020
                                      Facsimile: 212-899-3943

         With a copy to:              Simpson Thacher & Bartlett
                                      Attn: William E. Curbow
                                      425 Lexington Avenue
                                      New York, NY 10017
                                      Facsimile: 212-455-2502

         If to the Paying Agent:      ______________________________________
                                      ______________________________________
                                      ______________________________________
                                      ______________________________________

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Delivery to the Representative shall constitute delivery to all Shareholders. Any person may change its address for the purposes of this agreement by giving notice thereof in accordance with this Section.

         12. Governing Law. This Agreement is being delivered and is intended to be performed in the State of Wisconsin and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Wisconsin.

         13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, written and oral. This Agreement may not be assigned by any party except: (a) with the prior written consent of the other parties; or (b) by Briggs to one or more direct or indirect wholly owned subsidiaries of Briggs or to any lender to Briggs, in each case consistent with the assignment provisions of the Merger Agreement and provided Briggs has similarly assigned its rights and obligations pursuant to the Merger Agreement to such subsidiary or lender, and provided further in each case that Briggs shall remain liable for the performance of its obligations under this Agreement.

         14. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

         15. Counterparts. This agreement may be executed in several counterparts, each of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

                              BRIGGS & STRATTON CORPORATION


                              By:__________________________________
                              Title:_______________________________

                              GENERAC PORTABLE PRODUCTS,
                              INC.


                              By:__________________________________
                              Title:_______________________________

                              THE BEACON GROUP III-FOCUS VALUE FUND,
                              the Indemnifying Shareholder and as the
                              Representative

                              By:  BEACON FOCUS VALUE FUND
                                   INVESTORS, LLC, General Partner

                              By: ________________________________
                                   Eric Wilkinson

                              Title:_______________________________

                              [PAYING AGENT]


                              By:__________________________________
                              Title:_______________________________

                                                                       EXHIBIT 8

                         CRITERIA FOR OBSOLETE INVENTORY

Obsolete Inventory shall be determined based upon the following procedures:

For production parts:

         1. A listing of Inventory by part number showing on-hand quantities will be generated as of the Effective Time of Merger.

         2. GPP will track quantity usage by part number for the period from the Effective Time of Merger to June 30, 2002. This quantity usage will be subtracted from the on-hand quantity indicated in 1. above.

                  a. To the extent the difference between the on-hand quantity and quantity usage is zero or negative, the part will be deemed not to be obsolete.

                  b. To the extent the difference between the on-hand quantity and quantity usage is a positive number, expected usage for the following ten months, as indicated in GPP's MRP system, will be subtracted from the on-hand quantity. GPP will only include reasonable requirements in its MRP system. To the extent that this difference remains positive, the difference will be deemed to be obsolete Inventory.

                  c. The quantity of obsolete Inventory will be costed using the same cost per unit as used in costing the Inventory as of the Effective Time of Merger, less the net realizable value of such Inventory.

For service parts

         1. A listing of Inventory by part number showing on-hand quantities will be generated as of the Effective Time of Merger.

         2. GPP will track quantity sold by part number for the period from the Effective Time of Merger to June 30, 2002. This quantity sold will be subtracted from the on-hand quantity indicated in 1. above.

                  a. To the extent the difference between the on-hand quantity less the quantity sold is zero or negative, the part will be deemed not to be obsolete.

                  b. To the extent the difference between the on-hand quantity less the quantity sold is a positive number, a calculation of years sales on-hand will be made and evaluated in connection with historical on-hand quantities in GPP and Briggs service operations. Inventory quantities in excess of historical service part requirements will be deemed to be obsolete.

                  c. Any Inventory deemed to be obsolete Inventory will be costed using the same cost per unit as used in costing the Inventory as of the Effective Time of Merger, less the net realizable value of such Inventory.

General

The costed obsolete Inventory calculated pursuant to the above procedure for production and service parts will be compared to Inventory obsolescence reserves recorded at the Effective Time of Merger.


                                     - 2 -